UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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MONSANTO COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 9, 2004

Dear Shareowner:

You are cordially invited to attend the Company’s Annual Meeting of Shareowners on January 20, 2005. We will hold the meeting at 1:30 p.m. Central Standard Time in K Building at the Company’s Creve Coeur Campus, 800 North Lindbergh Boulevard, St. Louis County, Missouri. A map with directions to the Company’s Creve Coeur Campus can be found near the back of the proxy statement which accompanies this letter.

In connection with the meeting, we enclose a notice of the meeting, a proxy statement and a proxy card. Detailed information relating to the Company’s activities and operating performance is contained in our 2004 Annual Report to Shareowners, which is also enclosed.

If you hold your shares directly in your name as a shareowner of record, an admission ticket is attached to your proxy card. If you plan to attend the annual meeting, please vote your proxy but keep the admission ticket and bring it with you to the meeting. If your shares are held in the name of a bank, broker or other holder of record, you must present proof of your ownership, such as a bank or brokerage account statement, to be admitted to the meeting. Shareowners must also present a form of personal identification in order to be admitted to the meeting.

Whether or not you plan to attend the Annual Meeting of Shareowners, we encourage you to vote your shares. You may vote via Internet, by telephone, by mail or in person at the meeting. Please note that if your shares are held in the name of a broker or other nominee and you have elected to receive shareowner communications and submit voting instructions via the Internet, you will not receive a proxy card.

The Company will make available an alphabetical list of shareowners entitled to vote at the meeting, for examination by any shareowner during ordinary business hours, at the Company’s Shareowner Services Department, located in E Building at the Creve Coeur Campus, from January 10, 2005 until the meeting.

On behalf of the entire board, we look forward to seeing you at the meeting.

Sincerely,

Hugh Grant
Chairman of the Board of Directors,
President and Chief Executive Officer

APPENDICES

Information Regarding Our Formation	A
Audit and Finance Committee Charter	B
Monsanto Company 2005 Long-Term Incentive Plan	C
Summary Description of Agreements Between Monsanto and Pharmacia	D
Audit and Finance Committee; Audit and Non-Audit Services Pre-Approval Policy	E
Board of Directors Independence Standards	F
Board of Directors Desirable Characteristics of Directors	G

NOTICE OF
ANNUAL MEETING OF SHAREOWNERS
JANUARY 20, 2005

The Annual Meeting of Shareowners of Monsanto Company will be held in K Building at the Company’s Creve Coeur Campus, 800 North Lindbergh Boulevard, St. Louis County, Missouri, on Thursday, January 20, 2005, at 1:30 p.m. Central Standard Time for the following purposes:

1.	To elect three directors to serve until our 2008 annual meeting;

2.	To ratify the appointment of Deloitte & Touche LLP as principal independent auditor for the year 2005;

3.	To approve the Monsanto Company 2005 Long-Term Incentive Plan;

4.	To vote on a shareowner proposal requesting that the board review the Company’s policies for genetically engineered seed and report to shareowners;

5.	To vote on a shareowner proposal requesting that the board provide a report to shareowners regarding pesticides;

6.	To vote on a shareowner proposal regarding the adoption of a human rights policy and preparation of a report on the adoption and implementation of the policy;

7.	To vote on a shareowner proposal regarding animal testing; and

8.	To transact such other business as may properly come before the meeting.

By Order of the Board of Directors,
MONSANTO COMPANY

CHARLES W. BURSON
Secretary
St. Louis, Missouri
December 9, 2004

IMPORTANT NOTICE

Please Vote Your Shares Promptly

Questions and Answers

Q.	When and where is the annual meeting?

We will hold the annual meeting of shareowners on Thursday, January 20, 2005, at 1:30 p.m. Central Standard Time in K Building at the Company’s Creve Coeur Campus, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167. A map with directions to the meeting can be found near the back of the proxy statement.

Q.	Who is entitled to vote at the meeting?

You are entitled to vote at the meeting if you owned shares as of the close of business on November 22, 2004, the record date for the meeting.

Q.	What am I being asked to vote on at the meeting?

We are asking our shareowners to elect directors, to ratify the appointment of our independent auditor, to approve the Monsanto Company 2005 Long-Term Incentive Plan and to vote on four shareowner proposals.

Q.	What vote of the shareowners is needed?

Each share of our common stock is entitled to one vote with respect to each matter on which it is entitled to vote. Our directors are elected by a plurality of votes, which means that the nominees who receive the greatest number of votes will be elected. Under our by-laws, a majority of the shares present at the meeting in person or by proxy is required for approval of all other items. However, the approval of the 2005 Long-Term Incentive Plan is subject to an additional approval requirement set by the New York Stock Exchange (“NYSE”). The minimum vote which will constitute shareowner approval for NYSE purposes is defined as a majority of votes cast on a proposal, provided that the total vote cast on the proposal represents more than 50% in interest of all shares entitled to vote thereon.

Q.	Can I vote by telephone or over the Internet?

Most shareowners have a choice of voting in one of four ways: via Internet, telephone, mail or in person at the meeting. Please read the instructions attached to the proxy card or the information sent by your broker or bank.

Q.	Where can I get additional copies of the proxy materials and/or get assistance in voting my shares?

To get additional copies of proxy materials or help in voting your shares, please feel free to call Mellon Investor Services, LLC at (888) 725-9529 or (201) 329-8660.

Q.	What do I do if my shares of common stock are held in “street name” at a bank or brokerage firm?

If your shares are held in street name by a bank or brokerage firm as your nominee, your bank or broker will send you a separate package describing the procedure for voting your shares. You should follow the instructions provided by your bank or brokerage firm.

Q.	What happens if I return my signed proxy card but forget to indicate how I want my shares of common stock voted?

If you sign, date and return your proxy and do not mark how you want to vote, your proxy will be counted as a vote “FOR” all of the nominees for directors, “FOR” the ratification of our independent auditors, “FOR” the approval of the 2005 Long-Term Incentive Plan and “AGAINST” the four shareowner proposals.

Q.	What happens if I do not instruct my broker how to vote or if I mark “abstain” on the proxy?

Under our by-laws, if you mark your proxy “abstain,” your vote will have the same effect as a vote against the proposal or the election of the applicable director. If you do not instruct your broker how to vote, your broker will vote your shares for you at his or her discretion on routine matters such as the election of directors or ratification of auditors. Broker non-votes have the same effect as votes cast against a particular proposal, except for purposes of approval of the 2005 Long-Term Incentive Plan proposal under the listing standards of the New York Stock Exchange. For approval of the 2005 Long-Term Incentive Plan proposal, abstentions and broker non-votes will be excluded from the tabulation of votes cast, and therefore will not affect the outcome of the vote. Such abstentions and broker non-votes could, however, result in a failure to obtain total votes cast representing more than 50% in interest of all shares entitled to vote thereon.

Q.	Can I change my voting instructions before the meeting?

Except with respect to voting instructions for shares held in the Company’s Savings and Investment Plan, you can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote), by delivering a written revocation of your proxy to the Secretary of Monsanto, or by voting at the meeting. Voting instructions with respect to shares held in the Company’s Savings and Investment Plan cannot be revoked or changed after 10:00 p.m. Central Standard Time on January 17, 2005. The method by which you vote by a proxy will in no way limit your right to vote at the meeting if you decide to attend in person. If your shares are held in the name of a bank or brokerage firm, you must obtain a proxy, executed in your favor, from the bank or broker, to be able to vote at the meeting.

Q.	Will I have access to the proxy statement over the Internet?

Yes. In addition to receiving paper copies of the proxy statement and annual report in the mail, you can view these documents over the Internet by accessing our website at http://www.monsanto.com and clicking on the “Investor Information” tab at the top of the page. Information on our website does not constitute part of this proxy statement. You can choose to view future proxy statements and annual reports over the Internet instead of receiving paper copies by mail. Please read the instruction letter accompanying this proxy statement for detailed information regarding these procedures.

Q.	What do I need to do if I plan to attend the meeting in person?

If you plan to attend the annual meeting and you hold your shares directly in your name, please vote your proxy but keep the admission ticket attached to your proxy card and bring it with you to the meeting. If your shares are held in the name of a bank, broker or other holder of record, you must present proof of your ownership, such as a bank or brokerage account statement, to be admitted to the meeting. In addition, if your shares are held in the name of a bank or brokerage firm, you must obtain a proxy, executed in your favor, from the bank or broker, to be able to vote at the meeting. Shareowners must also present a form of personal identification in order to be admitted to the meeting.

PROXY STATEMENT

The board of directors of Monsanto Company is soliciting proxies from its shareowners in connection with the Company’s Annual Meeting of Shareowners to be held on Thursday, January 20, 2005, and at any and all adjournments thereof. The meeting will be held at 1:30 p.m. Central Standard Time in K Building at the Company’s Creve Coeur Campus, 800 N. Lindbergh Boulevard, St. Louis County, Missouri.

If you plan to attend the meeting in person and you hold your shares directly in your name as a shareowner of record, an admission ticket is attached to your proxy card. Please vote your proxy but keep the admission ticket and bring it with you to the meeting. If your shares are held in the name of a bank, broker or other holder of record, you must present proof of your ownership, such as a bank or brokerage account statement, to be admitted to the meeting. In addition, if your shares are held in the name of a bank or brokerage firm, you must obtain a proxy, executed in your favor, from the bank or broker, to be able to vote at the meeting. Shareowners must also present a form of personal identification in order to be admitted to the meeting.

We first began delivering to all shareowners of record this proxy statement, the accompanying form of proxy and the Company’s 2004 Annual Report to Shareowners on December 9, 2004.

Information Regarding Our Formation

Prior to September 1, 1997, a corporation that was then known as Monsanto Company (“Former Monsanto” or “old Monsanto”) operated an agricultural products business (the “Ag Business”), a pharmaceuticals and nutrition business (the “Pharmaceuticals Business”) and a chemical products business (the “Chemicals Business”). Former Monsanto is today known as Pharmacia Corporation (“Pharmacia”). Pharmacia is now a wholly owned subsidiary of Pfizer, Inc., which together with its subsidiaries operates the Pharmaceuticals Business. Our business consists of the operations, assets and liabilities that were previously the Ag Business. Solutia Inc. (“Solutia”) comprises the operations, assets and liabilities that were previously the Chemicals Business. The table provided in Appendix A sets forth a chronology of events that resulted in the formation of Monsanto, Pharmacia and Solutia as three separate and distinct corporations, and provides a brief background on the relationships among these three corporations.

Information Regarding Our Fiscal Year

In July 2003, we changed from a calendar year end to a fiscal year ending August 31. Consequently, the Company had an eight-month transition period from January 1, 2003 through August 31, 2003. The information in this proxy statement covers the full 12-month period beginning September 1, 2003 and ending August 31, 2004 (which we refer to in this proxy statement as our “2004 fiscal year”).

Shareowners Entitled To Vote

You are entitled to vote (in person or by proxy) at the annual meeting if you were a shareowner of record at the close of business on November 22, 2004. On November 22, 2004, 265,299,338 shares of our common stock were outstanding and entitled to vote and no shares of our preferred stock were outstanding. There is no cumulative voting with respect to the election of directors. Shareowners of record are entitled to one vote per share on all matters.

Proxies and Voting Procedures

Most shareowners have a choice of voting by completing a proxy/ voting instruction card and mailing it in the postage-paid envelope provided, by using a toll-free telephone number or by voting over the Internet. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The telephone and Internet voting facilities for the shareowners of record of all shares, other than those held in the Company’s Savings and Investment Plan, will close at 10 p.m. Central Standard Time on January 19, 2005. The Internet and telephone voting procedures are designed to authenticate shareowners by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you hold your shares in street name through a bank or broker, your bank or broker will send you a separate package describing the procedures and options for voting your shares.

If you participate in a Monsanto Stock Fund under the Company’s Savings and Investment Plan and had shares of the Company’s common stock credited to your account on November 22, 2004, you will receive a single proxy/voting instruction card with respect to all shares registered in the same name, whether inside or outside of the plan. If your accounts inside and outside of the plan are not registered in the same name, you will receive a separate proxy/voting instruction card with respect to the shares credited to your Savings and Investment Plan account. Voting instructions regarding plan shares must be received by 10:00 p.m. Central Standard Time on January 17, 2005, and all telephone and Internet voting facilities with respect to plan shares will close at that time.

Shares of common stock in the Company’s Savings and Investment Plan will be voted by The Northern Trust Company (“Northern”) as trustee of the plan. Plan participants in a Monsanto Stock Fund should indicate their voting instructions to Northern for each action to be taken under proxy by completing and returning the proxy/ voting instruction card, by using the toll-free telephone number or by indicating their instructions over the Internet. All voting instructions from plan participants will be kept confidential. If a participant fails to sign or to timely return the proxy/ voting instruction card or otherwise timely indicate his or her instructions by telephone or over the Internet, the shares allocated to such participant, together with unallocated shares, will be voted in accordance with the pro rata vote of the participants who did provide instructions.

Except with respect to voting instructions for shares held in the Company’s Savings and Investment Plan, you can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote), by delivering a written revocation of your proxy to our Secretary or by voting at the meeting. You can revoke your voting instructions with respect to shares held in the Company’s Savings and Investment Plan at any time prior to 10:00 p.m. Central Standard Time on January 17, 2005 by timely delivery of a properly executed, later-dated voting instruction card (or an Internet or telephone vote), or by delivering a written revocation of your voting instructions to Northern. The method by which you vote will in no way limit your right to vote at the meeting if you decide to attend in person. If your shares are held in the name of a bank or brokerage firm, you must obtain a proxy, executed in your favor, from the bank or broker to be able to vote at the meeting.

Your properly completed proxy/ voting instruction card will appoint Hugh Grant and Charles W. Burson as proxy holders or your representatives, or Northern as trustee of the Company’s Saving and Investment Plan, as the case may be, to vote your shares in the manner directed therein by you. Mr. Grant is the chairman of the board, president and chief executive officer of the Company. Mr. Burson is an executive vice president of the Company and our secretary and general counsel. Your proxy permits you to direct the proxy holders or to instruct Northern, as the trustee of the Company’s Saving and Investment Plan, as the case may be, to: (i) vote “for” or withhold your votes from particular nominees for director; (ii) vote “for,” “against” or “abstain” from the ratification of the appointment of Deloitte & Touche LLP as the Company’s principal independent auditor for the year 2005; (iii) vote “for,” “against” or “abstain” from the approval of the Monsanto Company 2005 Long-Term Incentive Plan; (iv) vote “for,” “against” or “abstain” from shareowner proposal one; (v) vote “for,” “against,” or “abstain” from shareowner proposal two; (vi) vote “for,” “against” or “abstain” from shareowner proposal three; and (v) vote “for,” “against” or “abstain” from shareowner proposal four.

All shares entitled to vote and represented by properly completed proxy/ voting instruction cards received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares are to be voted on a matter, the shares represented by your properly completed proxy/ voting instruction card will be voted “FOR” the nominees for director, “FOR” the ratification of the appointment of Deloitte & Touche LLP, “FOR” the approval of the Monsanto Company 2005 Long-Term Incentive Plan, and “AGAINST” the four shareowner proposals.

As far as the Company knows, the only matters to be brought before the annual meeting are those referred to in this proxy statement. As to any other matters presented at the annual meeting, the persons named as proxies may vote your shares in their discretion.

Required Vote

No business can be conducted at the annual meeting unless a majority of all outstanding shares entitled to vote are either present in person or represented by proxy at the meeting. A plurality of the shares present at the meeting in person or by proxy is required for the election of directors. Under our by-laws, the affirmative vote of a majority of the shares present at the meeting in person or by proxy is required for all other items. For this purpose, abstentions and votes withheld by brokers in the absence of instructions from street-name holders (broker non-votes) have the same effect as votes cast against a particular proposal.

New York Stock Exchange (“NYSE”) rules require a particular level of shareowner votes to approve the Monsanto Company 2005 Long-Term Incentive Plan. The minimum vote which will constitute shareowner approval for NYSE purposes is defined as a majority of votes cast on a proposal, provided that the total vote cast on the proposal represents more than 50% in interest of all shares entitled to vote thereon. For the purposes of approving this proposal under NYSE rules, abstentions and broker non-votes will be excluded from the tabulation of votes cast, and therefore will not affect the outcome of the vote (except to the extent such abstentions and broker non-votes result in a failure to obtain total votes cast on the proposal representing more than 50% in interest of all shares entitled to vote thereon).

In order for the Monsanto Company 2005 Long-Term Incentive Plan to be approved, the votes on the proposal must be sufficient to meet the approval requirements under both the Company’s by-laws and the rules of the NYSE.

Electronic Access to Proxy Materials and Annual Report

Shareowners may view this proxy statement and our 2004 Annual Report to Shareowners over the Internet by accessing our website at http://www.monsanto.com and clicking on the “Investor Information” tab at the top of the page. Information on our website does not constitute part of this proxy statement.

In addition, most shareowners can elect to receive future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a shareowner of record, you can choose this option and save the Company the cost of producing and mailing these documents by marking the appropriate box on your proxy card or by following the instructions provided if you vote over the Internet or by telephone. Please read the instruction letter accompanying this proxy statement for detailed information regarding these procedures. If you hold your shares through a bank or broker, please refer to the information provided by that entity for instructions on how to elect to receive future proxy statements and annual reports over the Internet.

Information Regarding Board of Directors and Committees

Composition of Board of Directors

Under the Company’s amended and restated certificate of incorporation, generally the number of directors of the Company is fixed, and may be increased or decreased from time to time by resolution of the board of directors. Currently, the board has fixed the number of directors at ten members. There is one vacancy to the board at this time and we are searching for a qualified individual to fill this vacancy. In the case of an appointment of a director or if there is a change in the number of directors, the number of directors in each class shall be apportioned as nearly equally as possible. The board of directors is divided into three classes, with terms expiring at successive annual meetings. The board has nominated three directors to be elected at the 2005 annual meeting to serve for a three-year term ending with the annual meeting to be held in 2008, until a successor is elected and has qualified, or until his earlier death, resignation or removal. Each nominee is currently a director of the Company.

The ages, principal occupations, directorships held and any other information with respect to our nominees and directors, and the classes into which they have been divided, are shown below as of November 19, 2004 except as otherwise noted. We expect one vacancy to remain after the annual meeting in the class whose term expires in 2006.

Nominees for Directors Whose Terms Expire at the 2008 Annual Meeting

John W. Bachmann	Principal Occupation: Senior Partner, Edward Jones First Became Director: May 2004 Age: 66
Senior Partner, Edward Jones, a major financial firm, since 2004; Managing Partner, Edward Jones, 1980-2004. Director: AMR Corporation.

William U. Parfet	Principal Occupation: Chairman and Chief Executive Officer, MPI Research, Inc. First Became Director: June 2000 Age: 58

Chairman and Chief Executive Officer of MPI Research, Inc., a pre-clinical toxicology and clinical pharmaceutical testing laboratory, since 1999; Co-Chairman of MPI Research, LLC, 1995-1999. Director: PAREXEL International Corporation, CMS Energy Corporation and Stryker Corporation.

George H. Poste, Ph.D., D.V.M.	Principal Occupation: Chief Executive, Health Technology Networks and Director, Arizona Biodesign Institute First Became Director: February 2003 Age: 60

Chief Executive of Health Technology Networks, a consulting group specializing in the application of genomics technologies and computing in healthcare, since 1999; Director of the Arizona Biodesign Institute, a combination of research groups at Arizona State University, since May 2003; Chief Science and Technology Officer, SmithKline Beecham, 1997-1999. Director: Exelixis, Inc. and Orchid BioSciences, Inc.

Directors Whose Terms Expire at the 2006 Annual Meeting

Hugh Grant	Principal Occupation: Chairman of the Board, President and Chief Executive Officer, Monsanto Company First Became Director: May 2003 Age: 46

Chairman of the Board of Monsanto Company since October 2003; President and Chief Executive Officer of Monsanto Company since May 2003; Executive Vice President and Chief Operating Officer, Monsanto Company, 2000-2003; Co-President, Agricultural Sector, old Monsanto Company, 1998-2000.

C. Steven McMillan	Principal Occupation: Chairman and Chief Executive Officer, Sara Lee Corporation First Became Director: June 2000 Age: 58

Chairman of the Board of Sara Lee Corporation, a global consumer packaged goods company, since October 2001, and Chief Executive Officer of Sara Lee Corporation since July 2000; President of Sara Lee Corporation 2000-July 2004; and President and Chief Operating Officer, Sara Lee Corporation, 1997-July 2000. Director: Sara Lee Corporation and Bank of America Corporation.

Robert J. Stevens	Principal Occupation: President and Chief Executive Officer, Lockheed Martin Corporation First Became Director: August 2002 Age: 53

President and Chief Executive Officer of Lockheed Martin Corporation, a high technology aerospace and defense company, since August 2004; President and Chief Operating Officer of Lockheed Martin, October 2000-August 2004; Chief Financial Officer of Lockheed Martin Corporation, 1999-2001; Vice President Strategic Development of Lockheed Martin Corporation, 1998-1999; President and Chief Operating Officer of the former Lockheed Martin Energy and Environmental Sector, 1998-1999; Director: Lockheed Martin Corporation.

Directors Whose Terms Expire at the 2007 Annual Meeting

Frank V. AtLee III	Principal Occupation: Retired President, American Cyanamid Company First Became Director: June 2000 Age: 64

Chairman of the board of directors, Monsanto Company, 2000-2003; Interim president and chief executive officer, Monsanto Company, December 2002- May 2003; Chair, Advisory Committee, Arizona Biodesign Institute, Arizona State University, 2002-2004; President of American Cyanamid Company, a major pharmaceutical company, 1993- January 1995; chairman of Cyanamid International, 1993-January 1995. Director: Antigenetics Inc. (Lead) and Nereus Pharmaceuticals, Inc.

Gwendolyn S. King	Principal Occupation: President, Podium Prose First Became Director: February 2001 Age: 64

President, Podium Prose, a speaker’s bureau and speechwriting service founded in 2000; Founding Partner, The Directors’ Council, a corporate board search firm, since October 2003; Senior Vice President, Corporate and Public Affairs, PECO Energy Company (formerly Philadelphia Electric Company), a diversified utility company, 1992-1998; Commissioner, Social Security Administration, 1989-1992. Director: Lockheed Martin Corporation and Marsh & McLennan Companies, Inc.

Sharon R. Long, Ph.D.	Principal Occupation: Professor of Biological Sciences and Dean of the School of Humanities and Sciences, Stanford University First Became Director: February 2002 Age: 53

Professor of Biological Sciences, Stanford University, since 1992; Dean of the School of Humanities and Sciences, Stanford University, since September 2001; Investigator of the Howard Hughes Medical Institute, conducting research at Stanford University, 1994-2001.

Board Meetings and Committees; Presiding Director

On October 14, 2003, the board of directors elected Mr. Grant to serve as chairman of the board. Concurrent with this action, the board amended its charter to establish the role of presiding director to be automatically filled by the chairman of the nominating and corporate governance committee.

Mr. Stevens is chairman of the nominating and corporate governance committee and therefore also serves as the presiding director. Key responsibilities of the presiding director include presiding at executive sessions of the board when the chairman and chief executive officer is not present. The board charter directs the non-management directors to meet in executive session following or in conjunction with each regular board meeting. In his role as presiding director, Mr. Stevens presides over these sessions. Additionally, the presiding director serves as a member of the executive committee, is available to consult with the chairman and chief executive officer about concerns of the board and is available for consultations with any of the senior executives of the Company as to any concerns such executives may have. Shareowners and other interested persons may contact Mr. Stevens directly by mail at the Office of the Presiding Director, Monsanto Company, 800 North Lindbergh Boulevard, Mail Stop A3NA, St. Louis, Missouri 63167.

The board of directors has adopted a policy that provides a process for shareowners to send communications to the board. Shareowners may contact the board of directors through our website at

http://www.monsanto.com or they may send correspondence to the board of directors at 800 North Lindbergh Boulevard, Mail Stop A3NA, St. Louis, Missouri 63167, c/o Charles W. Burson, our Secretary and General Counsel.

During the 2004 fiscal year, the board of directors met seven times and took two actions by unanimous written consent. All incumbent directors attended 75% or more of the aggregate meetings of the board and of the board committees on which they served during the period in which they held office during the 2004 fiscal year, except for Dr. Poste who attended 70% of the aggregate meetings. Dr. Poste was hospitalized due to an automobile accident during the July 21-22 board and committee meetings. If Dr. Poste would have been able to attend the July meetings as he had planned to do, he would have attended 75% of the aggregate meetings.

The board charter formally encourages directors to attend the annual meeting of shareowners. Last year five directors attended the annual meeting of shareowners.

Our board of directors has the following seven committees: (1) executive; (2) people and compensation; (3) audit and finance; (4) nominating and corporate governance; (5) public policy and corporate responsibility; (6) science and technology; and (7) restricted stock grant.

Executive Committee

Members: Messrs. Grant (Chair), Parfet and Stevens

Our executive committee has the powers of our board of directors in directing the management of our business and affairs in the intervals between meetings of our board of directors (except for certain matters otherwise delegated by our board of directors or which by statute, our amended and restated certificate of incorporation or our by-laws are reserved for our entire board of directors). Actions of the executive committee are reported at the next regular meeting of our board of directors. The executive committee met five times during the 2004 fiscal year and did not take any actions by unanimous written consent. Mr. AtLee was chairman of this committee until October 14, 2003, when he relinquished his committee membership upon the election of Mr. Grant as chairman of our board of directors and the election of Mr. Stevens as presiding director and member of this committee.

People and Compensation Committee

Members: Messrs. McMillan (Chair), Bachmann and Parfet and Ms. King

Our people and compensation committee is responsible for (i) establishing and reviewing our compensation policy for senior management and ensuring that our senior management is compensated in a manner consistent with that compensation policy; (ii) establishing and reviewing our overall compensation policy for all our employees and employees of our subsidiaries, other than senior management; (iii) approving, reviewing and monitoring our management succession plan; (iv) reviewing and monitoring our performance as it affects our employees and overall compensation policies for employees other than senior management; (v) establishing and reviewing our compensation policy for non-employee directors; (vi) performing or delegating, reviewing and monitoring all of our settlor functions with respect to each employee pension or welfare benefit plan sponsored by us or any of our subsidiaries; and (vii) producing an annual report on executive compensation for inclusion in our proxy statement. Pursuant to its charter, our people and compensation committee must be comprised of at least three members of the board of directors who, in the opinion of the board of directors, meet the independence requirements of the NYSE, are “non-employee directors” pursuant to Securities and Exchange Commission (“SEC”) Rule 16b-3 and are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). A copy of the people and compensation committee’s written charter is available on our website at http://www.monsanto.com.

Our people and compensation committee delegated to a committee composed of senior management authority to administer and interpret our long-term incentive plans, make grants and awards (other than awards of restricted stock) under the incentive plans, and approve and administer other compensation plans for all employees except those employees subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 or any officer to whom compensation paid by the Company is subject to the deduction limitations of Section 162(m) of the Code (we refer to these officers and employees collectively as “executive officers”). The people and compensation committee met seven times and took two actions by unanimous written consent during the 2004 fiscal year. Mr. Bachmann was appointed to the committee on July 20, 2004.

Audit and Finance Committee

Members: Messrs. Parfet (Chair), Bachmann, McMillan and Stevens

The audit and finance committee assists the Company’s board of directors in fulfilling its responsibility to oversee (i) the integrity of the Company’s financial statements; (ii) the qualifications and independence of our independent auditor; (iii) the performance of our independent auditor and internal audit staff; and (iv) the compliance by the Company with legal and regulatory requirements. A complete description of the committee’s responsibilities is set forth in the audit and finance committee’s written charter. A copy of this written charter is attached hereto as Appendix B. Pursuant to its charter, the audit and finance committee has the sole authority to appoint or replace the Company’s independent auditor, is required to approve all audit and non-audit engagements and services that are to be performed by the independent auditor and has the authority to retain special legal, accounting or other consultants to advise it. The charter also directs the audit and finance committee to ensure the rotation of audit partners of the independent auditor as required by law. The audit and finance committee met 11 times during the 2004 fiscal year and did not take any actions by unanimous written consent. Mr. Bachmann was appointed to the committee on May 4, 2004.

One of the requirements contained in the audit and finance committee charter is that all committee members meet the independence and experience requirements of the listing standards of the NYSE. We believe all members of the audit and finance committee meet the current listing standards of the NYSE pertaining to the independence and experience requirements of members of a company’s audit committee. Our board of directors has also determined that each of the members of the audit and finance committee is an “audit committee financial expert” for purposes of the rules of the SEC and is “independent,” as that term is used in Schedule 14A, Item 7(d)(3)(iv) under the Securities Exchange Act of 1934, as amended. In addition, under our audit and finance committee’s charter, no director may serve as a member of the audit and finance committee if he or she serves on the audit committees of more than two other public companies unless the board of directors determines that such simultaneous service would not impair his or her ability to serve effectively on our committee. The board of directors has determined that Mr. Parfet’s service on the audit committees of three of the public companies identified in his biography on page 4 hereof does not impair his ability to serve effectively on our audit and finance committee and that his continued service on our committee is in the best interests of the Company and its shareowners.

Nominating and Corporate Governance Committee

Members: Messrs. Stevens (Chair) and McMillan and Ms. King

Our nominating and corporate governance committee identifies and recommends individuals to our board of directors for nomination as members of the board and its committees. Our nominating and corporate governance committee also leads the board of directors in its annual review of the board’s performance, and develops and recommends to the board of directors a set of corporate governance principles for the Company. A complete description of the committee’s responsibilities is set forth in the nominating and corporate governance committee’s written charter. A copy of the charter is available on our website at http://www.monsanto.com.

The nominating and corporate governance committee will consider nominees recommended by shareowners for election to the board provided the names of such nominees, accompanied by relevant biographical information, are submitted in writing to the Secretary of the Company. When evaluating potential director candidates, the committee will take into consideration the qualifications set forth on Attachment B to the board of directors’ charter and corporate governance guidelines, which is attached as Appendix G hereto. The committee will also consider whether potential director candidates will likely satisfy the applicable independence standards for the board, the audit and finance committee, the people and compensation committee and this committee, as set forth in Attachment A to the corporate governance guidelines, which is attached hereto as Appendix F. The committee seeks input from other board members and senior management to identify and evaluate nominees for director and may hire a search firm or other consultant to assist in the process. A third-party search firm had been engaged to assist in identifying and evaluating potential candidates for our board of directors.

Pursuant to its charter, all three members of the nominating and corporate governance committee must meet the independence requirements contained in the listing standards of the NYSE. In addition, the chairman of the nominating and corporate governance committee will serve as the presiding director of the board and preside over executive sessions of non-management directors. The nominating and corporate governance committee met five times during the 2004 fiscal year and did not take any actions by unanimous written consent.

Public Policy and Corporate Responsibility Committee

Members: Ms. King (Chair), Dr. Poste, Dr. Long and Mr. AtLee

Our public policy and corporate responsibility committee reviews and monitors our performance as it affects communities, customers, other key stakeholders and the environment. This committee also reviews issues affecting the acceptance of our products in the marketplace, including issues of agricultural biotechnology and identifies and investigates significant emerging issues. The public policy and corporate responsibility committee met five times during the 2004 fiscal year and did not take any actions by written consent. Mr. AtLee was appointed to the committee on December 3, 2003.

Science and Technology Committee

Members: Dr. Long (Chair), Dr. Poste and Mr. AtLee

Our science and technology committee reviews and monitors our science and technology initiatives in areas such as technological programs, research, agricultural biotechnology and information technology. Our science and technology committee also identifies and investigates significant emerging science and technology issues. The science and technology committee met five times during the 2004 fiscal year and did not take any actions by written consent. Mr. AtLee was appointed to the committee on December 3, 2003.

Restricted Stock Grant Committee

Member: Mr. McMillan

Our restricted stock grant committee has the authority to award grants of restricted stock to all employees except executive officers. The committee determines the awards based upon recommendations by management. The restricted stock grant committee did not meet during our 2004 fiscal year, but took three actions by unanimous written consent.

Corporate Governance

We maintain a corporate governance page on our website which includes key information about our corporate governance initiatives, including our Board of Directors Charter and Corporate Governance Guidelines, our Code of Business Conduct, our Code of Ethics for the Chief Executive Officer and Senior Financial Officers and charters for the standing committees of the board of directors. The corporate governance page can be found at http://www.monsanto.com, by clicking on “Our Pledge,” and then “Corporate Governance.” Copies of these policies and codes can be obtained by any shareowner upon request by contacting the Office of the General Counsel, Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167.

Our policies and practices reflect corporate governance initiatives that comply with the listing requirements of the NYSE and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	Our board of directors has adopted clear corporate governance policies;
•	The charters of the board committees clearly establish their respective roles and responsibilities;
•	We have adopted categorical independence standards for determining director independence;
•	All members of the audit and finance committee, the people and compensation and committee, and the nominating and corporate governance committee are independent;
•	The non-management members of the board of directors meet regularly without the presence of management;
•	We have a clear code of business conduct and corporate governance applicable to our directors and employees that is monitored by our ethics office and is annually affirmed by our employees;

•	We have adopted a code of ethics that applies to our chief executive officer and the senior leadership of our finance department, including our chief financial officer and our controller;
•	Our internal audit function maintains critical oversight over the key areas of our business and financial processes and controls, and reports regularly to our audit and finance committee;
•	We have established a Global Business Conduct Office with working groups and facilitators in all parts of the world. Our code of business conduct has been translated into several languages and distribution to all employees was completed in the second quarter of fiscal year 2004;
•	We have an outsourced guidance line and website available worldwide for the receipt of complaints regarding accounting, internal controls and auditing matters, and have in place procedures for the anonymous submission of employee concerns regarding questionable accounting or auditing matters; and
•	We have instituted the following methods under which an employee may submit a complaint or question: private post office box; internal toll-free telephone number; and special e-mail mailbox dedicated to business conduct matters.

The board charter requires that not more than two members of the board will fail to meet the criteria for independence established by the NYSE. Based on the board’s categorical independence standards which are attached as Appendix F hereto, the following directors, which constitute a majority of the board, are independent pursuant to the rules of the NYSE: John W. Bachmann, Gwendolyn S. King; Sharon R. Long; C. Steven McMillan; William U. Parfet, George M. Poste; and Robert J. Stevens.

Compensation of Directors

Monsanto Company Long-Term Incentive Plan

At the time of our initial public offering in October 2000, we granted to each of Messrs. AtLee, McMillan and Parfet and to each of our then standing non-employee directors (defined as directors who were not then employed by us or Pharmacia) a stock option under the Monsanto Company Long-Term Incentive Plan (which we refer to in this proxy statement as the “2000 Amended Long-Term Incentive Plan”) to purchase 10,000 shares of our common stock at the initial public offering price that vested in 5,000 share increments during 2002 and 2003. The term of these options may not exceed ten years and may be exercisable for a shorter period as a result of a director’s death or termination of service. See footnote 1 to the “Aggregated Option Exercises in the 2004 Fiscal Year and Option Values on August 31, 2004” table at page 36 for a description of the accelerated vesting of these options upon a “change of control” (as defined in the 2000 Amended Long-Term Incentive Plan).

In connection with their respective appointments as directors, we granted to each of Ms. King and Dr. Long a 10,000 share stock option at the fair market value of our stock on the date of the grant having the same terms and provisions as the grants to the other non-employee directors. Similarly, in connection with their respective appointments as directors, we granted to each of Mr. Stevens and Dr. Poste a 10,000 share stock option at the fair market value of our stock on the date of grant having the same terms and provisions as the grants to the other non-employee directors, except that their options will vest in one installment on the respective third anniversary date of the grants.

At the time of his appointment as a director in May 2004, Mr. Bachmann received a grant of 3,000 shares of restricted stock at the fair market value of our stock on the date of the grant. Such award was made pursuant to the provisions of the Directors’ Plan as amended in December 2003, as described below, and granted under the 2000 Amended Long-Term Incentive Plan. The shares will fully vest on the third anniversary of the date of the grant.

Non-Employee Director Equity Compensation Plan

From September 1, 2003, the first day of our 2004 fiscal year, until December 3, 2003, the effective date of the amendment to our Non-Employee Director Equity Compensation Plan described below (which we refer to in this proxy statement as the “Directors’ Plan”), each of our non-employee directors earned a base retainer, pursuant to the Directors’ Plan, having an annualized value of $110,000. Additional retainers were also earned during this period having the following annualized values: (i) $40,000 by any non-employee chairman of our board of directors; (ii) $15,000 by each of the chairs of the audit and finance committee and the people and compensation committee; (iii) $10,000 by each of the chairs of all other committees; and (iv) $5,000 by each member of the audit and finance committee (other than the chair of that committee).

Half of the aggregate retainer for each director was payable in deferred common stock, and the remainder was payable, at the election of each director, in the form of non-qualified stock options, restricted common stock, deferred common stock, current cash and/or deferred cash.

On December 3, 2003, our board of directors amended the Directors’ Plan, effective as of that date. Pursuant to the amendment, the annualized value of the base retainer was raised to $130,000 and the annualized value of the additional retainers for each of the chair of the audit and finance committee, the chair of the people and compensation committee and the chair of the nominating and corporate governance committee (who is also our presiding director) was raised to $25,000. All other additional retainers remain as follows: (i) $10,000 to each of the chairs of all committees other than the audit and finance, people and compensation and nominating and corporate governance committees; and (ii) $5,000 to each member of the audit and finance committee (other than the chair of that committee). A non-employee chairman of the board of directors would continue to receive an additional retainer of $40,000. Half of the aggregate retainer for each director continues to be payable in deferred common stock. The remainder is payable, at the election of each director, in the form of restricted common stock, deferred common stock, current cash and/or deferred cash. A director no longer may elect to receive the remainder of the retainer in the form of non-qualified stock options. The amendment to the Directors’ Plan also provides that a non-employee director will receive a grant of 3,000 shares of restricted stock upon his or her commencement of service as a member of our board of directors, rather than a grant of 10,000 stock options. Finally, the amendment changed the plan year under the Directors’ Plan to coincide with the Company’s fiscal year ending August 31, made changes to the plan to reflect the change in the length of directors’ terms, clarified how retainers are to be computed when a director serves for less than a full plan year and when retainer amounts change during a plan year, and eliminated obsolete provisions of the plan document. Stock-based awards provided for under the terms of the Directors’ Plan continue to be automatically granted under the 2000 Amended Long-Term Incentive Plan.

Deferred Common Stock. Deferred common stock means shares of our common stock that are delivered at a specified time in the future. Under the Directors’ Plan, half of the annual retainer for each non-employee director is automatically paid in the form of deferred common stock. Earned shares of deferred common stock are credited in the form of hypothetical shares to a stock unit account in installments as of the last day of each calendar month during the plan year, but only if a director remains a member of the board or is entitled to any additional retainer on that day. No director has voting or investment power over any deferred shares until distributed in accordance with the terms of the Directors’ Plan, generally upon termination of service.

Non-Qualified Stock Options. Pursuant to the amendment to the Directors’ Plan, effective as of December 3, 2003, a director no longer may elect to receive any portion of the retainer in the form of non-qualified stock options. No director elected to receive any portion of his or her aggregate retainer in the form of non-qualified stock options prior to the amendment.

Restricted Stock. Restricted stock means shares of our common stock that vest in accordance with specified terms after they are granted. Dividends and other distributions are held in escrow to be delivered with the restricted stock as it vests. Any portions of a non-employee director’s annual retainer payable in the form of restricted stock vests in installments on the last day of each calendar month during a plan year, but only if the director remains a member of the board on that day or is entitled to any additional retainer. Any restricted stock granted to a non-employee director entitles the director to all rights of a shareowner with respect to common stock for all such shares issued in his or her name, including the right to vote the shares and to receive dividends or other distributions paid or made with respect to any such shares.

Cash/ Deferred Cash. Under the Directors’ Plan, any portion of a non-employee director’s annual retainer not paid in the form of deferred stock, options or restricted stock will be paid in cash, either monthly during the term or on a deferred basis, as elected by the director. Any deferred cash is credited to a cash account that accrues interest at the average Moody’s Baa Bond Index Rate, as in effect from time to time.

Other Compensation Arrangements

On July 13, 2000, we entered into a consulting agreement (“Original Consulting Agreement”) with Mr. AtLee, covering the period beginning on June 22, 2000 through the 2003 annual meeting of our shareowners (“Original Consulting Period”). Pursuant to this agreement, Mr. AtLee agreed to provide us with consulting services as requested by our board of directors or our chief executive officer, including advice regarding policies, long-term strategies and general business and industry issues, during the Original Consulting Period. In return, we agreed to pay Mr. AtLee a consulting fee of $400,000 per year, less the amount of the retainer fees he received as a member of the board under the Directors’ Plan (the net amount of this fee being referred to as the “Original Consulting Fee”). The Original Consulting Fee was not paid currently, but was credited to a deferred cash account for Mr. AtLee pursuant to the Directors’ Plan, which was further credited with interest at the Moody’s Baa Bond Index Rate. We also agreed to reimburse Mr. AtLee for expenses he incurred in providing services under the Original Consulting Agreement.

On February 24, 2003, following approval by our board of directors (Mr. AtLee abstaining), Mr. AtLee’s consulting agreement was amended effective as of December 18, 2002 (the “February 2003 Amendment”). Pursuant to the February 2003 Amendment, Mr. AtLee agreed to serve as the Company’s president and chief executive officer for an interim period commencing on December 18, 2002 and continuing through the effective date of the appointment by our board of directors of a new president and chief executive officer, which occurred on May 29, 2003 (“Interim CEO Consulting Period”). Pursuant to the February 2003 Amendment, Mr. AtLee’s deferred cash account was credited with a fee of $42,083.33 per month during the Interim CEO Consulting Period (in addition to the Original Consulting Fee). Thus, the total deferred compensation credited to his deferred cash account pursuant to the February 2003 Amendment and the Original Consulting Agreement for his services during the period from January 1, 2003 through May 29, 2003 was $306,411. Under the February 2003 Agreement, Mr. AtLee was eligible for a bonus payment for service as the Company’s interim president and chief executive officer during 2003 for “target-level” Company and individual performance as defined by the metrics of the Company’s 2003 Annual Incentive Plan. In January 2004, based on its evaluation of the performance of the Company and Mr. AtLee during the Interim CEO Consulting Period, the board of directors determined that Mr. AtLee would be paid a bonus in the amount of $600,000, and such amount was paid to him in March 2004. In addition, pursuant to the terms of the February 2003 Amendment, on February 19, 2003, we granted Mr. AtLee an option under the Company’s 2000 Amended Long-Term Incentive Plan to purchase 150,000 shares of our common stock having the same terms and provisions as option grants to the other non-employee directors except that Mr. AtLee’s option vested on February 19, 2004. Also pursuant to the February 2003 Amendment, during the Interim CEO Consulting Period, Mr. AtLee received reimbursement for reasonable living expenses, including transportation and an apartment, had use of the Company plane, and continued to participate in the Directors’ Plan. We also agreed to make Mr. AtLee whole for any state income taxes incurred in excess of the amount of state income taxes that would have been due and owing by him under the laws of the state of his primary residence had his interim president and chief executive officer services been rendered solely in that state.

On May 29, 2003, in connection with Mr. Grant’s election as president and chief executive officer of the Company, Mr. AtLee’s Original Consulting Agreement and February 2003 Agreement were amended to terminate the Interim CEO Consulting Period, effective as of that date, and extend the expiration of the Original Consulting Term (as amended by the February 2003 Agreement) to the earlier of the date of the annual meeting of shareowners occurring in 2004 or the date of his termination of service as Chairman of the Board (the “Extended Consulting Period”). During the Extended Consulting Period, Mr. AtLee again provided us with consulting services similar to those rendered during the Original Consulting Period, as requested by our board of directors or our chief executive officer. At the time we entered into the May 29, 2003 agreement, we paid Mr. AtLee $946,707, representing all of his deferred fees that had previously been credited to his deferred cash account and the accrued interest of $90,031 on that account. In addition, pursuant to the terms of the May 29, 2003 agreement, during the Extended Consulting Period, we paid to Mr. AtLee a consulting fee of $400,000 on an annualized basis, less the amount of the retainer fees he received as a member of the board under the Directors’ Plan, and reimbursed him for his customary and reasonable out-of-pocket expenses incurred in performing the consulting services. On October 14, 2003, as a result of Mr. Grant’s election as chairman of the board, the Extended Consulting Period terminated and Mr. AtLee ceased earning the consulting fees.

Compensation Committee Interlocks and Insider Participation

None of the members of the people and compensation committee is or has been an officer or employee of the Company or any of its subsidiaries. In addition, none of the members of the people and compensation committee had any relationships with the Company or any other entity that require disclosure under the proxy rules and regulations promulgated by the SEC. Ms. King serves as the chair of the compensation committee and the stock option subcommittee at Lockheed Martin.

Election of Directors (Proxy Item No. 1)

The shareowners are being asked to elect Mr. Bachmann, Mr. Parfet and Dr. Poste to terms ending with the annual meeting to be held in 2008, until a successor is elected and qualified or until his earlier death, resignation or removal. The board nominated Mr. Bachmann, Mr. Parfet and Dr. Poste for election at the 2005 meeting of shareowners upon the recommendation of the nominating and corporate governance committee. Each nominee is currently a director of the Company. Mr. Parfet and Dr. Poste are standing for re-election by shareowners. Mr. Bachmann, who was recommended by an executive officer as a candidate for the board, was appointed to fill a director vacancy in May 2004 by the board upon recommendation of the nominating and corporate governance committee. For more information regarding the nominees for director, see “Information Regarding Board of Directors and Committees” beginning at page 3.

We are also searching for a qualified person to add to our board of directors to fill a vacancy. Because this person was not known at the time this proxy statement was delivered to shareowners, our board of directors has determined to leave this seat vacant until an appropriate individual has been found. Proxies cannot be voted for a greater number of persons than the number of nominees named.

The board does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or for good cause will not serve, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee nominated by the board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

ALL OF THE NOMINEES FOR DIRECTOR.

Ratification of Independent Auditor (Proxy Item No. 2)

Our audit and finance committee, pursuant to its charter, has appointed Deloitte & Touche LLP as the Company’s principal independent auditor to examine the consolidated financial statements of the Company and its subsidiaries for our 2005 fiscal year.

While the audit and finance committee is responsible for the appointment, compensation, retention, termination and oversight of the independent auditor, the audit and finance committee and our board are requesting, as a matter of policy, that the shareowners ratify the appointment of Deloitte & Touche LLP as the Company’s principal independent auditor. The audit and finance committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareowners do not ratify the appointment, the audit and finance committee may investigate the reasons for shareowner rejection and may consider whether to retain Deloitte & Touche LLP or to appoint another auditor. Furthermore, even if the appointment is ratified, the audit and finance committee in their discretion may direct the appointment of a different independent auditor at any time during the year if they determine that such a change would be in the best interests of the Company and its shareowners.

A formal statement by representatives of Deloitte & Touche LLP is not planned for the annual meeting. However, Deloitte & Touche LLP representatives are expected to be present at the meeting and available to respond to appropriate questions. For a detailed listing of the fees expected to be billed to us by Deloitte & Touche LLP for professional services in the 2004 fiscal year, see “Committee Reports — Report of the Audit and Finance Committee” at page 44.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION

OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S PRINCIPAL
INDEPENDENT AUDITOR FOR OUR FISCAL YEAR 2005.

Approval of the Monsanto Company 2005 Long-Term Incentive Plan (Proxy Item No. 3)

Background

On October 12, 2004, our board of directors adopted the Monsanto Company 2005 Long-Term Incentive Plan (which we refer to in this proxy statement as the “2005 Plan”), subject to shareowner approval, which we are now seeking. The 2005 Plan is similar in purpose and design to the Monsanto Long-Term Incentive Plan (which we refer to in this proxy statement as the “2000 Amended Long-Term Incentive Plan”), which our then sole shareowner, Pharmacia Corporation (“Pharmacia”), first approved in 2000, with amendments being approved by our shareowners at the 2003 and 2004 annual meetings. In 2000, Pharmacia also approved the Monsanto Company Broad-Based Stock Option Plan (the “Broad-Based Plan”).

As of the end of our 2004 fiscal year, there were 19,340,095 shares of Monsanto common stock underlying outstanding stock options, 320,741 shares underlying outstanding restricted stock, restricted stock units, and director deferred stock units, and 7,717,908 shares remaining available for grant under our existing plans. On October 29, 2004, after our fiscal year-end but before the mailing of this proxy statement, the Company granted additional option and restricted stock unit awards representing 3,751,430 shares of Monsanto common stock. There were also exercises of stock options, forfeitures and grants of deferred shares in this interim period. As a result of these changes, as of November 1, 2004, there were 22,038,514 shares of Monsanto common stock subject to outstanding equity awards consisting of 21,637,747 stock options with a weighted average exercise price of $25.62 and weighted average remaining term of 7.97 years along with 400,767 full value awards. Additionally, 3,962,431 shares available for future awards under the 2000 Amended Long-Term Incentive Plan and 100 shares of Monsanto common stock remain available for grant under the Broad-Based Plan. It is anticipated that the additional shares authorized under the 2005 Plan, together with the shares remaining under the 2000 Amended Long-Term Incentive Plan, will enable the Company to provide sufficient grants of awards for the next three to four years.

Key strategic objectives in our compensation program are to closely align management’s interests with the long-term interests of our shareowners, and to encourage employees to behave like owners of the business by rewarding them when shareowner value is created. To this end, the Company has been closely monitoring its use of shares in line with those objectives. We monitor our simple overhang, which is calculated by dividing the sum of existing awards outstanding and shares available for grant by common shares outstanding; our fully diluted overhang, which is calculated by dividing the sum of existing awards outstanding and shares available for grant by the sum of common shares outstanding plus existing awards outstanding and shares available for grant; our gross run rate for share usage, which is calculated by dividing the number of shares granted per year by common shares outstanding at year-end; and our net run rate, which is calculated by dividing the number of shares granted per year minus forfeited shares by common shares outstanding at year-end.

As of November 1, 2004, 264,636,513 shares of Monsanto common stock were outstanding and, as noted above, 22,038,514 shares subject to outstanding equity awards and 3,962,531 shares available for future awards under existing plans. Thus, as of November 1, 2004, our fully diluted overhang was 9.0% and our simple overhang was 9.8%. If the 12 million share authorization request under the 2005 Plan is approved by our shareowners, and those additional shares would have been available for grant as of November 1, 2004, our fully diluted overhang would have increased to 12.6% and our simple overhang would have increased to 14.4% as of that date. Our gross run rate for fiscal year 2004 was 1.4% and our net run rate for fiscal year 2004 was 1.1%.

We believe that by allowing the Company to continue to offer its employees long-term performance-based compensation through the 2005 Plan, the Company will continue to be able to attract, motivate and retain experienced and highly qualified employees who will contribute to the Company’s financial success.

Key Features of the 2005 Plan

The 2005 Plan authorizes the grant of several types of stock-based awards, including incentive stock options (“ISOs”), non-qualified stock options (“NQSOs”), stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, unrestricted stock awards and cash awards and dividend and interest equivalent awards.

Some of the key features of the 2005 Plan include:

•	Term of Plan. The 2005 Plan becomes effective upon shareowner approval, and provides that no further grants under the 2005 Plan may be made after January 20, 2015, the tenth anniversary of the shareowner approval that we are seeking.

•	Authorized Shares. The total number of shares of common stock available for delivery pursuant to awards under the 2005 Plan over its entire term is 12 million, which represents approximately 4.5% of the Company’s common shares outstanding. The total number of shares of stock delivered pursuant to awards of restricted shares, restricted stock units and unrestricted shares may not exceed 75% of the total number of shares available for delivery under the 2005 Plan.

•	Minimum Vesting. The 2005 Plan provides for certain minimum vesting requirements that must be followed, except in the case of change of control of Monsanto. First, options that vest based solely upon continued employment or service may not vest sooner than one year after the grant date. Second, restricted stock awards, restricted stock units and unrestricted stock awards that vest solely based upon continued employment or service may not vest more rapidly than in three pro-rata annual installments. Finally, restricted stock awards, restricted stock units and unrestricted stock awards that vest upon the attainment of performance goals must provide for a performance period of at least 12 months.

•	No Discount Stock Options. The 2005 Plan prohibits the grant of a stock option with an exercise price less than the fair market value of our stock on the date of grant.

•	No Repricing of Stock Options. No amendments to the 2005 Plan will permit the Company to reprice any outstanding option or stock appreciation right without the prior approval of shareowners.

Other Material Features of the 2005 Plan

A summary of the additional material features of the 2005 Plan is set forth below. The summary descriptions, in addition to the 2005 Plan highlights described above are qualified in their entirety by the full text of the 2005 Plan included as Appendix C to this proxy statement.

Administration

The people and compensation committee of our board of directors generally administers the 2005 Plan, although our board of directors may exercise that authority itself or delegate administrative powers under the 2005 Plan to another board committee. In addition, the people and compensation committee generally may delegate its authority to one or more committees and/or to senior managers, to the extent permitted by law, and except for matters affecting any executive officers. All such delegations must be made in accordance with Delaware law. All determinations involving awards that are intended to be exempt from the deduction limitations of Section 162(m) of the Code must be made by our people and compensation committee or another committee of outside directors meeting the requirements for the performance-based compensation exception. Determinations of our people and compensation committee or its delegates concerning any matter arising in connection with the 2005 Plan are final, binding and conclusive on all interested parties. Such determinations include such matters as determining the awards that will be made under the 2005 Plan, interpretation of plan provisions, and decisions to accelerate vesting or waive forfeiture of any award.

Persons Eligible for Grants

Our people and compensation committee or its delegate or our restricted stock grant committee may grant awards under the 2005 Plan to any of our directors (including awards to non-employee directors under the Directors’ Plan) and to any employees of the Company or any affiliate of the Company. As of the date hereof, approximately 12,500 people are eligible to participate under the 2005 Plan. The 2005 Plan provides that in any three-year period, the total number of shares for which awards may be made to any one participant cannot exceed 3,385,125, which is the same limitation used in the 2000 Amended Long-Term Incentive Plan and which represents 15% of the total number of shares originally available for delivery pursuant to awards under the 2000 Amended Long-Term Incentive Plan.

Types of Awards

In addition to cash awards as described below, the 2005 Plan authorizes the grant of several types of stock-based awards, including ISOs, NQSOs, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, unrestricted stock awards and dividend and interest equivalent awards. Awards made under the Directors’ Plan after August 31, 2005, will be granted under the 2005 Plan; awards on or before that date are granted under the 2000 Amended Long-Term Incentive Plan. For a description of the Director’s Plan, see “Non-Employee Director Equity Compensation Plan” at page 10. The fair market value of a share of our common stock on November 22, 2004 was $44.89.

ISOs and NQSOs. ISOs and NQSOs are both stock options allowing the recipient to purchase a fixed number of shares of our common stock for a fixed price. Under the 2005 Plan, the exercise price of any option must be no less than the fair market value, as defined in the 2005 Plan, of our common stock on the grant date. The 2005 Plan permits our people and compensation committee to include various terms in the options in order to enhance the linkage between shareowner and management interests. These include permitting participants to deliver shares of our common stock in payment of the exercise price, offering participants the opportunity to elect to receive a grant of options instead of a salary increase or bonus, offering participants the opportunity to purchase options, and making the exercise or vesting of options contingent upon the satisfaction of performance criteria. The 2005 Plan provides that the term of any option granted may not exceed ten years and that each option may be exercised for such period as may be specified by our people and compensation committee in the grant of the option, subject to the minimum vesting requirements described above. We have not granted ISOs under the 2000 Amended Long-Term Incentive Plan, and it is not expected that the committee will exercise its discretion to make such grants under the 2005 Plan on a regular basis.

Stock Appreciation Rights. SARs constitute the right to receive stock or cash, or a combination of stock and cash, equal in value to the difference between the exercise price of the SAR and the market price of the Company’s common stock on the exercise date. The exercise price of a SAR must be no less than the fair market value of our common stock on the grant date. SARs may be granted alone or in tandem with options. SARs granted in tandem with options must have an exercise price equal to the exercise price per share of the related options. The exercise of all or a portion of a SAR granted with a related option results in the forfeiture of all or a corresponding portion of the related option, and vice versa. SARs are granted primarily in lieu of options to employees who are foreign nationals or are employed by us outside the United States, and who are precluded from receiving stock options by virtue of local law, tax policy or custom or other reasons as determined by our people and compensation committee. The people and compensation committee determines the form (whether in cash, shares or a combination thereof) and timing of payments made upon exercise of a SAR, whether the payment will be made in a lump sum, in annual installments, or otherwise deferred, and whether interest or dividend equivalents will be paid with respect to such payments.

Restricted Stock Awards. Recipients of restricted stock awards generally receive dividends and have all the customary voting and other rights of a shareowner during the restricted period, but may not sell, transfer, or otherwise dispose of the restricted stock. Dividends may be paid currently, or held subject to the same restrictions as the underlying shares during the restricted period. Other than with respect to executive officers, our restricted stock grant committee may set the terms and conditions of restricted stock awards, including restrictions against sale, transfer or other disposition, may make the lapse of such restrictions contingent on the achievement of performance goals and may grant an award of dividend equivalent units in connection with a restricted stock award. Our people and compensation committee sets the terms and conditions of restricted stock awards to executive officers.

Restricted Stock Unit Awards. Restricted stock units represent the right to receive a specified number of shares of our common stock at such times, and subject to such conditions, as the people and compensation committee determines. A participant to whom restricted stock units are awarded has no rights as a shareowner with respect to the shares represented by the restricted stock units unless and until shares are actually delivered to the participant in settlement of the award. However, restricted stock units may have dividend equivalent rights if so determined by the people and compensation committee.

Unrestricted Stock Awards. Recipients of unrestricted stock awards become the owner of the shares of common stock subject to the award upon receipt of the shares, with the right to receive dividends and all the customary voting and other rights of a shareowner.

Dividend and Interest Equivalent Awards. Cash dividends are not paid on shares that have been awarded under the plan but not yet registered or delivered. However, our people and compensation committee may provide for the payment of dividend equivalents with respect to any option, SAR or other award pursuant to which shares of our common stock are or may become deliverable in the future, equal in value to the cash dividends that would have been paid with respect to each share subject to the award, if it had been outstanding from the date of grant. Dividend equivalents may be payable in cash or shares of our common stock, either from time to time before shares are delivered pursuant to the award, or at the time the shares are delivered, or upon expiration of an option or SAR, except that payment of the dividend equivalents on ISOs may not be made before exercise. Dividend equivalents may also be converted into contingently credited shares of our common stock deliverable at such time or times as our people and compensation committee may determine. Our people and compensation committee may also provide for payment of interest equivalents on any portion of any award payable at a future time in cash, and on dividend equivalents that are payable at a future time in cash.

Cash Awards. In addition to the various types of equity-based awards described above, the 2005 Plan permits our people and compensation committee to grant cash awards, subject to such terms and conditions, if any, as it determines, such as requiring continued employment or continued service and/or performance conditions. These awards may be designated as qualified performance-based awards as described below. The aggregate maximum payment value in any calendar year that any one participant may receive under cash awards that are so designated is $5 million.

Qualified Performance-Based Awards

Section 162(m) of the Code generally places a $1 million annual limit on a company’s tax deduction for compensation paid to a “covered employee.” A “covered employee” is an employee who is, on the last day of the company’s taxable year in which the deduction would otherwise be claimed, the company’s chief executive officer or one of the other four highest paid officers named in its proxy statement. This limit does not apply to compensation that satisfies the applicable requirements for a performance-based compensation exception, one of which is that shareowners approve the material terms of the compensation.

The 2005 Plan incorporates the requirements for the performance-based compensation exception applicable to options and SARs, so that all such awards should qualify for the exception. In addition, our people and compensation committee may grant other awards designed to qualify for this exception. These awards are referred to as qualified performance-based awards. These qualified performance-based awards must be made subject to the achievement of objective performance goals, established by the people and compensation committee in accordance with Section 162(m) and the applicable regulations, based upon the attainment of specified levels of one or more of the following measures as applied to the Company as a whole or to any subsidiary, division or other unit of the Company: cash flow, earnings per share, net income, net profit, sales, return on assets, return on capital, return on equity, or shareholder return. The achievement of these goals may be determined without regard to the effect of specified unusual events, such as restructuring charges and the cumulative effect of accounting changes required under generally accepted accounting principles, as determined by the people and compensation committee in connection with the establishment of the goals.

The people and compensation committee may impose other conditions, such as continued employment, for qualified performance-based awards to be earned, vested and/or payable. It may also reserve the right, in connection with the grant of a qualified performance-based award, to exercise negative discretion to reduce the amount of the award that is earned, vested or payable to the participant below the amount determined in accordance with the applicable goals, but it may not increase the amount so earned, vested or payable above the amount determined in accordance with the applicable goals. Achievement of the performance goals applicable to a qualified performance-based award may be waived by the people and compensation committee only in the event of the death or disability of the participant. In addition, qualified performance-based awards will generally be subject to accelerated vesting upon a change of control, as described below under “Federal Income Tax Considerations — Change of Control and Parachute Payments.”

Change of Control

The 2005 Plan provides that generally, all awards will vest, and any restrictions and other conditions applicable to awards will lapse, if we undergo a change of control (as defined in the 2005 Plan), which includes the following:

•	The acquisition by any person of beneficial ownership of 20% or more of either the outstanding shares of common stock or combined voting power of the Company, provided that a change of control shall not be deemed to have occurred as a result of any acquisition from the Company, any acquisition by the Company, a subsidiary or a Company-sponsored or maintained employee benefit plan, or as a step in an overall transaction that is not a change of control under the third paragraph of this definition;

•	A change in a majority of the incumbent board of directors, defined as the directors who were serving as of the date of the initial public offering of the Company and any individual who becomes a director subsequent to such date whose election or nomination for election was approved by a majority of such directors other than in connection with a proxy contest;

•	The consummation by the Company of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another corporation, unless following such event (i) all or substantially all of the individuals and entities who were beneficial owners, respectively, of the outstanding common stock and outstanding voting securities immediately prior to such event own more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities of the corporation resulting from such event (including a corporation that owns the Company or all or substantially all of the Company’s assets as a result of such transaction) in substantially the same proportions as before such event, (ii) no person (excluding the Company, a subsidiary of the Company, any employee benefit plan or any corporation resulting from the transaction) beneficially owns 20% or more of the then-outstanding shares of common stock or combined voting power of the Company or the resulting corporation, except to the extent that such ownership existed prior to the transaction, and (iii) at least a majority of the members of the board of directors of the corporation resulting from the transaction were members of the incumbent board at the time of the execution of the initial agreement or of the action of the board providing for such transaction; or

•	Approval by the shareowners of a complete liquidation or dissolution of the Company.

The 2005 Plan permits the committee to change the consequences of a change of control for any particular award at the time of grant and at any time after it is granted, if necessary to address a change in applicable tax laws or regulations.

Share Counting Rules

Generally, when any award granted under the 2005 Plan is forfeited, terminates, expires or lapses, or any SARs are exercised for cash, the shares subject to that award will again be available under the 2005 Plan. If shares are used to pay the exercise price of an option (either by actual delivery or by attestation), only those shares issued net of the shares delivered will be deemed to have been issued under the 2005 Plan. Similarly, shares withheld for tax purposes will not be deemed to have been delivered for purposes of determining the number of shares available under the 2005 Plan. In accordance with final regulations promulgated by the Internal Revenue Service on August 3, 2004, the 2005 Plan allows shares added back to the shares available under the 2005 Plan to be used for grants of ISOs as well as other types of awards. The 2005 Plan provides that if shares are used to pay the exercise price of an option (either by actual delivery or by attestation), only those shares issued net of the shares delivered will be deemed to have been issued under the 2005 Plan. In addition, if shares are withheld from an award in order to satisfy tax withholding requirements relating to any award, those shares may also be added back to the shares available under the 2005 Plan but, in accordance with the final regulations referred to above, these shares may be used for grants of ISOs only if the tax withholding occurs in connection with the exercise of an option.

In addition, the 2005 Plan provides that shares that are delivered in settlement of an award issued in connection with the assumption or replacement of outstanding awards under a plan or arrangement of an entity acquired in a merger or other acquisition, or as a post-transaction grant under such a plan or arrangement of an acquired entity, will not be counted against the maximum number of shares available for delivery under the Plan, to the extent that the exemption from the stockholder approval requirements of the listing standards of the New York Stock Exchange (the NYSE listing standards) relating to mergers and acquisitions is available.

Transferability of Options

The 2005 Plan gives the people and compensation committee of our board of directors the discretion to make NQSOs transferable. It is not expected that the committee will use this discretion on a regular basis. However, if the committee should determine to make NQSOs transferable, any such transfer may only be made to a participant’s family member or trust, or an entity controlled by the participant and/or the participant’s family member(s).

Anti-dilution

In the event of any change in our capitalization as the result of a stock split, merger, consolidation, separation, spin-off, or other distribution of our stock or property, any reorganization (whether or not tax free), or any partial or complete liquidation, then the people and compensation committee or our board of directors may make substitutions or adjustments in the aggregate number and kind of shares reserved for delivery under the 2005 Plan, in the limitation on individual awards described below, in the number and kind of shares subject to outstanding awards, in the exercise price of outstanding options and stock appreciation rights, and/or such other equitable substitution or adjustments as it may determine to be appropriate. However, the people and compensation committee cannot make any adjustments that would cause qualified performance-based awards to fail to be tax deductible pursuant to the Section 162(m) exemption described above.

Effect of Termination of Employment on Options and SARs

Unless otherwise determined by the people and compensation committee, if a termination of employment with the Company or an affiliate occurs before any portion of a participant’s option or SAR is exercisable, such option or SAR shall be forfeited. If such termination of employment occurs after the option or SAR has become exercisable in whole or in part, such option shall be exercisable or forfeited as follows:

•	If as a result of a voluntary resignation, such option or SAR shall be exercisable for a period of 90 days following such termination of employment, to the extent it is exercisable immediately before such termination, and shall then be forfeited to the extent not exercised;

•	If as a result of termination for cause (as defined in the 2005 Plan), such option or SAR shall be forfeited;

•	If as a result of retirement, such option or SAR shall be exercisable for a period of five years, to the extent it is exercisable immediately before such termination, and shall then be forfeited to the extent not exercised; and

•	If as a result of any other reason (including by reason of death or disability), such option or SAR shall be exercisable for a period of one year, to the extent it is exercisable immediately before such termination, and shall then be forfeited to the extent not exercised.

Notwithstanding the foregoing, in no event shall an option or SAR be exercisable after the expiration of its term.

Amendment or Termination

Our people and compensation committee may amend or terminate the 2005 Plan or any outstanding awards at any time, provided that no grants previously made under the 2005 Plan are adversely affected without the consent of the affected participants, except as a result of changes in law or other developments and, provided further, that no amendments to the 2005 Plan will, without the prior approval of shareowners, permit the Company to reprice any outstanding option or stock appreciation right. Amendments to change the number of shares authorized for use under the 2005 Plan must be approved by our board of directors, and for certain purposes, our shareowners. Shareowner approval must be obtained if required by the listing standards of the NYSE.

Non-U.S. Participants

To accommodate differences in local law, tax policy or custom, awards granted to employees who are not U.S. nationals or who are employed outside the United States may be subject to special terms, conditions and documentation as provided by our people and compensation committee. Our people and compensation committee may also grant substitutes for awards to non-U.S. employees.

Registration and Compliance with Applicable Law

If our people and compensation committee determines under U.S. federal, state or local or foreign law or practice, that government approval or the registration, qualification, or listing of shares of our common stock is necessary or desirable in connection with the granting of awards or their exercise, or the purchase or receipt of shares pursuant to awards, no shares pursuant to an affected award may be purchased or received before our people and compensation committee is satisfied that the desired actions have been completed. Our people and compensation committee will not be required to issue any shares of our common stock pursuant to an award before it has received all required information and determined that such issuance is in compliance with all applicable laws and securities exchange rules.

Awards Under the 2005 Plan

No awards have yet been granted under the 2005 Plan.

New Plan Benefits

Awards to be received by individual participants are not determinable because our people and compensation committee (or its delegate), or the restricted stock grant committee, as the case may be, determines the amount and nature of any award under the 2005 Plan in the respective committee’s sole discretion at the time of grant. In addition, awards are dependent upon a number of factors, including the value of our common stock on future dates and the exercise decisions of participants. As a result, the benefits that might be received by participants receiving discretionary grants under the 2005 Plan are not determinable. For similar reasons, we cannot determine the awards that would have been granted during our 2004 fiscal year under the 2005 Plan, if it had been in place during that year.

Federal Income Tax Considerations

The discussion below summarizes the expected federal income tax treatment of awards under the 2005 Plan, under currently applicable laws and regulations.

ISOs

Recipients of ISOs generally do not recognize taxable income and the Company is not entitled to a deduction on the grant of ISOs. If a recipient exercises an ISO in accordance with the terms of the option and does not dispose of the shares acquired within two years from the date of the grant of the option nor within one year from the date of exercise, the recipient will not recognize income by reason of the exercise, and the Company will not be entitled to a deduction by reason of the grant or exercise. If a recipient holds the shares acquired for at least one year from the exercise date and does not dispose of the shares for at least two years from the grant date, the recipient’s gain or loss upon a subsequent sale will be long-term capital gain or loss equal to the difference between the amount realized on the sale and the recipient’s basis in the shares acquired. The Company will not be entitled to a deduction. If a recipient disposes of the shares acquired without satisfying the required minimum holding period, such “disqualifying disposition” will give rise to ordinary income equal to the excess of the fair market value of the shares acquired on the exercise date (or, if less, the amount realized upon disqualifying disposition) over the recipient’s basis in the shares acquired. The Company will ordinarily be entitled to a deduction equal to the amount of the ordinary income resulting from a disqualifying disposition, subject to the limitations of Section 162(m) of the Code explained below. A recipient does not recognize income for alternative minimum tax (“AMT”) purposes upon exercise of ISOs; that amount is also included in the recipient’s AMT basis in the shares acquired. AMT gain or loss is equal to the excess of the amount realized less the recipient’s AMT basis. Income from a disqualifying disposition generally is not income for AMT purposes.

NQSOs

A recipient generally does not recognize taxable income on the grant of NQSOs, but does recognize ordinary income on the exercise date. The amount of income in the case of an NQSO exercise is the amount by which the fair market value of the shares received on the date of exercise exceeds the option price. The Company will ordinarily be entitled to a deduction on the exercise date equal to the ordinary income recognized by the recipient from the exercise of NQSOs, subject to the limitations of Section 162(m).

SARs

As a result of the enactment of new federal tax legislation, the tax treatment of SARs that are not exempt from the new law under the transitional rules is unclear. Any SARs granted under the 2005 Plan will be subject to this new law. The Internal Revenue Service is expected to address this issue in regulations.

Restricted Stock Awards

A recipient generally does not recognize taxable income on the grant of restricted stock, but does recognize ordinary income on the vesting date, or the date the recipient’s interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the shares on that date. Any dividends paid on the restricted stock before the vesting date are also taxable as compensation income upon receipt.

However, a recipient may elect to recognize income upon the grant of restricted stock, rather than when the recipient’s interest is freely transferable and no longer subject to a substantial risk of forfeiture, equal to the fair market value of the shares on the date of the award. If the recipient makes this election, dividends paid with respect to the restricted shares that are paid currently (rather than held subject to forfeiture) will not be treated as compensation, but rather as dividend income, and the recipient will not recognize additional income when the restrictions applicable to the restricted stock lapse. The recipient will not be entitled to any deduction if, after making this election, he or she forfeits any of the restricted stock. If restricted stock is forfeited after this election is made, the recipient will not be entitled to a refund of the ordinary income tax paid on the restricted stock. The recipient may, however, be entitled to receive a capital loss deduction upon forfeiture.

The Company will ordinarily be entitled to a deduction at the same time and in the same amounts as the compensation income recognized by the recipient of a grant of restricted stock, subject to the limitations of Section 162(m).

Depending upon the positions taken by the Internal Revenue Service in regulations under the new federal tax legislation referred to above, the tax consequences of restricted stock described above may change.

Unrestricted Stock Awards

A recipient will recognize taxable income on the grant of unrestricted stock, in an amount equal to the fair market value of the shares on the grant date. The Company will ordinarily be entitled to a deduction at the same time and in the same amounts as the compensation income recognized by the recipient of a grant of restricted stock, subject to the limitations of Section 162(m).

Restricted Stock Units

A recipient does not recognize taxable income on the grant of restricted stock units, but does recognize ordinary income when they vest, unless settlement of the units (whether in shares and/or cash) is deferred in accordance with the requirements of federal tax law. If these requirements are met, the recipient will recognize taxable income when the shares and/or cash are delivered. The amount of this ordinary income will be the fair market value of the shares on the date of vesting or delivery, as applicable, plus the amount of cash payable or paid, as applicable. Any dividends paid on the restricted stock units are also taxable as compensation income upon vesting or payment, as applicable.

The Company will ordinarily be entitled to a deduction at the same time and in the same amounts as the compensation income recognized by the recipient of a grant of restricted stock units, subject to the limitations of Section 162(m).

Dividend and Interest Equivalent Awards

A recipient recognizes ordinary income when the right to receive unrestricted shares and/or cash pursuant to a dividend or interest equivalent award vests or, if delivery of those shares or cash is deferred in accordance with the requirements of federal tax law, upon delivery. The amount of this ordinary income will be the fair market value of the shares on that date of any shares delivered, plus the amount of cash paid. If restricted shares are delivered pursuant to such an award, they will be taxed as described above under “Restricted Stock.”

The Company will ordinarily be entitled to a deduction at the same time and in the same amounts as the compensation income recognized by the recipient of a dividend or interest equivalent award, subject to the limitations of Section 162(m).

Withholding

The Company shall retain the right to deduct or withhold, or require the recipient to remit to the Company, an amount sufficient to satisfy federal, state and local taxes, required by law or regulation to be withheld with respect to any taxable event as a result of the 2005 Plan.

Change of Control and Parachute Payments

The accelerated vesting of awards upon a change of control could result in a participant being considered to receive “excess parachute payments” (as defined in Section 280G of the Code), which payments are subject to a 20% excise tax imposed on the participant. If so, the participant would generally be entitled to be made whole for such excise tax under our excess parachute tax indemnity plan, and we would not be able to deduct the excess parachute payments or any such indemnity payments.

Section 162(m) Limitations

As explained in more detail above under “Other Material Features of the 2005 Plan” at page 15, Section 162(m) of the Internal Revenue Code generally places a $1 million annual limit on a company’s tax deduction for compensation paid to certain senior executives, other than compensation that satisfies the applicable requirements for a performance-based compensation exception.

The 2005 Plan is designed so that options and SARs qualify for this exemption, and it permits the people and compensation committee also to grant other awards designed to qualify for this exception. However, the people and compensation committee reserves the right to grant awards that do not qualify for this exception, and in some cases, including a change of control, the exception may cease to be available for some or all awards (including options and SARs) that otherwise so qualify. Thus, it is possible that Section 162(m) may disallow compensation deductions that would otherwise be available to the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL

OF THE MONSANTO COMPANY 2005 LONG-TERM INCENTIVE PLAN.

Shareowner Proposals

Certain shareowners have submitted the four proposals set forth below. We will furnish, orally or in writing as requested, the names, addresses and claimed share ownership positions of the proponents of these shareowner proposals promptly upon written or oral request directed to the Company’s Secretary. The following proposals have been carefully considered by the board of directors, which has concluded that their adoption would not be in the best interests of the Company or its shareowners. For the reasons stated after each proposal and its statement in opposition, the board recommends a vote “AGAINST” each of the shareowner proposals.

Information regarding including proposals in Monsanto’s proxy statement can be found on page 48 under “General Information — Shareowner Proposals.”

Shareowner Proposal One (Proxy Item No. 4)

REPORT ON IMPACTS OF

GENETICALLY ENGINEERED PRODUCTS
Monsanto

RESOLVED: Shareholders request that an independent committee of the Board review Company policies and procedures for monitoring genetically engineered (GE) products and report (at reasonable cost and omitting proprietary information) to shareholders within six months of the annual meeting on the results of the review, including:

(i)	the scope of Company products that are genetically engineered;

(ii)	the environmental impacts of continued use of GE products sold or manufactured by the company;

(iii)	contingency plans for removing GE seed and other GE products from the ecosystem should circumstances so require;

(iv)	evidence of independent long-term safety testing demonstrating that GE crops, organisms, or products thereof are actually safe for humans, animals, and the environment.

Supporting Statement

Indicators that genetically engineered organisms MAY be harmful to humans, animals, or the environment include:

•	The report Safety of Genetically Engineered Foods: Approaches to Assessing Unintended Health Effects (National Academy of Sciences [NAS] 7/2004) states: ... “there remain sizable gaps in our ability to identify compositional changes that result from genetic modification of organisms intended for food; to determine the biological relevance of such changes to human health; to devise appropriate scientific methods to predict and assess unintended adverse effects on human health.” (p. 15)

•	Biological Confinement of Genetically Engineered Organisms (NAS 1/2004) states: “It is possible that some engineered genes that confer pest resistance or otherwise improve a crop plant might contribute to the evolution of increased weediness in wild relatives — especially if the genes escape to an organism that already is considered a weed.” ... “Other concerns about transgenic organisms include their effects on non-target populations — including humans — and the potential for transgenes to disperse and spread before becoming deregulated in particular regions or nations.” (p. 3-4)

•	The study Gone to Seed, (Union of Concerned Scientists, 3/2004), found that genetically engineered DNA is contaminating U.S. traditional seeds of corn, soybeans and canola, and that if left unchecked could disrupt agricultural trade, unfairly burden the organic foods industry, and allow hazardous materials into the food supply.

There is no post-marketing surveillance in effect to verify pre-market screening for unanticipated adverse health consequences from the consumption of GE food. (NAS 7/2004)

European Union rules require traceability of food and feed ingredients to their source materials, and labeling of food containing more than 0.9% GE ingredients.

Insurers in Germany, the UK and elsewhere are refusing liability coverage for genetically engineered crops, an example of heightened concern about the long-term safety of GE crops.

Shareholders are concerned that Monsanto has reversed strategy for genetically engineered products in recent months. Monsanto:

•	withdrew applications to numerous governments (Canada, Australia, New Zealand, Russia, South Africa, Columbia) for approval for GE wheat after years of research (6/2004);

•	abandoned work to produce pharmaceuticals in GE corn (10/2003);

•	suspended the Roundup Ready canola program in Australia (5/2004);

•	reversed legal tactics and sought to dismiss claims on patent No. 5,633,435, after years of filing suit with farmers for infringement of it.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE FOREGOING

PROPOSAL FOR THE FOLLOWING REASONS:

Monsanto remains committed to biotechnology because it is proven to be a safe, sustainable and useful tool in agriculture, nutrition, and human health that helps to meet the world’s needs for food and fiber. Monsanto acknowledges that some individuals and organizations have questions regarding the safety of biotechnology, and we are committed to listening to their concerns and providing answers to their questions.

Biotechnology is facilitating fundamental changes in agricultural production methods, resulting in reduced use of traditional pesticides and increased use of farm inputs and practices that protect the environment and potentially provide more food for the world’s rapidly increasing population. Monsanto’s agricultural business is very favorably positioned to provide these new biotechnology and biotechnology-related products along with our conventional seeds and other products.

Biotechnology brings many important benefits to people and the environment. In June 2002, the National Center for Food and Agricultural Policy (NCFAP), a Washington, D.C.-based research group, documented many of the benefits of biotech crops. This report found that the widespread adoption of biotechnology in major commodity crops in the United States has resulted in significant increases in productivity, significant savings for growers, and significant reductions in pesticide use. Most notably, in 2001, NCFAP reported that the eight biotech crops grown in the United States increased crop yields by 4 billion pounds, saved growers $1.5 billion, and reduced pesticide use by 46 million pounds. More recently, NCFAP estimated that nine biotechnology products, if grown in the European Union, would increase yields by 17 billion tons per year and increase grower net income by € 1.6 billion per year.

A study released in January 2004 by the International Service for the Acquisition of Agri-biotech Applications (ISAAA), a non-profit agricultural research organization, documented that 7 million farmers in 18 countries  — more than 85 percent of which are resource-poor farmers in the developing world — now plant biotech crops, up from 6 million farmers in 16 countries in 2002. ISAAA also has published reports on the global benefits of Monsanto’s insect-protected cotton (2002) and insect-protected corn (2003). ISAAA reported that countries that have introduced insect-protected cotton have derived significant and multiple benefits, including increased yield, decreased production costs, and a reduction of at least 50 percent in insecticide applications. ISAAA also reported that Bt corn offers a unique opportunity to provide developing countries with safer and more affordable food and feed, which can make a major contribution in alleviating the hunger and malnutrition that claim 24,000 lives a day in Asia, Africa and Latin America.

As a leader in the biotechnology industry, we recognize the importance of protecting the safety of humans, animals and the environment, not only with respect to the well-being of consumers, but also as it relates to the success and reputation of our Company. Monsanto is committed to maintaining appropriate product and environmental stewardship and to providing healthy crops through the use of our products. To this end, we have worked and continue to work with a variety of outside experts and with regulatory authorities to analyze the safety issues and potential risks of biotechnology.

Subsequent to rigorous testing done by Monsanto, test results on our genetically engineered products are reviewed by regulatory authorities that are charged with protecting the health and safety of the public and the environment. Under the food safety regulatory reviews, Monsanto has demonstrated that the foods derived from our genetically engineered plant products are as safe as foods derived from other plant varieties using principles recommended by the World Health Organization (WHO), the Food and Agricultural Organization (FAO) of the United Nations, and the Organization for Economic Cooperation and Development. Similarly, genetically engineered plants must be shown to meet regulatory standards and be approved for environmental release. The U.S. Environmental Protection Agency, the U.S. Food and Drug Administration and the U.S. Department of Agriculture provide regulatory oversight of genetically engineered products in the United States. In addition, other countries have developed regulations that assure that the foods derived from genetically engineered plants are assessed for their safety. For example, such regulations have been implemented in the United Kingdom, Canada, Brazil, Argentina, the Netherlands, Japan, Australia, China, South Africa, India and the European Union.

The concerns raised by some members of the public often focus on possibilities rather than on existing knowledge and experience. Scientific and regulatory authorities have acknowledged the potential risks associated with genetic modification of all kinds, including traditional cross-breeding, biotechnology, chemical mutagenesis and seed radiation, and have established a safety assessment framework for biotechnology-

derived crops designed to identify any potential food, feed and environmental safety risks prior to commercial use. Recently, a report by the U.S. National Academy of Sciences (NAS) concluded that biotech crops do not pose any more health risks than do crops developed by other techniques and that food safety evaluations should be based on the resulting food product, not the technique used to develop it. The European Commission in 2001 acknowledged that the greater regulatory scrutiny given to biotech crops and foods probably make them even safer than conventional plants and foods.

Safety information for our genetically engineered products such as soybean, corn, canola and cotton has been published in peer-reviewed scientific journals. Reviews by medical professionals including organizations such as the Council of Scientific Affairs of the American Medical Association have concluded that plant biotechnology is a safe, useful tool to enhance food safety, quality and nutrition. In addition, published reviews by nutrition and dietetic experts, such as the American Dietetic Association have concluded, “foods produced using biotechnology are as safe as traditional foods.” Further, international expert bodies, such as the WHO, the U.S. National Research Council, the Australia/ New Zealand Food Authority, and other scientific organizations have reviewed the safety information on the plant biotechnology products which are currently on the market and have concluded that there has not been a single confirmed adverse human health effect caused by the production or consumption of crops developed through biotechnology. The safety of current biotech crops has recently been affirmed by the U.S. NAS and the United Nations FAO. According to the NAS report, “To date, no adverse health effects attributed to genetic engineering have been documented in the human population.” The FAO report included a similar statement, “Thus far, in those countries where transgenic crops have been grown, there have been no verifiable reports of them causing any significant health or environmental harm.”

The breadth and depth of scientific knowledge in molecular biology, plant physiology, animal nutrition and physiology establish that there is no scientific evidence of adverse effects or long-term harm that would result from the consumption of Monsanto’s commercialized genetically engineered crops. Furthermore, genetic engineering is improving commonly used agricultural crops in ways that benefit the environment as well as the farmers and the agricultural, food and fiber industries.

As noted in the Supporting Statement, Monsanto has made strategic decisions during the past year with regard to deferring certain biotech products and projects. These were business decisions designed to accelerate the company’s continuing evolution to an agricultural company fueled by its traits and seeds business, and do not reflect any reversal of strategy regarding products enhanced by biotechnology. Our recent acquisition of the canola operations of Advanta Seeds and our development of VISTIVE soybean products, which are designed to offer direct consumer benefits, specifically, enhanced food-grade oils, underscore the company’s strategic business direction. Monsanto recently introduced its first VISTIVE soybean product, a low-linolenic soybean. Monsanto is firmly committed to the production of safe and effective crops through biotechnology and genomics, and this remains the foundation of our agricultural business.

Our shareowners and consumers can count on our continued cooperation with regulatory authorities and testing of our biotechnology products. We will continue to seek the counsel of those who raise concerns about the safety of our products as we have promised to do through the Monsanto Pledge. Interested parties are invited to read our 2004 Pledge report, which summarizes our accomplishments toward fulfilling the Pledge as well as discusses the challenges ahead. This report can be accessed on our website at http://www.monsanto.com under “Our Pledge.” However, we do not believe that a special report as called for in the proposal would meaningfully benefit the Company or its shareowners.

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

“AGAINST” THIS PROPOSAL, AND YOUR PROXY WILL BE SO VOTED IF
THE PROPOSAL IS PRESENTED UNLESS YOU SPECIFY OTHERWISE.

Shareowner Proposal Two (Proxy Item No. 5)

MONSANTO SHAREHOLDER PROPOSAL 2005

EXPORTING HAZARDOUS PESTICIDES

Whereas:

•	Pesticide pre-release testing or exportation practices, are not required to be disclosed in SEC company reports.

•	Pesticide products, including herbicides, not registered by the U.S. Environmental Protection Agency (EPA) may be manufactured in the U.S. and exported to other countries. In 1997-2000, over 40 million pounds of pesticides that were not registered to be used in the U.S. were exported from U.S. ports.[1]

•	Monsanto manufactures herbicides that are ranked by the EPA as “probable” or “likely” human carcinogens,[2] and such herbicides may be extremely dangerous under conditions of use in developing countries.[3]

•	U.S. Customs records indicate that Monsanto exports pesticides to developing countries including Brazil, China, Indonesia, the Philippines, and Thailand.[4]

Be it Resolved: that the shareholders request that the board of directors provide a report to shareholders by June 2005, that identifies the company’s pesticides that are identified by the EPA as “probable” or “likely” human carcinogens and the countries to which these pesticides are currently exported. The report shall also include the company’s policies and procedures for handling and exporting unregistered pesticides and pesticides that are “probable” or “likely” human carcinogens, including training and educational use for end-users of the pesticides, as well as the location of the company’s obsolete stocks of pesticides. Proprietary information shall be excluded.

Supporting Statement: All of the concerns described in this resolution may substantially increase overall legal and financial risk, damaging our company’s name brand and corporate reputation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE FOREGOING

PROPOSAL FOR THE FOLLOWING REASONS:

Monsanto is firmly committed to the safety of our products and actively supports its customers’ and consumers’ interests in this important issue. Growers around the world have realized the benefits of our products that provide economical and environmentally responsible weed control options, and we firmly believe that all of our products, including those that are not registered with the U.S. Environmental Protection Agency (“EPA”), can be used safely. This is evidenced by the fact that our herbicide products have been used safely for more than 30 years. Monsanto is committed to maintaining appropriate product and environmental stewardship and has comprehensive internal systems in place for this purpose. The Company also follows applicable national and international regulations concerning the products that it manufactures. These efforts together help promote the safety of our employees, the communities where we operate, our customers, consumers and the environment.

As the proposal indicates, it is legal for manufacturers to produce and export pesticides that are not registered with the EPA. Monsanto complies with all rules and regulations requiring notification to the EPA and others regarding our exportation of such products. It is important to note that if a pesticide product is not registered with the EPA, it does not mean that it presents an unreasonable risk to human health or the environment; a manufacturer may have simply made a business decision not to register the pesticide in the

1 Smith, C., Pesticide exports from U.S. Ports, 1997-2000, Int J Occup Environ Health 2001, Oct/ Dec 7 (4):266-274.
2 S. Orme and S. Kegley, PAN Pesticide Database, Pesticide Action Network, North America (San Francisco, CA. 2002), http//:www.pesticideinfo.org.
3 International Journal of Occupational and Environmental Health, Special series: International pesticide use, 2001, Oct/ Dec 7(4); 2002, Jan/ March 8(1).
4 Customs shipping data collected by the Port Import Export Retrieval Service (PIERS) of the Journal of Commerce, 1998-2000.

United States. With respect to the Company’s products, Monsanto manufactures two active ingredients for sale outside the United States that are not registered with the EPA and only one of these materials is manufactured in the United States. The material manufactured in the United States provides weed control in transplanted rice, and is marketed in Japan, India, and tropical Asian and Latin American countries having that type of rice cultivation. Because of manufacturing synergy with other products, it is manufactured in the United States and exported for use in these rice markets. The other active ingredient manufactured by Monsanto that is not registered by the EPA provides disease control in high-intensity wheat production, primarily in Europe, and is manufactured at Monsanto’s plant in Belgium.

All active ingredients manufactured by Monsanto in the United States have been reviewed by the EPA. As a part of these reviews, the EPA classifies each active ingredient according to its observed carcinogenic potential in test animals, and, in a very few cases, humans. This classification can range from “no evidence of carcinogenicity” to “known human carcinogen.” Of the active ingredients manufactured by Monsanto and reviewed by the EPA, four have been classified as “likely” or “probable” human carcinogens. Of these four herbicide active ingredients, three are registered with the EPA, and are legally sold in the United States and around the world. The fourth is not registered in the United States because it does not have a business or technical fit for U.S rice production, as stated above. This ingredient has, however, undergone a thorough, stringent regulatory review in other countries with robust regulatory systems, such as Japan. Furthermore, it was reviewed by the EPA as part of an import-only tolerance petition. In classifying certain of Monsanto’s herbicide active ingredients as “probable” or “likely” human carcinogens, Monsanto believes that the EPA has interpreted the data in a conservative way. The cancer risk caused by a chemical depends both on its potential to cause cancer under actual conditions and the degree of exposure foreseen. EPA and other competent authorities have determined that all of Monsanto’s active ingredients, including those with such cancer classifications, can be used safely for their intended purposes.

To ensure excellent product stewardship, Monsanto stays abreast of developments regarding materials used in its products and utilizes scientific data generated by all credible sources to assess the safety of these materials. Studies conducted by Monsanto and others clearly demonstrate that our current pesticide products can be used safely in accordance with label instructions.

Monsanto also actively participates in industry stewardship initiatives on both a country and global basis. Current projects include the Safe Use Initiative in Central and South America, the AgLearn program in Asia Pacific, Integrated Pest Management programs in Africa, and container management programs in the U.S., Canada and Europe. The company is also implementing the Food and Agricultural Organization of the United Nations (FAO) Code of Conduct on the Distribution and Use of Pesticides and is a member in good standing of the American Chemistry Council (ACC) Responsible Care Program.

Monsanto will continue to address all concerns about the safety of our products and to consider all safety issues as we create and improve our products in the course of our business operations. However, we do not believe that a special report as called for in the proposal would meaningfully benefit the Company or its shareowners.

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

“AGAINST” THIS PROPOSAL, AND YOUR PROXY WILL BE SO VOTED IF
THE PROPOSAL IS PRESENTED UNLESS YOU SPECIFY OTHERWISE.

Shareowner Proposal Three (Proxy Item No. 6)

ADOPT HUMAN RIGHTS POLICIES

Monsanto Company

WHEREAS:

We believe transnational corporations operating in countries with repressive governments, ethnic conflict, weak rule of law, endemic corruption, or poor labor and environmental standards face serious risks to their reputation and share value if they are seen as responsible for, or complicit in, human rights violations;

Our company has business operations in more than 50 nations, including countries like China and Colombia that have consistently been noted by the U.S. Department of State as violating basic human rights (February 25, 2004; www.state.gov/g/drl/rls/hrrpt/2003);

Several transnational companies have already adopted human rights policies based upon the 1948 Universal Declaration of Human Rights and;

In April, 2004, the United Nations Commission on Human Rights reviewed the document brought forth by UN Sub-Commission on the Promotion and Protection of Human Rights, “Norms on the Responsibilities of Transnational Corporations and Other Business Enterprises with Regard to Human Rights.” The UN Commission confirmed the importance and priority of the responsibilities of transnational corporations related to human rights and requested the High Commissioner for Human Rights to compile a report on the scope and legal status of the norms and to identify options for strengthening the norms and means of implementation;

Hewlett-Packard together with 8 European companies have stated publicly that they will use the UN Norms as a guide to develop and implement human rights policies;

We believe significant commercial advantages may accrue to our company by adopting a comprehensive human rights policy based on the above mentioned UN Human Rights Norms which would serve to enhance corporate reputation, improve employee recruitment and retention, improve community and stakeholder relations, and reduce risk of adverse publicity, consumer boycotts, divestment campaigns and law suits and;

On June 30, 2004 the U.S. Supreme Court upheld the Alien Tort Statute of 1789 which permits foreigners to file suit in U.S. courts for violations of international law that have “definite content and acceptance among civilized nations”;

“In the post-Enron environment, every global company’s board of directors, needs to oversee its assessment and management of these risks. Given the magnitude of potential claims, liability may even extend to individual directors if they are not seen as exercising proper oversight.” (Harvard Business Review, August 2003)

RESOLVED:

Shareholders request the Board to review and amend the Code of Business Conduct to include a comprehensive human rights policy. We request the Board to prepare a report to shareholders, prepared at reasonable expense and omitting proprietary information, on the above policy and its implementation by August, 2005.

SUPPORTING STATEMENT:

The proponents believe our company’s human rights policy should be comprehensive, transparent, verifiable and based on the provisions contained in the “Responsibilities of Transnational Corporations and other Business Enterprises with Regard to Human Rights.” We believe such a policy will benefit our company by helping to ensure that it is not associated with violations of human rights. We urge you to vote FOR this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE FOREGOING

PROPOSAL FOR THE FOLLOWING REASONS:

Monsanto Company is committed to developing and implementing a formal human rights policy that supports and respects the protection of human rights, observes fundamental labor standards and works to advance the improvement of social conditions in the countries where we operate. Monsanto strongly supports human rights and, as reflected in the Monsanto Pledge and more specifically stated below, has demonstrated this in numerous ways. The Board of Directors believes that a formal policy based on the Monsanto Pledge that captures the acknowledged human rights commitments and practices of the company has value.

The Board of Directors believes, however, that this resolution to adopt a human rights policy and issue a special report on the adoption and implementation of such a policy at this time is unnecessary. Monsanto has begun its efforts consistent with its commitment to develop and implement a formal human rights policy. The specific requests of the Resolution and the proffered Supporting Statement would unduly limit the flexibility of Monsanto in its efforts.

Monsanto has already begun to develop a human rights policy, engage a variety of stakeholders, including the proponents, and consider how best to address and reflect its position in its business operations and sphere of influence. A formal policy on human rights should operate as a self-standing, separate policy of the Company and not be tied to the Company Code of Conduct as proposed by the Resolution. Given the appropriateness of the existing Monsanto Pledge as the proper foundation for a human rights policy, amendment of the Code of Conduct to include such a policy would be confusing and contradictory.

Additionally, the development and implementation of a human rights policy requires adequate time to do it meaningfully and properly given the global nature of our business and the multitude of stakeholders. A time limit of one year, as specified in the Resolution, may unduly restrict Monsanto’s opportunities to consider the viewpoints of these stakeholders and develop and implement a policy which reflects and addresses human rights in the context of our business operations and spheres of influence. Finally, the Supporting Statement expresses the belief that the policy should be based on the Norms on the Responsibilities of Transnational Corporations and other Business Enterprises with Regard to Human Rights (the “Norms”). Given the number of existing international instruments, conventions and recognized standards on human rights, limitation of Monsanto’s policy to the Norms would impose an artificial boundary to our efforts. To date, the Norms remain in draft form without formal adoption. Commitment to the Norms at this time would be premature as they have not been fully adopted and would limit consideration of other international instruments, conventions and recognized standards.

Monsanto Company has taken actions throughout the years to express its support for human rights. Four years ago, we adopted the Monsanto Pledge which captured the values of the company in a broad sense, including our commitment to respect the religious, cultural and ethical concerns of people throughout the world. Each year since the adoption of the Pledge, Monsanto has issued a public report reviewing our progress against each of the Pledge commitments and how our work and conduct align with our values. This year’s report, Monsanto Company 2004 Pledge Report Growing Options, has been distributed to each of our employees and is publicly available at http://www.monsanto.com.

Consistent with the Pledge and the values it represents, we have made demonstrable progress in protecting human rights, observing fundamental labor standards and improving social conditions. There are numerous business operations and collaborative programs that have contributed to our progress to date to address these critical issues systemically. A few examples are illustrative of those efforts. In Argentina, Monsanto has worked to improve the industry standard for living conditions of field workers by providing climate and insect controlled sleeping quarters, bus transportation to work areas and two-way radios to maintain communication with remote workers. We also provide physical examinations to seasonal workers in Argentina prior to their release for field work to avoid adverse health consequences from otherwise undetected or non-reported physical conditions. In India, through Monsanto India Limited, Monsanto supports the broad joint programs of the Seed Industry Association and MV Foundation through the Child Labour Eradication Group (CLEG) for the continuous education of farmers and rigorous enforcement of India’s child labor laws. In Colombia, the Monsanto Fund has made a grant to the Bogotá Laureles Rotary Club’s Soybean Nutritional Project. The Bogota Club will build, stock and staff soybean-processing plants in communities throughout Colombia to improve the diet of malnourished, impoverished children.

Monsanto’s Code of Business Conduct has at its core an unwavering commitment to integrity and provides detailed guidance on what that means in our day-to-day operations. The Code reflects the Pledge and embodies our values and commitment to doing what is right, to doing more than simply observing the letter of the law. A formal policy on a topic as important as human rights must do the same and should emanate from and be tied to the Pledge and the fundamental values of the Company. Monsanto has the requisite foundation upon which to complete its on-going process of articulating and implementing a formal human rights policy.

The proposed Resolution fails to consider our ongoing efforts to address human rights, develop and implement a formal human rights policy and may, in fact, unintentionally and unnecessarily limit the flexibility of Monsanto to complete a thorough and appropriate process. Monsanto demonstrates through the Pledge its commitment to respect the religious, cultural and ethical concerns of people throughout the world and will maintain its actions to protect human rights, observe fundamental labor standards and improve social conditions. To this end, Monsanto will continue its dialogue and ongoing efforts to develop and implement a formal human rights policy with an expanded effort to include the proponents and others contributing to the advancement of local and global human rights policies, laws and programs.

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

“AGAINST” THIS PROPOSAL, AND YOUR PROXY WILL BE SO VOTED IF
THE PROPOSAL IS PRESENTED UNLESS YOU SPECIFY OTHERWISE

Shareowner Proposal Four (Proxy Item No. 7)

SHAREHOLDERS’ RESOLUTION

WHEREAS, statistics published by research oversight bodies in North America and Europe document that the vast majority of painful and distressing animal experiments are conducted to satisfy outdated, government-mandated testing requirements1 and that such testing is on the rise;2 and

WHEREAS nearly 60% of animals used in regulatory testing suffer pain ranging from moderate to severe, all the way to pain near, at, or above the pain tolerance threshold,3 generally without any pain relief; and

WHEREAS non-animal test methods are generally less expensive,4 more rapid, and always more humane, than animal-based tests; and

WHEREAS, unlike animal tests, non-animal methods have been scientifically validated and/or accepted as total replacements for the following five toxicity endpoints: skin corrosion (irreversible tissue damage), skin irritation (milder and reversible damage), skin absorption (the rate of chemical penetration), phototoxicity (an inflammatory reaction caused by the interaction of a chemical with sunlight), and pyrogencity (a fever-like reaction that can occur when certain intravenous drugs interact with the immune system);

NOW THEREFORE BE IT RESOLVED, that the shareholders request that the Board:

1.     Commit specifically to using only non-animal methods for assessing skin corrosion, irritation, absorption, phototoxicity and pyrogenicity.

2.     Confirm that it is in the Company’s best interest to commit to replacing animal-based tests with non-animal methods.

3.     Petition the relevant regulatory agencies requiring safety testing for the Company’s products to accept as total replacements for animal-based methods, those approved non-animal methods described above, along with any others currently used and accepted by the Organization for Economic Cooperation and Development (OECD) and other developed countries.

Supporting Statement: This Resolution is designed to harmonize the interests of sound science with the elimination of animal-based test methods where non-animal methodologies exist. It seeks to encourage the relevant regulatory agencies to join their peers in accepting validated in vitro and other non-animal test methods. It will not compromise consumer safety or violate applicable statutes and regulations.

Further, this Resolution commits the Company to end animal testing for five specific endpoints in favor of valid non-animal methods. These include the 3T3 Neutral Red Uptake Phototoxicity Test, human skin equivalent tests for corrosivity, and a human blood-based test for pyrogenicity, all of which have been successfully validated through the European Centre for the Validation of Alternative Methods.5 Several non-animal methods have also been adopted as Test Guidelines by the OECD6 (an alliance of 30 member countries including the US, EU, Japan, Canada and Australia). Regulatory agencies in OECD member countries are not at liberty to reject data from non-animal tests for skin corrosion, skin absorption and phototoxicity where such data have been generated in accordance with an OECD Test Guideline.

We urge shareholders to support this Resolution.

1 CCAC Animal Use Survey — 2001: http://www.ccac.ca/english/FACTS/Facframeaus2001.htm
2 Statistics of Scientific Procedures on Living Animals — Great Britain — 2002. http://www.official-documents.co.uk/document/cm58/5886/5886.htm
3 CCAC Animal Use Survey — 2001
4 Derelanko MJ and Hollinger MA (Eds.). (2002). Handbook of Toxicology, Second Ed, 1414 pp. Washington, DC: CRC Press
5 ECVAM website: http://ecvam.jrc.it
6 OECD test guidelines: http://www.oecd.org/document/22/0.2340.en 2649 34377 1916054 1 1 1 1.00.html

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE FOREGOING

PROPOSAL FOR THE FOLLOWING REASONS:

Monsanto develops seeds, traits and agricultural productivity products to grow food and to better the quality of human life throughout the world. We are committed to being capable stewards of the technologies we develop and we have pledged to make the safety of our employees, customers, and consumers, as well as the communities in which we operate and the environment where our products are used, our highest priority.

We endorse research and other activities to reduce, refine or replace the need for animal testing. We operate, however, in a highly regulated area and laws dictate that our products go through stringent tests, some involving the use of animals, to ensure their quality and safety. We are committed to using alternatives to animal testing when such alternatives are scientifically valid and predictive so as not to compromise the evaluation of our products and are acceptable to regulatory agencies.

It is our policy to minimize or avoid animal testing when acceptable alternatives are available. Animal testing may be necessary, however, to develop new data and information to satisfy internal, external or regulatory requirements. Regarding the five toxicological end-points referenced in the shareowner proposal, Monsanto does not conduct phototoxicity or pyrogenicity animal testing. We use in vitro methods of testing, as supported by the proponent, for dermal corrosion testing; this method is accepted by the U.S. Environmental Protection Agency (EPA) to satisfy regulatory requirements. We also use in vitro test results to satisfy our required testing for dermal penetration endpoints when acceptable to regulatory agencies (e.g., European Union countries). At the present time in vitro data to measure dermal irritation is not accepted by regulatory agencies.

Monsanto does not undertake animal testing or commission others to do such testing on our behalf unless it is necessary to ensure the quality or safety of our products. When such tests are necessary, Monsanto adheres to the principle of using the fewest number of animals that will provide scientifically sound data needed to properly evaluate our products and meet regulatory requirements. Through our participation in industry trade associations and our scientists’ affiliations with scientific research organizations, we are working with regulators in an effort to increase the use of alternatives to animal testing where such alternatives can be used appropriately. In addition, Monsanto is a voluntary participant in the EPA’s High Production Volume chemical testing program, designed to reduce the aggregate number of animals subjected to testing while developing required information on high production volume chemicals. Monsanto also participates on the International Life Sciences Institute’s (ILSI) “Improved Animal Testing Paradigm for Agricultural Chemical Safety Assessment” project. The principles being developed in this ILSI project are compatible with the goal of reducing the number of animals used in toxicology testing programs.

Humane treatment and use of animals is a matter of moral and ethical responsibility and scientific results confirming the safety and efficacy of new products rely on well-treated and well-cared-for animals. For these reasons, we are globally committed to ensuring that all animals used in our product testing are treated humanely. Laboratories used by Monsanto in the United States strictly adhere to the Animal Welfare Act regulations, a federal law that sets standards for animal care at universities, medical schools, hospitals and research facilities. In complying with the Animal Welfare Act, all of our study protocols are reviewed by the Animal Use and Care (AUC) Committee of the laboratory prior to the start of the study. The membership of these AUC committees consists of a scientist involved with laboratory animals, a non-scientific member, a public member not affiliated with the laboratory, and a Doctor of Veterinary Medicine. This committee evaluates, among other things, whether there is justification for the study and the design of the study, and how potential pain and distress can be alleviated or avoided.

In summary, adoption of this shareowner proposal would prevent us from conducting tests necessary to ensure the quality and safety of, and obtain regulatory approvals for, our products. It is Monsanto’s policy to use alternatives to animal testing when such alternatives are scientifically valid and predictive so as not to compromise the quality or safety evaluations of our products, and when they are acceptable to regulatory agencies. When animal testing is necessary, we use the fewest number of animals needed to ensure safety, quality, and regulatory compliance, and all tests are conducted in a humane manner in accordance with all applicable laws.

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

“AGAINST” THIS PROPOSAL AND YOUR PROXY WILL BE SO VOTED IF
THE PROPOSAL IS PRESENTED UNLESS YOU SPECIFY OTHERWISE

Stock Ownership of Management and Certain Beneficial Owners

Information is set forth below regarding beneficial ownership of our common stock, to the extent known to the Company, by (i) each person who is a director or nominee; (ii) each executive officer named in the Summary Compensation Table on page 33; (iii) all directors and executive officers as a group; and (iv) each person known to us to be the beneficial owner of 5% or more of our common stock. Except as otherwise noted, each person has sole voting and investment power as to his or her shares. All information is as of August 31, 2004, except as otherwise noted.

	Shares of
	Common	Shares Underlying
	Stock Owned	Options
	Directly or	Exercisable
Name	Indirectly(1)(2)	Within 60 Days(3)	Total(4)

Hugh Grant	85,895	514,334	600,229

Frank V. AtLee III(5)	52,600	0	52,600

John W. Bachmann	5,314	0	5,314

Gwendolyn S. King	10,755	10,000	20,755

Sharon R. Long, Ph.D.	7,394	0	7,394

C. Steven McMillan	21,976	10,000	31,976

William U. Parfet	126,941	10,000	136,941

George H. Poste, D.V.M, Ph.D.	5,343	0	5,343

Robert J. Stevens	12,953	0	12,953

Charles W. Burson	31,275	141,100	172,375

Carl M. Casale	32,136	30,974	63,110

Terrell K. Crews	15,456	255,494	270,950

Robert T. Fraley, Ph.D.(6)	70,318	0	70,318

All directors and executive officers as a group (21 persons)	654,569	1,314,865	1,969,434

Lord, Abbett & Co.(7)	15,993,324	—	15,993,324

Barclays Global Investors, NA(8)	21,835,594	—	21,835,594

(1)	Includes the following shares of deferred common stock deliverable to each non-employee director as compensation under the Directors’ Plan as described beginning on page 10: Mr. AtLee, 23,387; Mr. Bachmann, 1,314; Ms. King, 9,079; Dr. Long, 7,394; Mr. McMillan, 12,430; Mr. Parfet, 11,733; Dr. Poste, 5,343; Mr. Stevens, 7,953; and directors as a group, 78,633. Shares of deferred stock are credited in the form of hypothetical shares to a stock unit account on the first day of the plan year and vest in installments as of the last day of each calendar month during the plan year. No director has voting or investment power of such shares until distributed in accordance with the terms of the Directors’ Plan, generally upon termination of service.

(2)	Includes the indicated number of shares of Monsanto Company common stock beneficially owned by the following individuals under the Monsanto Company Savings and Investment Plan: Mr. Grant, 1,827; Mr. Burson, 1,275; Mr. Casale, 2,136; Mr. Crews, 2,456; Dr. Fraley, 3,660; and executive officers as a group, 38,392. Additionally, excludes the indicated number of hypothetical shares of Monsanto Company common stock credited to a bookkeeping account as deferred compensation in the name of the following individuals under the Monsanto Company ERISA Parity Savings and Investment Plan: Mr. Grant, 7,277; Mr. Burson, 2,149; Mr. Casale, 1,796; Mr. Crews, 2,522; Dr. Fraley, 3,993; and executive officers as a group, 29,712.

(3)	The SEC deems a person to have beneficial ownership of all shares that he or she has the right to acquire within 60 days. For purposes of this table, the Company has used January 29, 2005 as the cut-off date, which is 60 days after December 1, 2004. The shares indicated represent shares underlying stock options granted under the 2000 Amended Long-Term Incentive Plan. The shares underlying options cannot be voted.

(4)	The percentage of shares of outstanding common stock of the Company, including options exercisable within 60 days after December 1, 2004, beneficially owned by any director or executive officer does not exceed 1%. The percentage of shares of outstanding common stock of the Company, including options exercisable within 60 days after December 1, 2004, beneficially owned by all directors and executive officers as a group is 0.7%

(5)	Includes 2,000 shares of Monsanto common stock held by Mr. AtLee’s sons. Mr. AtLee disclaims beneficial ownership of such shares.

(6)	Includes 119 shares of Monsanto common stock held in trust for which Dr. Fraley’s spouse is a successor trustee.

(7)	Pursuant to a Schedule 13G filed with the SEC on February 4, 2004, in its capacity as investment advisors. Lord, Abbett & Co.’s shares represent 6.02% of our outstanding common stock. Lord, Abbett & Co’s business address is 90 Hudson Street, Jersey City, NJ 07302.

(8)	Pursuant to a Schedule 13G filed with the SEC on January 12, 2004, in its capacity as investment advisers. Barclays Global Investors, N.A.’s shares represent 8.34% of our outstanding common stock. Barclays Global Investors, N.A.’s business address is 45 Fremont Street, San Francisco, CA 94105.

Executive Compensation

Summary Compensation Table

The following table sets forth information with respect to the compensation received for services rendered to the Company for the periods indicated by our chairman, president and chief executive officer; and each of the other four most highly compensated executive officers of the Company for the 2004 fiscal year from September 1, 2003 to August 31, 2004 (we refer to these five individuals as the “Named Executive Officers”).

					Long Term Compensation

		Annual Compensation			Awards		Payouts

				Other		Securities
				Annual	Restricted	Under-		All Other
				Compen-	Stock	lying	LTIP	Compen-
			Bonus($)	sation	Awards	Options	Payouts	sation
	Year(1)	Salary($)	(2)	($)(3)	($)	(#)	($)	($)(5)

Hugh Grant	2004	937,500	1,200,000	88,268	—	154,470	—	129,999
Chairman of the Board,	1/03–8/03	449,296	1,488,000	—	—	400,000	—	36,519
President and Chief	2002	590,192	—	—	—	—	2,739,872 (4)	56,651
Executive Officer	2001	561,539	198,000	—	—	—	—	85,151

Charles W. Burson(6)	2004	444,846	320,000	—	—	25,490	—	52,394
Executive V.P.,	1/03-8/03	284,154	412,000	—	—	75,000	—	21,974
Secretary and General	2002	430,000	—	—	320,400 (7)	—	—	22,936
Counsel	2001	305,962	276,000	—	359,900 (7)	116,100	—	6,098

Carl M. Casale	2004	433,077	325,700	—	—	46,340	—	45,825
Executive Vice	1/03-8/03	246,465	412,000	—	—	92,920	—	17,735
President, North	2002	356,058	—	—	—	—	—	24,112
America Commercial	2001	328,846	112,000	—	—	—	—	17,285

Terrell K. Crews	2004	456,923	340,000 (9)	—	—	52,520	—	56,186
Executive Vice	1/03-8/03	270,769	500,000	—	134,160 (8)	99,790	—	22,258
President and Chief	2002	383,077	—	—	—	—	—	32,481
Financial Officer	2001	334,616	100,000	—	—	—	—	39,227

Robert T. Fraley, Ph.D.	2004	492,308	415,000	—	—	77,240	—	61,225
Executive V. P. and	1/03-8/03	316,153	531,700	—	—	144,000	—	26,891
Chief Technology	2002	475,769	—	—	—	—	2,813,130 (4)	53,919
Officer	2001	461,539	140,000	—	—	—	—	90,501

(1)	Compensation for 2001 and 2002 is for the respective calendar years. In July 2003, we changed from a calendar year-end to a fiscal year ending August 31. Consequently, compensation information for the transition period is for the eight months beginning January 1, 2003 and ending August 31, 2003. Compensation information for our fiscal year 2004 is for September 1, 2003 through August 31, 2004.

(2)	In July 2003, the board amended the Company’s by-laws to change from a calendar year end to a fiscal year ending August 31. As a result, the Company had an eight-month transition period from January 1, 2003 to August 31, 2003. The people and compensation committee determined that the Company would not truncate the calendar year 2003 Annual Incentive Plan performance year since goals and measurements for the 2003 calendar year performance period had already been established and performance was underway when the decision was made to change the Company’s year end. Instead, the committee approved an eight-month annual incentive plan transition performance period from January 1, 2004 through August 31, 2004 so that commencing September 1, 2004 the annual incentive plan performance period and the Company’s fiscal year would coincide.

In light of the above, amounts reported above for the 2004 fiscal year represent bonuses earned for performance during the eight-month incentive plan transition performance period from January 1, 2004 through August 31, 2004, which were paid in November 2004. Bonus amounts reported above for the 2003 transition period represent bonuses earned for performance during the 2003 calendar year annual incentive plan performance period, which were paid in March 2004. No bonuses were earned or paid under the 2002 calendar year annual incentive plan performance period. Amounts reported above for 2001 represent bonuses earned for performance during the calendar year 2001 annual incentive plan performance period, which were paid in March 2002. In the case of Mr. Burson for 2001, the amount shown also includes a $200,000 new hire bonus paid in 2001.

(3)	Applicable regulations set reporting thresholds for certain non-cash compensation if the aggregate amount is in excess of the lesser of $50,000 or 10% of the total annual salary and bonus reported for the Named Executive Officers. For Mr. Grant, the amounts shown represent perquisites in the amount of $61,910, which includes an initiation fee of $50,000 to the Bogey Club in St. Louis, Missouri and reimbursement to Mr. Grant of income taxes in the amount of $26,358 with respect to that amount.

(4)	For 2002, includes the vesting and payment of the full value of phantom share accounts on October 1, 2002 pursuant to Phantom Share Agreements entered into at the time of our initial public offering between the Company and each individual identified in the table. All conditions necessary for payment of the value of the phantom shares occurred before the vesting date, including (i) achievement of the performance goal that we have positive net income for 2001; and (ii) shareowner approval (which was obtained at our annual meeting held in 2001). The agreements replaced former change-of-control employment agreements (which were triggered upon Former Monsanto’s merger with Pharmacia & Upjohn) under which the executives would have been entitled to substantial severance benefits under certain circumstances. The phantom share agreements were designed to provide incentive pay tied to the performance of our common stock, generally conditioned upon the executives’ remaining employed by us or our affiliates through the date of vesting.

(5)	Compensation amounts during the 2004 fiscal year include employer contributions to thrift/savings plans as follows: Mr. Grant, $129,999; Mr. Burson, $52,394; Mr. Casale, $45,825; Mr. Crews, $56,186; and Dr. Fraley, $61,225. In response to the enactment of the Sarbanes-Oxley Act of 2002, the Company ceased contributions to the split dollar life insurance arrangement for Dr. Fraley in 2002.

(6)	Mr. Burson’s employment with the Company commenced on April 9, 2001.

(7)	Mr. Burson was granted 10,000 restricted shares under the 2000 Amended Long-Term Incentive Plan on April 9, 2001. The closing per share price of the Company’s common stock on that date was $35.99. On each of April 9, 2002, April 9, 2003, and April 9, 2004, 2,000 of these restricted shares vested. These shares will continue to vest in 20% increments on each successive anniversary of the grant date. Mr. Burson was granted an additional 20,000 restricted shares under the 2000 Amended Long-Term Incentive Plan on September 18, 2002. The closing per share price of the Company’s common stock on that date was $16.02. These shares vest on September 18, 2005. As of August 31, 2004, Mr. Burson’s 24,000 unvested restricted shares had a value of $878,400 using the closing price per share of the Company’s common stock on August 31, 2004 of $36.60. Dividends have been and will be paid to Mr. Burson on these restricted shares.

(8)	Mr. Crews was granted 6,000 restricted shares under the 2000 Amended Long-Term Incentive Plan on June 17, 2003. The closing per share price of the Company’s common stock on that date was $22.36. As of August 31, 2004, Mr. Crews’ 6,000 restricted shares had a value of $219,600 using the closing price per share on August 31, 2004 of $36.60. Dividends have been and will be paid to Mr. Crews on these restricted shares.

(9)	Pursuant to the provisions of the Amended and Restated Monsanto Company Deferred Payment Plan, Mr. Crews elected to defer $60,000 of the bonus amount earning during the January 1- August 31, 2004 performance period until six months after his retirement or sooner termination of employment. The remaining portion of the bonus amount was paid to Mr. Crews in November 2004. Under the terms of the plan, Mr. Crews also elected that: (i) 40% of the deferred amount be credited to a cash account that accumulates interest equivalents, credited monthly, at an annually adjusted rate equal to the average yield of the Moody’s Baa Bond Index for the prior calendar year, and (ii) 60% of the deferred amount be converted to hypothetical shares of Monsanto common stock and credited to a stock unit account, the number of hypothetical shares being equal to the designated deferred amount, divided by the average of the fair market value of one share of Monsanto common stock on each of the ten consecutive days ending on the trading day immediately preceding the date the deferred award was credited to the stock unit account. Accordingly, 846 hypothetical shares of Monsanto common stock were credited to Mr. Crew’s stock unit account as of November 12, 2004, based upon the average fair market value (determined in accordance with the procedure described above) of $42.537. Under the terms of the plan, the hypothetical shares of stock credited to Mr. Crew’s stock unit account will be credited with the cash value of dividend equivalents.

Option Grants in the 2004 Fiscal Year

The following table sets forth certain information regarding awards of Monsanto stock options to the Named Executive Officers during the 2004 fiscal year. All of these awards were granted during the period from September 1, 2003 through August 31, 2004. No stock appreciation rights were granted to such persons during the 2004 fiscal year.

					Potential Realizable Value
					At Assumed Annual Rates of
					Stock Price Appreciation
Individual Grants(1)					for Option Term(2)

	Number of
	Securities	% of Total
	Underlying	Options
	Options	Granted to	Exercise or
	Granted	Employees in	Base Price
Name/Date of Grant	(#)(3)	Fiscal Year	($/Share)(4)	Expiration Date	5%	10%

Hugh Grant
February 27, 2004	154,470(5)	4.2%	$32.385	February 26, 2014	$3,146,052	$7,972,714

Charles W. Burson
February 27, 2004	25,490(5)	0.7%	$32.385	February 26, 2014	$519,149	$1,315,624

Carl M. Casale
February 27, 2004	46,340(5)	1.3%	$32.385	February 26, 2014	$943,795	$2,391,763

Terrell K. Crews
February 27, 2004	52,520(5)	1.4%	$32.385	February 26, 2014	$1,069,662	$2,710,733

Robert T. Fraley, Ph.D.
February 27, 2004	77,240(5)	2.1%	$32.385	February 26, 2014	$1,573,128	$3,986,615

(1)	The options were granted under the 2000 Amended Long-Term Incentive Plan. Options were granted at 100% of the fair market value of Monsanto common stock on the date of grant. The term of these options may not exceed 10 years, and may be shorter as a result of a participant’s death or termination of service. The options will vest in full if we undergo a change of control (as defined in the 2000 Amended Long-Term Incentive Plan). See Proxy Item No. 3 beginning at page 14 for a description of what constitutes a change of control. Such accelerated vesting could result in a participant being considered to receive “excess parachute payments” (as defined in Section 280G of the Code), which payments are subject to a 20% excise tax imposed on the participant. If so, the participant would generally be entitled to be made whole for such excise tax under our excess parachute tax indemnity plan, and we would not be able to deduct the excess parachute payments or any such indemnity payments.

(2)	The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of our stock price. The dollar amounts reflect an assumed annualized growth rate, as indicated, in the market value of our common stock from the date of grant to the end of the option term. We did not use an alternative formula for a grant date valuation, as we are not aware of any formula that will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(3)	The amounts in this column do not reflect option grants to the following individuals under the 2000 Amended Long-Term Incentive Plan on October 29, 2004, at an exercise price per share of $41.61: Mr. Grant, 225,310; Mr. Burson, 37,180; Mr. Casale, 67,600; Mr. Crews, 76,610; and Dr. Fraley, 112,660. The options were granted at 100% of the fair market value of Monsanto common stock on the date of grant upon substantially the same terms and conditions as described in Note 1 above.

(4)	The participants are allowed to pay the exercise price in cash, by delivering shares of our common stock or by any other method designated by the people and compensation committee at the time of grant.

(5)	Options become exercisable in three equal installments on March 15, 2005, March 15, 2006 and March 15, 2007.

Aggregated Option Exercises in the 2004 Fiscal Year and Option Values on August 31, 2004

The following table presents (i) the unexercised Monsanto stock options held by each Named Executive Officer; and (ii) the value of such in-the-money options as of August 31, 2004, as if such in-the-money options were vested and exercisable as of August 31, 2004. During the 2004 fiscal year, Mr. Grant exercised options for 99,000 shares, Mr. Casale exercised options for 177,780 shares and Dr. Fraley exercised options for 189,120 shares.

					Value of Unexercised
	Shares			Number of Unexercised Options	In-the-Money
	Acquired			at	Options at
	on	Value		August 31, 2004	August 31, 2004
	Exercise	Realized		(#)	($)
Name	(#)	($)		Exercisable/Unexercisable(1)(2)	Exercisable/Unexercisable(3)

Hugh Grant	99,000	1,852,835	(4)	514,334/ 421,136	$8,463,227/ $5,419,656

Charles W. Burson	0	0		141,100/ 75,490	$726,982/ $1,125,661

Carl M. Casale	177,780	1,817,374	(5)	30,974/ 108,286	$584,644/ $1,361,789

Terrell K. Crews	0	0		255,494/ 119,046	$4,323,564/ $1,513,939

Robert T. Fraley, Ph.D.	189,120	2,135,582	(6)	0/ 173,240	0/ $2,278,852

(1)	The options were granted under the 2000 Amended Long-Term Incentive Plan. Options were granted at 100% of the fair market value on the date of grant and vest in varying increments at specified periods. The term of these options may not exceed 10 years and may be shorter as a result of a participant’s death or termination of service. The options will vest in full if we undergo a change of control (as defined in the 2000 Amended Long-Term Incentive Plan). See Proxy Item No. 3 beginning at page 14 for a description of what constitutes a change of control. Such accelerated vesting could result in a participant being considered to receive “excess parachute payments” (as defined in Section 280G of the Code), which payments are subject to a 20% excise tax imposed on the participant. If so, the participant would generally be entitled to be made whole for such excise tax under our excess parachute tax indemnity plan, and we would not be able to deduct the excess parachute payments or any such indemnity payments.

(2)	The participant is allowed to pay the exercise price in cash, by delivering shares of our common stock or by any other method designated by the people and compensation committee at the time of grant.

(3)	Calculated by: (A) determining the difference between (1) the average of the high and low trading prices per share of the Company’s common stock on August 31, 2004, and (2) the exercise price of the option; and (B) multiplying such difference by the total number of shares under option.

(4)	On August 17, 2004, Mr. Grant exercised options for 30,000 shares of common stock with an exercise price of $16.145 per share. Of the shares exercised, Mr. Grant held 9,440 shares and sold the remainder on the same day for $35.9404 per share. On August 24, 2004, Mr. Grant exercised options for 29,000 shares of common stock with an exercise price of $16.145 per share. Of the shares exercised, Mr. Grant held 9,125 shares and sold the remainder on the same date in separate transactions: one for 2,800 shares at a sale price of $36.48; one for 600 with a sale price of $36.46 per share; one for 2,700 shares at a sale price of $36.45 per share; one for 300 shares at a sale price of $36.43 per share; one for 2,800 shares at a sale price of $36.42 per share; one for 400 shares at a sale price of $36.41 per share; one for 2,200 shares at a sale price of $36.40 per share; one for 1,200 shares at a sale price of $36.34 per share; one for 900 shares at a sale price of $36.33 per share; one for 800 shares at a sale price of $36.30 per share; and one for 5,175 at a sale price of $36.28 per share. On August 31, 2004, Mr. Grant exercised options for 40,000 shares of common stock with an exercise price of $20 per share. Of the shares exercised, Mr. Grant held 10,435 shares and sold the remainder on the same date in separate transactions: one for 100 shares at a sale price of $36.54; one for 500 shares at a sale price of $36.53; one for 3,400 shares at a sale price of $36.52; one for 1,000 shares at a sale price of $36.51 and one for 24,565 shares at a sale price of $36.50. Each of these transactions was pursuant to a Rule 10b5-1 trading plan adopted by Mr. Grant on July 14, 2004.

(5)	On February 5, 2004, Mr. Casale exercised options for 177,780 shares of common stock with an exercise price of $20 per share. Of the shares exercised, Mr. Casale held 25,000 shares and sold the remainder on the same date in separate transactions: one for 1,000 shares at a sale price of $30.19; one for 80,400 shares at a sale price of $30.20; one for 6,300 shares at a sale price of $30.21; one for 5,700 shares at a sale price of $30.22; one for 8,200 shares at a sale price of $30.23; one for 18,000 shares at a sale price of $30.24; one for 18,780 shares at a sale price of $30.25; one for 4,300 shares at a sale price of $30.26; one for 1,500 shares at a sale price of $30.27; one for 600 shares at a sale price of $30.28; one for 500 shares at a sale price of $30.29; one for 2,600 shares at a sale price of $30.30; one for 2,000 shares at a sale price of $30.33; and one for 2,900 shares at a sale price of $30.34.

(6)	On November 20, 2003, Dr. Fraley exercised options for 50,000 shares of common stock with an exercise price of $20 per share. These shares were sold on the same day for $27 per share. On December 1, 2003, Dr. Fraley exercised options for 50,000 shares of common stock with an exercise price of $20 per share. These shares were sold on the same day for $28 per share. On January 27, 2004, Dr. Fraley exercised options for 41,120 shares of common stock with an exercise price of $20 per share. These shares were sold on the same day for $30 per share. On July 6, 2004, Dr. Fraley exercised options for 24,000 shares of common stock with an exercise price of $16.145 per share. These shares were sold on the same day for $36.95 per share. On July 7, 2004, Dr. Fraley exercised options for 24,000 shares of common stock with an exercise price of $16.145 per share. These shares were sold on the same date in separate transactions: one for 2,300 shares at a sale price of $36.93 per share; one for 1,100 shares at a sale price $36.91; one for 100 shares at a sale price of $36.85; one for 1,300 shares at a sale price of $36.84; one for 700 shares at a sale price of $36.79; one for 2,900 shares at a sale price of $36.77; one for 1,600 shares at a sale price of $36.76 and one for 14,000 shares at a sale price of $36.75. Each of these transactions was pursuant to a Rule 10b5-1 trading plan adopted by Dr. Fraley on August 11, 2003.

Long-Term Incentive Plan Awards in 2004 Fiscal Year

The following table presents the restricted stock units granted during our 2004 fiscal year to each of the Named Executive Officers.

			Estimated Future Payouts
			Under Non-Stock Price-Based Plan
		Performance or
	Number	Other Period Until
	of	Maturation or			Maximum
Name	Units	Payout	Threshold (#)	Target(#)(1)(2)	(#)

Hugh Grant	17,160	8/31/06	8,580	17,160	34,320

Charles W. Burson	2,830	8/31/06	1,415	2,830	5,660

Carl M. Casale	5,150	8/31/06	2,575	5,150	10,300

Terrell K. Crews	5,840	8/31/06	2,920	5,840	11,680

Robert T. Fraley, Ph.D.	8,580	8/31/06	4,290	8,580	17,160

(1)	The target number of performance-based restricted stock units shown above were granted on February 27, 2004 at a grant price of $32.385, with vesting subject to (i) the Company’s attainment of specified performance criteria relating to cumulative earnings per share and cash flow goals during the designated performance period (September 1, 2003-August 31, 2005), and (ii) the executive’s continued employment during the designated service period (September 1, 2003-August 31, 2006). The actual numbers of units that will vest may be fewer than the target or threshold amounts shown, or zero, if the goals are not met at least at the threshold level, or if the executive’s employment terminates before the end of the service period. Grantees receive dividend equivalent payments on their units. Units are generally settled by delivery of shares at the time they vest, except to the extent the grantee elects to defer delivery. Messrs. Grant and Crews have elected to defer delivery of their units until retirement or sooner termination of employment. See “Committee Reports — Report of the People and Compensation Committee on Executive Compensation, Components of Executive Compensation — Long-Term Incentive Plan” at page 40.

(2)	The amounts in the column do not reflect grants of a target number of performance-based restricted stock units under the 2000 Amended Long-Term Incentive Plan on October 29, 2004 at a grant price of $41.61, to the following individuals: Mr. Grant, 25,040; Mr. Burson, 4,140; Mr. Casale, 7,520; Mr. Crews, 8,520; and Dr. Fraley, 12,520.

Pension Plans

The Named Executive Officers (as well as our other employees) are eligible for retirement benefits payable under our tax-qualified and non-qualified defined benefit pension plans. The Former Monsanto tax-qualified defined benefit pension plan in the United States had been sponsored by Pharmacia through December 31, 2001, and we were a participating employer in the plan through that date. Effective as of January 1, 2002, pursuant to the Employee Benefits and Compensation Allocation Agreement between us and Pharmacia, as amended (the “Allocation Agreement”) (see Appendix D for a more detailed description of the Allocation Agreement), the Former Monsanto U.S. tax-qualified defined benefit pension plan was split into two tax-qualified defined benefit pension plans: one covering our employees and certain former employees allocated to us, and one covering those Pharmacia employees and former employees who had been covered under the Former Monsanto plan prior to January 1, 2002. Also effective January 1, 2002, sponsorship of the Former Monsanto plan was transferred to and assumed by us, and the trust under the Former Monsanto plan was converted into a master trust that held the assets of both our plan and Pharmacia’s plan. Also effective as of January 1, 2002, we established our own non-qualified defined benefit pension plans in the U.S. and all liabilities under the non-qualified defined benefit pension plans sponsored by Pharmacia relating to the Named Executive Officers (as well as our other employees) through that date were transferred to our plans. As of August 1, 2002, the master trust was separated into two trusts: one under the Monsanto tax-qualified defined benefit plan and one under the Pharmacia tax-qualified defined benefit plan. The disclosure that follows reflects the status of the Former Monsanto defined benefit pension plans as of the end of the 2004 fiscal year.

Effective January 1, 1997, the Former Monsanto U.S. defined benefit pension plan was amended. The Former Monsanto non-qualified pension plans providing benefits to executives that cannot be provided under the Former Monsanto qualified plan because of limitations under federal tax law was similarly amended. The amended Former Monsanto defined benefit pension plans each consists of two accounts: a “prior plan account” and a “cash balance account.”

The opening balance of the prior plan account was the lump sum value of the executive’s December 31, 1996 monthly retirement benefit earned at Former Monsanto prior to January 1, 1997 under the old defined benefit pension plan described below, calculated using the assumption that the monthly benefit would be payable at age 55 with no reduction for early payment. The formula used to calculate the opening balance for employment with Former Monsanto was the greater of 1.4% (1.2% for employees hired by Former Monsanto on or after April 1, 1986) of average final compensation multiplied by years of service, without reduction for Social Security or other offset amounts, or 1.5% of average final compensation multiplied by years of service, less a 50% Social Security offset. Average final compensation for purposes of determining the opening balance was the greater of (1) average compensation received during the 36 months of employment prior to 1997 or (2) average compensation received during the highest three of the five calendar years of employment prior to 1997.

For each year of the executive’s continued employment with Former Monsanto, Pharmacia or us, the executive’s prior plan account will be increased by 4% to recognize that prior plan benefits would have grown as a result of pay increases.

For each year that the executive is employed by Former Monsanto, Pharmacia or us after 1996, 3% of annual compensation in excess of the Social Security wage base and a percentage (based on age) of annual compensation (salary and annual bonus) will be credited to the cash balance account. The applicable percentages and age ranges are: 3% before age 30, 4% for ages 30 to 39, 5% for ages 40 to 44, 6% for ages 45 to 49, and 7% for age 50 and over. In addition, the cash balance account of executives who earned benefits under Former Monsanto’s old defined benefit pension plan will be credited each year (for up to 10 years based on prior years of service with Former Monsanto or Pharmacia), during which the executive is employed after 1996, with an amount equal to a percentage (based on age) of annual compensation. The applicable percentages and age ranges are: 2% before age 30, 3% for ages 30 to 39, 4% for ages 40 to 44, 5% for ages 45 to 49, and 6% for age 50 and over.

In addition to the retirement benefits for Mr. Grant based on his years of service as our employee in the United States, Mr. Grant is also eligible for regular retirement benefits based on his years of service as our employee outside the United States in the United Kingdom. In addition, Mr. Grant participates in our regular, non-qualified pension plan designed to protect retirement benefits for employees serving in more than one country.

Mr. Burson has an individual supplemental retirement arrangement with us under which he is entitled to a supplemental retirement benefit, subject to certain conditions. The amount of the benefit is credited to a notational bookkeeping account and is equal to two and one-half times the sum of the contribution credits to his accounts under our tax-qualified and non-qualified defined benefit plans, plus interest credits on the from time-to-time balance of the account credited in the same manner as are interest credits under our tax-qualified defined benefit plan.

The estimated annual benefits payable under our United States tax-qualified and non-qualified defined benefit plans to the Named Executive Officers as a single life annuity beginning at age 65 (assuming that each Named Executive Officer remains employed by us until age 65 and receives 4% annual compensation increases) are as follows: Mr. Grant, $949,503; Mr. Burson, $245,144; Mr. Casale, $643,970; Mr. Crews, $496,481; and Dr. Fraley, $581,734. The estimated annual benefit payable to Mr. Grant as a single life annuity beginning at age 65 under the non-qualified pension plan for employees serving in more than one country is $944,102. When the United Kingdom pension benefits and non-qualified pension plan benefits for employees serving in more than one country are included for Mr. Grant, his total estimated annual benefit payable as a single life annuity beginning at age 65 is $1,961,460.

Equity Compensation Plan Information

In General. We currently have two compensation plans under which our equity securities are authorized for issuance to employees or non-employee directors in exchange for goods or services: the 2000 Amended Long-Term Incentive Plan, and the Monsanto Broad-Based Stock Option Plan. Both plans have been approved by our shareowners. Equity-based compensation awards under the Directors’ Plan have been granted under the 2000 Amended Long-Term Incentive Plan as and when provided for under the Directors’ Plan.

The following table shows for these plans as a group the number of shares of common stock to be issued upon exercise of options outstanding at August 31, 2004, the weighted average exercise price of those options, and the number of shares of common stock remaining available for future issuance at August 31, 2004, excluding shares to be issued upon exercise of outstanding options. We do not have any equity compensation plans assumed by us in mergers. The table does not reflect the proposed 2005 Long-Term Incentive Plan that is to be submitted to shareowners in Proxy Item No. 3.

Equity Compensation Plan Table

	Number of		Number of Securities
	Securities to be	Weighted-	Remaining Available for
	Issued Upon	average	Future Issuance Under
	Exercise of	Exercise Price	Equity Compensation
	Outstanding	of Outstanding	Plans (Excluding
	Options,	Options,	Securities to be Issued
	Warrants and	Warrants and	Upon
Plan Category	Rights	Rights	Exercise)(2)(3)

Equity compensation plans approved by security holders(1)	19,340,095	$22.281	7,717,908

Total	19,340,095	$22.281	7,717,908

(1)	At August 31, 2004, under the 2000 Amended Long-Term Incentive Plan, there was a total of 18,177,375 shares of common stock to be issued upon exercise of outstanding options granted having a weighted average exercise price of $22.192, 89,511 shares of deferred common stock and 7,535,688 shares of common stock remaining available for future issuance (excluding shares to be issued upon exercise of outstanding options). At August 31, 2004, under the Broad-Based Stock Option Plan, there was a total of 1,162,720 shares of common stock to be issued upon exercise of outstanding options having a weighted average exercise price of $23.672 and 182,220 shares of common stock remaining available for future issuance (excluding shares issuable upon exercise of outstanding options).

(2)	This calculation excludes 176,500 shares of restricted stock, 89,511 shares of deferred stock and 54,730 shares of restricted stock units that were issued as of August 31, 2004.

(3)	The Company’s Employee Stock Purchase Plan allows certain of our employees in the United States, Canada and Singapore (excluding executive officers and directors) to borrow up to $10,000 from the Company to purchase shares of Monsanto stock at the fair market value of the stock on the date of the purchase, and repay the borrowed funds, without interest, through payroll deductions over 40 months. While there is no fixed limit on the number of shares available under the plan, all shares are purchased on the open market. The plan prohibits a participant from having loan advances for more than $10,000 in total or for more than three separate purchases of stock outstanding at one time. Amounts relating to the Employee Stock Purchase Plan are not reflected in the above table. As of August 31, 2004, 116,965 shares of our common stock have been purchased by employees under the plan and 473 employees were participating in the plan. This plan has been approved by our shareowners.

Committee Reports

Report of the People and Compensation Committee on Executive Compensation

The people and compensation committee is responsible for the establishment and review of our compensation policies and programs for the Company’s executive officers. It also approves, reviews and monitors the Company’s executive succession plan, and reviews and monitors the Company’s performance as it affects its people and the overall compensation policies for its people.

Under the terms of its charter, the committee is required to consist of three or more members of the board of directors who, in the opinion of the board, meet the independence requirements of the NYSE, are “non-

employee directors” pursuant to SEC Rule 16b-3, and are “outside directors” for purposes of Section 162(m) of the Code.

Compensation Policies

The overall objectives of the committee are to develop compensation policies and practices that:

•	align management’s interests with the long-term interests of shareowners;
•	encourage employees to behave like owners of the business and reward them when shareowner value is created;
•	provide reward systems that are simple, credible and common across the organization;
•	promote creativity, innovation and calculated risk-taking to achieve outstanding business results;
•	encourage employees to continually improve their capabilities to deliver business results;
•	reward for results rather than on the basis of seniority, tenure, or other entitlement; and
•	make the Company a great place to work that values diversity and inclusiveness in order to attract world-class employees at all levels around the globe.

Components of Executive Compensation

In furtherance of these objectives, the compensation programs for all Company executives include three components: (1) base pay; (2) an annual incentive program; and (3) a long-term incentive program.

The committee retains an outside consultant specializing in executive compensation to provide expertise on various matters coming before the committee. The levels of current compensation at competitive companies, derived from compensation surveys provided by an outside consultant, were used for comparison in establishing the Company’s current executive compensation policies, compensation programs and awards. The primary comparator group consisted of companies in general industry and the specialty chemicals industry with revenues generally approximating that of the Company. The committee also included data from the biotechnology industry. The philosophy underlying each element of executive compensation is discussed below.

The annual and long-term compensation components of the program have been designed to encourage executives to increase shareowner value. Annual incentive compensation for the 2003 performance year (January 1-December 31, 2003), paid in March 2004, and the 2004 performance period (January 1, 2004-August 31, 2004), paid in November 2004, were based on results versus goals for sales growth, earnings per share and cash flow, all of which affect shareowner value. Incentive compensation is closely tied to providing outstanding returns for shareowners.

Base Pay. Base pay reflects the external market value of a particular role as well as the experiences and qualifications that an individual brings to the role. Base pay is generally targeted to the median of the base pay paid by companies in our comparator group for a particular role.

Annual Incentive Plan. The Annual Incentive Plan for all regular employees, including executives, provides for cash awards that are determined shortly after the end of the performance period being measured. These annual awards depend upon the Company’s achievement of goals set at the beginning of each performance period; the individual’s level of responsibility; where applicable, performance of his or her business or staff group; and the individual’s personal performance.

In connection with and as a result of the board’s adopting an amendment to the by-laws of the Company in July 2003, changing the Company’s fiscal year end to August 31 (effective August 31, 2003), the committee determined that the Company would not truncate the 2003 Annual Incentive Plan performance year, since goals and measurements for the year had already been established and performance was underway when the decision was made to change the fiscal year end. Bonuses earned for the January 1-December 31, 2003 performance period were paid in March 2004. The committee established an incentive plan covering the January 1 through August 31, 2004 performance period, and determined that commencing September 1, 2004, the performance year for any incentive plan adopted by the Company would be commensurate with the fiscal year of the Company, unless otherwise provided by the board or the committee.

The 2003 Annual Incentive Plan for the January 1-December 31, 2003 performance period was designed to focus on the achievement of sales growth, earnings per share and cash flow. The plan required that the incentive pool be funded at no less than 20% of the “target” level of funding if the Company paid dividends with respect to each quarter during the performance year. However, the Company had to meet the threshold level of performance with respect to earnings per share in order for any funding of the incentive pool above 20% of the target level of funding to have occurred. Each employee’s annual incentive opportunity for the 2003 Annual Incentive Plan was communicated in terms of “target” Company and individual performance as measured against goals set for the year, with award opportunities at “outstanding” performance equal to two times that at “target” performance. Funding was determined by the Company’s attainment of the financial objectives and other subjective performance criteria determined by the committee after the end of the 2003 performance year. Neither the incentive pool nor individual awards were capped. However, the committee retained discretion to determine funding of the incentive pool and individual awards for executive officers. Annual incentives were generally targeted at the median of the comparator group for target performance as measured against goals, with upside opportunity for above target performance.

The design of the incentive plan for the January 1-August 31, 2004 performance period and the incentive opportunities for executive officers, management and non-management employees were substantially the same as for the 2003 Annual Incentive Plan, except that incentive opportunities were pro-rated for the eight-month performance period. Similarly, the design of the September 1, 2004-August 31, 2005 incentive plan and the incentive opportunities for executive officers, management and non-management employees were substantially the same as the prior plans.

Long-Term Incentive Program. The committee authorized a grant of stock options on February 27, 2004 to all regular management employees of the Company, including executive officers, pursuant to the terms of the Monsanto Company Long-Term Incentive Plan. The committee also authorized a grant of performance-based restricted stock units on February 27, 2004 to certain executive officers, also pursuant to the terms of the plan, giving the executives the opportunity to receive shares of the company’s common stock after the conditions relating to the award have been met.

In determining the February 2004 grant of both stock options and restricted stock units, the committee first reviewed data from both general industry and biotechnology companies to determine the proportion of a Company’s total number of shares outstanding typically used for employee compensation programs in the marketplace. After determining the number of Company shares that could be used for awards for the January 1-August 31 long-term incentive period to management based on that competitive analysis of the 50th and 75th percentiles of the marketplace, market data by employee classification level was reviewed to determine the allocation of the available shares amongst all eligible employees. For officers, a long-term value was determined for each individual. Seventy-five percent of that value was converted to a number of stock options using an estimated Black-Scholes value, and the remaining 25% of that value was converted to a number of performance-based restricted stock units. For all other management employees (approximately 1,800 people), the long-term incentive opportunity for each individual was established (based on the individual’s role) by converting a percentage of base pay to a number of stock options using an estimated Black-Scholes value. Stock options granted in February 2004 for management were generally granted on February 27, 2004 to vest in annual increments of one-third; however, no options may vest before they have been held at least one year. Those eligible management employees hired or promoted in 2004 after February 27, 2004 through August 31, 2004 have received pro-rated stock option grants generally upon the same terms and conditions as the February 27th grant, with the grant price equaling the fair market value of the Company stock on the date of the grant.

The performance-based restricted stock units granted to executives in February 2004 were also granted on February 27, 2004, with vesting subject to (i) the Company’s attainment of specified performance criteria relating to cumulative earnings per share and cash flow goals during the designated performance period (September 1, 2003-August 31, 2005), and (ii) the executive’s continued employment during the designated service period (September 1, 2003-August 31, 2006). After the end of the performance period on August 31, 2005, the committee will determine performance against the goal the committee established for purposes of Section 162(m) of the Code with respect to the grant. If the Section 162(m) performance goal is not met, all units will be forfeited as of November 15, 2005. If the Section 162(m) performance goal is met, a corresponding portion the number of units initially awarded to each executive, from zero to 200%, will be considered eligible for vesting as determined by the committee based on the Company’s attainment of the specified performance criteria during the performance period and the executive’s employment during the service period. The executive is also eligible to receive cash payments equal to the cash dividends the executive would have been paid had he or she been the record owner of a number of shares of Monsanto stock equal to the number of units subject to the award on the applicable record date. The units will be settled by delivery of the appropriate number of shares of our common stock at the time of vesting or, if elected by the executive, at a later time.

The committee also authorized a grant of stock options on October 29, 2004 to all regular management employees of the Company, including executive officers, pursuant to the terms of the Monsanto Company Long-Term Incentive Plan, and a grant of performance-based restricted stock units to certain executive officers on that same date. In determining the October 2004 grant of both stock options and restricted stock units, the committee used the same criteria to determine the allocation of the available shares amongst all eligible employees as it had with respect to the February 2004 grant of stock options and restricted stock units. The design of the performance-based restricted stock unit awards granted to executives on October 29, 2004 are essentially the same as those granted in February 2004, except that the designated performance period is September 1, 2004-August 31, 2006 and the designated service period is September 1, 2004-August 31, 2007 and return on capital has been added as a performance goal along with earnings per share and cash flow.

Other Grants. The committee or the Restricted Stock Grant Committee of the board may also make grants of restricted stock to individual executives to hire or retain those individuals or motivate achievement of particular business objectives. Additional stock option grants may be made to hire or retain certain individuals, reflect increased responsibility, or motivate the achievement of a particular business objective.

Chief Executive Officer Compensation

Through December 2, 2003, the committee was responsible for reviewing no less than annually the performance of the chief executive officer of the Company and recommending to the board the individual elements of his total compensation. Effective as of December 3, 2003, the board amended the committee charter to provide that the committee, rather than the full board, shall determine the compensation of the chief executive officer.

On December 3, 2003, the committee determined to increase Mr. Grant’s total annualized base pay compensation for his service as chairman, president and chief executive officer to $960,000, effective as of that date, to bring his pay closer to market (defined as the median of the base pay paid by companies in our comparator group for this role). At that time, the committee determined to again consider Mr. Grant’s base pay compensation relative to the market during the first part of 2004. On May 3, 2004, the committee again reviewed Mr. Grant’s total annualized base pay and determined to increase his total annualized base pay compensation to $1,000,000, effective May 24, 2004. On October 11, 2004, after reviewing Mr. Grant’s performance and relevant market data, the committee determined to increase his total annualized base pay to $1,050,000, effective as of January 3, 2005.

In connection with his election as president and chief executive officer of the company in May 2003, the committee recommended and our board of directors approved an increase Mr. Grant’s 2003 annual incentive opportunity at target level performance under the Company’s annual incentive plan for the January 1-December 31, 2003 performance year from 80% (his annual incentive opportunity that had been set in connection with his service as chief operating officer) to 100% of year-end base pay. A bonus in the amount of $1,488,000 was paid to Mr. Grant in March 2004 under the annual incentive plan for the 2003 performance period after the committee’s evaluation of his performance in light of corporate goals and objectives. For the January 1, 2004-August 31, 2004 performance period, the Committee again set Mr. Grant’s annual incentive opportunity at target-level performance at 100% of year-end base pay. In October 2004, the committee again evaluated Mr. Grant’s performance against corporate goals and objectives and determined to pay him a bonus under the January 1-August 31, 2004 Annual Incentive Plan in the amount of $1,200,000, which was paid in November 2004. On February 27, 2004, Mr. Grant received a grant of 154,470 stock options at a grant price of $32.385 under the Monsanto Company Long-Term Incentive Plan, upon the same terms and conditions approved by the committee for all management level employees.

Mr. Grant also received a grant of 17,160 performance-based restricted stock units at a grant price of $32.385 under the plan, upon the same terms and conditions approved by the committee for other executive officers, as described above. Under the terms of this grant, Mr. Grant will be eligible to vest in between zero and 34,320 units, depending on performance. If he vests in some or all of the units and then meets the additional service requirement described above, he will receive a corresponding number of shares of stock upon settlement of his units. In accordance with the deferral option described above, Mr. Grant has elected to defer receipt of any shares of stock pursuant to his units until his retirement or sooner termination of employment. On October 29, 2004 Mr. Grant received a grant of 225,310 stock options at a grant price of $41.61, also upon the same terms and conditions approved by the committee for all management level employees, and 25,040 performance-based restricted stock units at a grant price of $41.61, also upon the same terms and conditions as approved by the committee for other executive officers.

Effective as of the time Mr. AtLee became interim president and chief executive officer of the Company in December 2002, Mr. AtLee’s total compensation for his services to the Company was set at $905,000 on an annualized basis, offset by fees associated with his board service and previous consulting arrangement. Accordingly, Mr. AtLee’s compensation for services from January 1, 2003 through May 29, 2003 was $372,218. He was also eligible for a bonus opportunity equal to 100% of that amount for “target-level” Company and individual performance. In January 2004, the committee, based on its evaluation of Company and Mr. AtLee’s performance, recommended to the full board that Mr. AtLee be paid a bonus in the amount of $600,000. The board accepted the committee’s recommendation and Mr. AtLee was paid such bonus amount in March 2004. Mr. AtLee also received a grant of 150,000 stock options on February 19, 2003 at a price of $16.395. These options vested on February 19, 2004.

Compensation for Other Executives

The cash bonus awards to other executive officers were generally based upon the same factors as determined the funding of the incentive pool under the terms of the annual incentive plan for the January 1- December 31, 2003 performance period (paid in March 2004), and for the January 1-August 31, 2004 performance period (paid in November 2004). On February 27, 2004 and on October 29, 2004, the other executive officers received a grant of stock options at a grant price of $32.385 and $41.61 respectively, under the Monsanto Company Long-Term Incentive Plan, upon the same terms and conditions approved by the committee for all management level employees. On each of those dates, each of the Named Executive Officers also received a grant of performance-based restricted stock units, upon the same terms and conditions as approved by the committee for other executive officers. Some executive officers have elected to defer receipt of shares pursuant to these units, in accordance with their terms.

Deductibility of Compensation

The goal of the committee is to comply with the requirements of Section 162(m) of the Code, to the extent deemed practicable, with respect to options and annual and long-term incentive programs in order to avoid losing the deduction for compensation in excess of $1 million paid to one or more of the Named Executive Officers. We have generally structured our compensation plans with the objective that amounts paid under those plans and arrangements are tax deductible, including by having the plans approved by the Company’s shareowners. However, the committee may elect to provide compensation outside those requirements when it deems appropriate to achieve its compensation objectives. No exceptions were made to this policy in our 2004 fiscal year.

Executive and Director Stock Ownership Requirements

The committee and management also believe that an important adjunct to an incentive program is significant stock ownership by the senior executives. Accordingly, the Company has stock ownership requirements for approximately 40 executives, in addition to our non-employee directors. The stock ownership requirements are five times base salary for the Company’s chief executive officer, three times base salary for eleven other senior executives, one times base salary for the remaining executives and 12,000 shares for non-employee directors (increased from 6,000 shares on December 3, 2003 on recommendation of the committee). Unexercised stock options or certain restricted shares are not counted in satisfying these requirements. Previously, target dates had been established for meeting the applicable ownership requirement. However, on December 3, 2003, the guidelines were changed to eliminate the target dates in favor of a requirement that each covered executive and director retain a specified portion of the shares of Company stock received as a result of exercising a stock option or pursuant to a restricted stock grant or other equity-based award granted under the Company’s Long-Term Incentive Plan until the applicable stock ownership requirement is met. The required retention is net of the number of shares equal in value to the tax obligations with respect the award, assuming such taxes are paid at the highest marginal rate. The Committee reviews progress towards meeting the ownership requirements. As of the date of this letter, Mr. Grant has met his stock ownership requirements through holdings of Company stock and shares or share equivalents beneficially owned or owned under the Company’s savings and investment plans.

Summary

The Committee believes that the caliber and motivation of its people, and the leadership of its CEO and executive officers, are critical factors in the Company’s ability to create competitive advantage for shareholders through Company performance. We believe that the long-term component of compensation is an important element of our total compensation approach. Shareholder approval of the 2005 Long-Term Incentive Plan is critically important to the Company’s ability to offer equity incentives that align the interests of Monsanto employees with shareowners for the success of the Company. We believe the 2005 Long-Term Incentive Plan (discussed on page 14 of this Proxy Statement) is worthy of your support.

PEOPLE AND COMPENSATION COMMITTEE

C. Steven McMillan, Chair
Gwendolyn S. King
William U. Parfet
John W. Bachmann

November 19, 2004

Report of the Audit and Finance Committee

In fulfilling its responsibilities, the audit and finance committee, among other things, has reviewed and discussed the audited financial statements contained in the 2004 Annual Report on Form 10-K with the Company’s management and its independent auditor.

Management advised the audit and finance committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States. Management is responsible for the financial statements and the reporting process, including the system of internal control. The independent auditor is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. Members of the audit and finance committee rely, without independent verification, on the information provided to them by management and on the representations made to them by the independent auditor. Accordingly, the oversight provided by the audit and finance committee should not be considered as providing an independent basis for determining that management has established and maintained appropriate internal control over financial reporting, that the financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or that the audit of the Company’s financial statements by the independent auditor has been carried out in accordance with auditing standards generally accepted in the United States.

In addition, the audit and finance committee discussed with the independent auditor the matters required to be discussed by: Statement on Auditing Standards, AU Section 380 (SAS No. 61), Communication with Audit Committees, as amended; Statement on Auditing Standards, AU Section 722 (SAS 100), Interim Financial Information; and Rule 2-07 of Regulation S-X, Communication with Audit Committees; as well as the auditor’s independence from Monsanto and its management, including the matters in the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

The Company expects to be billed an aggregate of $6.3 million by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (which we collectively refer to as “Deloitte”) for professional services in the 2004 fiscal year. The table below sets forth the components of this aggregate amount as well as components of the aggregate amount billed by Deloitte for professional services rendered to the Company of $4.6 million for 2003 transition period and $6.9 million for the 12 months ended December 31, 2002.

Amount Billed

	12 Months	2003
	Ended	Transition
Description of Professional Service	December 31, 2002	Period	Fiscal Year 2004

Audit Fees – professional services rendered for the audit of our annual consolidated financial statements, for the reviews of the consolidated financial statements included in our Form 10-Qs (for the 12 months ended Dec. 31, 2002, including professional services rendered for audit services paid for by the Company in the amount of $750,000 for which the Company was reimbursed by Pharmacia Corporation) and for statutory and regulatory audits required for foreign jurisdictions.	$2.7 million	$3.2 million	$4.0 million

Audit-related Services – assurance and related services by Deloitte that are reasonably related to the performance of the audit or review of financial statements and employee benefit plan audits.	$1.6 million	$0.2 million	$0.4 million

Tax Fees– professional services rendered by Deloitte for tax compliance, tax consulting, tax planning and expatriate tax services.	$1.3 million	$1.1 million	$1.7 million

All Other Fees – For fiscal year 2004 and the transition period, includes $0.2 and $0.1 for expatriate assignment services, respectively. For the 12 months ended Aug. 31, 2002, includes $0.2 million for expatriate assignment services and $1.1 million for non-financial information systems and other services.	$1.3 million	$0.1 million	$0.2 million

As described in our charter, it is the audit and finance committee’s policy and procedure to review and consider and ultimately pre-approve, where appropriate, all audit and non-audit engagement services to be performed by our independent auditors. The audit and finance committee’s Audit and Non-Audit Services Pre-Approval Policy is attached as Appendix E hereto. In accordance with that policy, the committee has approved certain “audit services” for fiscal year 2005 and has pre-approved certain “audit-related services,” “tax services” and “all other services” to be provided until the next audit engagement is approved by the audit and finance committee, in each case after obtaining an understanding of the services and subject to a specific budget. In cases of future services, based on an understanding of the specific scope of the services, the chair of the audit and finance committee has the delegated authority to pre-approve the provision of services, and such approvals are then communicated to the full audit and finance committee. All of the “audit services,” audit-related services,” “tax services” and “all other services” provided by Deloitte during the 2004 fiscal year were pre-approved by the audit and finance committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy.

In reliance on the reviews and discussions referred to above, and exercising our business judgment, the audit and finance committee recommended to the board of directors (and the board of directors has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for our fiscal year ended August 31, 2004, for filing with the SEC.

AUDIT AND FINANCE COMMITTEE

William U. Parfet, Chair
John W. Bachmann
C. Steven McMillan
Robert J. Stevens

November 2, 2004

Stock Price Performance Graph

The graph below compares the performance of the Company’s common stock with the performance of the Standard & Poor’s 500 Stock Index (a broad-based market index) and a peer group index over a 46-month period extending through the end of the 2004 fiscal year. In July 2003, we changed from a calendar year end to a fiscal year ending August 31. The Company therefore had an eight-month transition period from January 1, 2003 through August 31, 2003. The measurement periods shown in the performance graph below correspond to our calendar year ends prior to our change in fiscal year, our transition period that ended on August 31, 2003, and our August 31, 2004 fiscal year end. This graph assumes that $100 was invested on October 17, 2000, in our common stock or on September 30, 2000, in the Standard & Poor’s 500 Stock Index and the peer group index, and that all dividends were reinvested.

Because we are involved in the agricultural products and seeds and genomics businesses, no published peer group accurately mirrors our portfolio of businesses. Accordingly, we created a peer group index that includes Bayer AG ADR, Dow Chemical Company, DuPont (E.I.) de Nemours and Company, BASF AG and Syngenta AG. The Standard & Poor’s 500 Stock Index and the peer group index are included for comparative purposes only and do not necessarily reflect management’s opinion that such indices are an appropriate measure of the relative performance of the stock involved, and are not intended to forecast or be indicative of possible future performance of our common stock.

COMPARISON OF 46 MONTH CUMULATIVE TOTAL RETURN

	10/00	12/00	12/01	12/02	8/03	8/04

MONSANTO COMPANY	100.00	135.32	171.24	99.71	135.78	196.63

S&P 500	100.00	92.17	81.22	63.27	73.36	81.76

PEER GROUP	100.00	130.99	110.38	104.39	117.92	137.53

In accordance with the rules of the SEC, the information contained in the Report of the People and Compensation Committee on Executive Compensation beginning on page 39, the Report of the Audit and Finance Committee beginning on page 44 and the Stock Price Performance Graph on this page, shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to the SEC’s Regulation 14A, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Certain Agreements

Change-of-Control Employment Agreements

We have entered into change-of-control employment agreements with a number of key executives including our Named Executive Officers. Generally, these agreements have terms that currently end on June 30, 2005, and are automatically extended one year at a time, unless we give the executive a notice that no extension will occur. If a change of control of Monsanto occurs during the term of an agreement, then the agreement becomes operative for a fixed period. Generally, under these agreements, a change of control is defined to include:

•	The acquisition by any person or group of 20% or more of the combined voting power of the Company (excluding acquisitions from or by the Company, any subsidiary or Company employee benefit plan and certain business combinations in which generally substantially all of the beneficial owners of the Company’s voting power own more than 60% of the combined voting securities of the resulting corporation, in substantially the same proportion as prior to the combination, no one has 20% of the voting power as a result of the combination and at least a majority of the board of directors of the resulting company were members of the incumbent board);

•	Individuals constituting our board of directors at the time of our initial public offering (“incumbent directors”) generally cease to constitute at least a majority of our board, provided that any subsequent director whose election or nomination was approved by a majority of the incumbent directors shall be considered to be an incumbent director;

•	Certain mergers, consolidations, sales of assets or other business combinations occur except as described in the first bullet above; or

•	Our shareowners approve a complete liquidation or dissolution of the Company.

The agreements provide generally that the Named Executive Officer’s terms and conditions of employment, including position, location, compensation and benefits, will not be adversely changed during the three-year period after such a change of control. If, during this three-year period, we terminate the executive’s employment other than for cause, death or disability, or the executive terminates for good reason, or if we terminate the executive’s employment without cause in connection with or in anticipation of a change of control, the executive is generally entitled to receive:

•	a specified multiple of the executive’s annual base salary plus an annual bonus amount and an amount to reflect our employer matching contributions under various savings plans;

•	accrued but unpaid compensation;

•	continued welfare benefits for a specified number of years;

•	a lump sum payment having an actuarial present value equal to the additional retirement plan benefits the executive would have received if he or she had continued to be employed by us for a specified number of years;

•	if the executive has reached age 50 at the conclusion of a specified number of years following employment termination, receipt of lifetime retiree medical benefits (to the extent applicable); and

•	outplacement benefits.

In addition, the executive is generally entitled to receive a payment in an amount sufficient to make him or her whole for any federal excise tax on excess parachute payments.

The specified multiple and the specified number of years is three for Messrs. Grant, Burson, Casale, and Crews, and Dr. Fraley.

Excess Parachute Tax Indemnity Plan

We have adopted the Excess Parachute Tax Indemnity Plan, which provides that if any of our non-employee directors or any of our employees who is not a party to a change-of-control employment agreement described above is subject to the federal tax on excess parachute payments received in connection with a change of control, we generally will pay him or her an amount to make him or her whole for the tax, and will pay any legal fees he or she may incur to enforce his or her rights under the plan or in connection with any Internal Revenue Service audit related to the excise tax.

Arrangements Between Monsanto and Pharmacia

Prior to our initial public offering, we entered into arrangements with Pharmacia, as of September 1, 2000, providing for, among other things, the separation of our businesses from those of Pharmacia. In connection with the spinoff, we entered into an additional agreement with Pharmacia to clarify our respective rights and obligations relating to our indemnification obligations under the September 1, 2000 agreement pertaining to the separation of our businesses from those of Pharmacia. A summary description of the material terms of these arrangements, which include the separation agreement and other key related agreements between Pharmacia and us can be found at Appendix D (which is incorporated herein by reference). The full texts of these agreements have been filed with the SEC either as exhibits to the registration statement relating to our initial public offering or as exhibits to other SEC filings with respect to agreements finalized after the date of our initial public offering.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires all Company executive officers, directors, and persons owning more than 10% of any registered class of our capital stock to file reports of ownership and changes in ownership with the SEC. Based solely on the reports received by us and on written representations from reporting persons, we believe that all such persons complied with all applicable filing requirements during our 2004 fiscal year, with the exception of the following persons for whom the Company filed such reports late: Janet M. Holloway, one of our executive officers, who filed two late Forms 4, each reporting one transaction; and Mr. AtLee, Mr. Bachmann, Ms. King, Dr. Long, Mr. McMillan, Mr. Parfet, Dr. Poste and Mr. Stevens who each filed a late Form 4 reporting one transaction involving the payment of dividend equivalents with respect to shares of deferred common stock deliverable under the Monsanto Company Non-Employee Director Equity Incentive Plan.

General Information

Shareowner Proposals

Proposals Included in Proxy Statement

Proposals of shareowners of the Company that are intended to be presented by such shareowners at the Company’s 2006 annual meeting and that shareowners desire to have included in the Company’s proxy materials relating to such meeting must be received by the Company at its principal executive offices no later than 5:00 p.m., Central Time, August 11, 2005, which is 120 calendar days prior to the anniversary of this year’s mailing date. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies.

Proposals Not Included in the Proxy Statement

If a shareowner wishes to present a proposal at the Company’s annual meeting in the year 2006 or to nominate one or more directors and the proposal is not intended to be included in the Company’s proxy statement relating to that meeting, the shareowner must give advance written notice to the Company prior to the deadline for such meeting determined in accordance with the Company’s by-laws. In general, the Company’s by-laws provide that such notice should be addressed to the Secretary and be received at the Company’s Creve Coeur Campus no less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. For purposes of the Company’s 2006 annual meeting, such notice must be received not later than October 22, 2005 and not earlier than September 22, 2005. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. The Company’s by-laws set out specific requirements that such written notices must satisfy. Any shareowner filing a written notice of nomination for director must describe various matters regarding the nominee and the shareowner, including such information as name, address, occupation and shares held. Any shareowner filing a notice to bring other business before a shareowner meeting must include in such notice, among other things, a brief description of the proposed business and the reasons therefor, and other specified matters. Copies of those requirements will be forwarded to any shareowner upon written request.

Other Information

The board of directors knows of no matter, other than those referred to in this proxy statement, which will be presented at the meeting. However, if any other matters, including a shareowner proposal excluded from this proxy statement pursuant to the rules of the SEC, properly come before the meeting or any of its adjournments, the person or persons voting the proxies will vote in accordance with their best judgment on such matters. Should any nominee for director be unable to serve or for good cause will not serve at the time of the meeting or any adjournments thereof, the persons named in the proxy will vote for the election of such other person for such directorship as the board of directors may recommend, unless, prior to the meeting, the board has eliminated that directorship by reducing the size of the board. The board is not aware that any nominee herein will be unable to serve or for good cause will not serve as a director.

The Company will bear the expense of preparing, printing and mailing this proxy material, as well as the cost of any required solicitation. Directors, officers or employees of the Company may solicit proxies on behalf of the Company. We have engaged Morrow & Co., Inc. to assist us in the solicitation of proxies. We expect to pay Morrow approximately $10,000 for these services plus expenses. In addition, the Company will reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of the Company’s stock and obtaining their proxies.

You are urged to vote promptly by marking, signing, dating, and returning your proxy card or by voting by telephone or over the Internet. You may revoke your proxy at any time before it is voted; and if you attend the meeting, as we hope you will, you may vote your shares in person.

By Order of the Board of Directors,
MONSANTO COMPANY

CHARLES W. BURSON
Secretary

December 9, 2004

APPENDIX A

INFORMATION REGARDING OUR FORMATION

Prior to Sept. 1, 1997, a corporation that was then known as Monsanto Company (Former Monsanto) operated an agricultural products business (the Ag Business), a pharmaceuticals and nutrition business (the Pharmaceuticals Business) and a chemical products business (the Chemicals Business). Former Monsanto is today known as Pharmacia. Pharmacia is now a wholly owned subsidiary of Pfizer Inc. (Pfizer), which together with its subsidiaries operates the Pharmaceuticals Business. Our business consists of the operations, assets and liabilities that were previously the Ag Business. Solutia comprises the operations, assets and liabilities that were previously the Chemicals Business. The following table sets forth a chronology of events that resulted in the formation of Monsanto, Pharmacia and Solutia as three separate and distinct corporations, and provides a brief background on the relationships among these three corporations.

Description of Event
Date of Event

Sept. 1, 1997
•  Pharmacia (then known as Monsanto Company) entered into a Distribution Agreement with Solutia related to the transfer of the operations, assets and liabilities of the Chemical Business from Pharmacia (then known as Monsanto Company) to Solutia.

• Pursuant to the Distribution Agreement, Solutia assumed and agreed to indemnify Pharmacia (then known as Monsanto Company) for certain liabilities related to the Chemicals Business.

Dec. 19, 1999	• Pharmacia (then known as Monsanto Company) entered into an agreement with Pharmacia & Upjohn, Inc. (PNU) relating to a merger (the Merger).

Feb. 9, 2000	• We were incorporated in Delaware as a wholly owned subsidiary of Pharmacia (then known as Monsanto Company) under the name “Monsanto Ag Company.”

March 31, 2000	• Effective date of the Merger.

•  In connection with the Merger, (1) PNU became a wholly owned subsidiary of Pharmacia (then known as Monsanto Company); (2) Pharmacia (then known as Monsanto Company) changed its name from “Monsanto Company” to “Pharmacia Corporation”; and (3) we changed our name from “Monsanto Ag Company” to “Monsanto Company.”

Sept. 1, 2000	• We entered into a Separation Agreement with Pharmacia related to the transfer of the operations, assets and liabilities of the Ag Business from Pharmacia to us.

•  Pursuant to the Separation Agreement, we were required to indemnify Pharmacia for any liabilities primarily related to the Ag Business or the Chemicals Business, and for liabilities assumed by Solutia pursuant to the Sept. 1, 1997 Distribution Agreement, to the extent that Solutia fails to pay, perform or discharge those liabilities.

Oct. 23, 2000	• We completed an initial public offering in which we sold approximately 15 percent of the shares of our common stock to the public. Pharmacia continued to own 220 million shares of our common stock.

July 1, 2002
•  Pharmacia, Solutia and we amended the Sept. 1, 1997, Distribution Agreement to provide that Solutia will indemnify us for the same liabilities for which it had agreed to indemnify Pharmacia and to clarify the parties’ rights and obligations.

• Pharmacia and we amended the Sept. 1, 2000 Separation Agreement to clarify our respective rights and obligations relating to our indemnification obligations.

Aug. 13, 2002	• Pharmacia distributed the 220 million shares of our common stock that it owned to its shareowners via a tax-free stock dividend (the Monsanto Spinoff).
• As a result of the Monsanto Spinoff, Pharmacia no longer owns any equity interest in Monsanto.

April 16, 2003	• Pursuant to a merger transaction, Pharmacia became a wholly owned subsidiary of Pfizer.

Dec. 17, 2003	• Solutia and 14 of its U.S. subsidiaries filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

      Under the Separation Agreement between Monsanto and Pharmacia, effective Sept. 1, 2000, as amended (Separation Agreement), we assumed responsibility for, among other things described below, legal proceedings primarily related to the agricultural business that Pharmacia transferred to us. As required by the Separation Agreement, we will indemnify Pharmacia for costs, expenses, judgments or settlements of, and will receive benefits from, any such legal proceedings.

      Pursuant to the Separation Agreement, we were also required to indemnify Pharmacia for liabilities that Solutia assumed from Pharmacia under a Distribution Agreement entered into between those companies in connection with the spinoff of Solutia on Sept. 1, 1997, as amended (Distribution Agreement), to the extent

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that Solutia fails to pay, perform or discharge those liabilities. Those liabilities remain the present responsibility of Pharmacia and are referred to as “Solutia’s Assumed Liabilities.” Solutia’s Assumed Liabilities may include, among others, litigation, environmental remediation, and certain retiree liabilities relating to individuals who were employed by Pharmacia prior to the Solutia spinoff.

      On Dec. 17, 2003, Solutia and 14 of its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York (Bankruptcy Court). Solutia is seeking relief from paying certain liabilities, including some or all of Solutia’s Assumed Liabilities, and on Feb. 17, 2004, notified Pharmacia and Monsanto that it was disclaiming its obligations to defend pending or future litigation relating to Solutia’s Assumed Liabilities. We believe Solutia remains obligated to continue to defend such litigation unless and until discharged from such obligations by the Bankruptcy Court. However, in order to protect Pharmacia’s and our interests while that issue is resolved, we have assumed, on an interim basis, the management of that litigation for which Solutia has disclaimed responsibility and have advanced and expect to continue to advance funds for the defense, performance or disposition of these matters. To the extent additional such matters arise in the future, we may also assume management of those matters and advance funds for purposes of defense and resolution. We plan to pursue recovery of our expenses from Solutia in the Chapter 11 proceeding.

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APPENDIX B

AUDIT AND FINANCE COMMITTEE CHARTER

Purpose

      The Audit and Finance Committee is appointed by the Board to assist the Board in the oversight of (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and the independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

      The Audit and Finance Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

Committee Membership

      The Audit and Finance Committee shall consist of three or more members of the Board. The members of the Audit and Finance Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. No director may serve as a member of the Audit and Finance Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair such director’s ability to serve effectively on the Audit and Finance Committee.

      The members of the Audit and Finance Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee. Members shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

Committee Authority and Responsibilities

      The Audit and Finance Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification), and shall approve all audit engagements and the fees and terms thereof and all non-audit engagements with the independent auditors subject to de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit and Finance Committee prior to the completion of the audit. The Audit and Finance Committee may consult with management but shall not delegate these responsibilities to management. The independent auditor shall report directly to the Audit and Finance Committee.

      The Audit and Finance Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.

      The Audit and Finance Committee may delegate the authority to approve audit and permitted non-audit engagements with the independent auditors to a member of the committee. If any such authority is delegated, any decisions to pre-approve any activity shall be presented to the full Audit and Finance Committee at its next meeting.

      The Audit and Finance Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit and Finance Committee may form and delegate authority to subcommittees when appropriate.

      The Audit and Finance Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit and Finance Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit and Finance Committee. The Audit and Finance Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Audit and Finance Committee shall meet with management, the internal auditors and the independent auditor in separate executive sessions at least quarterly. The Audit and Finance Committee may also, to the extent it deems necessary or appropriate, meet with the Company’s investment bankers or with financial analysts who follow the Company.

      The Audit and Finance Committee shall make regular reports to the Board with respect to its activities, including any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal audit function. The Audit and Finance Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

      The Audit and Finance Committee shall produce and provide to the Board of Directors an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Audit and Finance Committee with the requirements of this Charter. The performance evaluation shall also recommend to the Board of Directors any improvements to the Audit and Finance’s Charter deemed necessary or desirable by the Audit and Finance Committee. The performance evaluation by the Audit and Finance Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board of Directors may take the form of an oral report by the Chairperson of the Audit and Finance Committee or any other member of the Audit and Finance Committee designated by the Committee to make this report.

      The Audit and Finance Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.	Review and discuss with management and the independent auditor the Company’s Form 10-Q, including the quarterly financial statements, prior to the filing of its Form 10-Q, including the results of the independent auditor’s reviews of the quarterly financial statements.

3.	Review and discuss with management and the independent auditor (a) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including the development, selection and disclosure of critical accounting estimates and analyses of the effects of alternative GAAP methods on the financial statements, and (b) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

4.	Review and discuss quarterly reports from the independent auditors on:

(a)	All critical accounting policies and practices to be used.

(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

5.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

6.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

7.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

8.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. In particular, discuss:

(a)	The adoption of, or changes to, the Company’s significant auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

(b)	The management letter provided by the independent auditor and the Company’s response to that letter, as well as other material written communications between the independent auditor and management, such as any schedule of unadjusted differences.

(c)	Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9.	Review disclosures made to the Audit and Finance Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor

10.	Review the experience and qualifications of the senior members of the independent auditor team.

11.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including reviewing and evaluating the lead audit partner of the independent auditor and considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal auditor. The Audit and Finance Committee shall present its conclusions with respect to the independent auditor to the Board and, if so determined by the Audit and Finance Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the auditor.

12.	Ensure the rotation of the audit partners of the independent auditor as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

13.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

14.	Discuss with the national office of the independent auditor issues on which they were consulted by the Company’s audit team and matters of audit quality and consistency.

15.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

16.	Review the appointment and replacement of the senior internal auditing executive.

17.	Review the significant reports to management prepared by the internal auditing department and management’s responses.

18.	Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

19.	Obtain from the independent auditor assurance that Section 10A(b) and Rule 13b2-2(b) under the Exchange Act have not been implicated.

20.	Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Global Standards of Business Conduct. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Global Standards of Business Conduct.

21.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

22.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

23.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Financial Oversight

24.	In discharging its finance oversight responsibilities, the Audit and Finance Committee shall:

(a)	Review and discuss the Company’s financial plans, policies and budgets to ensure their adequacy and soundness in providing for the Company’s current operations and long-term growth.

(b)	Review, discuss and make recommendations to the Board concerning proposed equity, debt or other securities offerings and private placements.

(c)	Review and make recommendations to the Board concerning its dividend policy and dividends to be paid.

Employee Benefit Plans Investment Fiduciary Function

25.	Appoint the members and monitor the performance of the Company’s Pension and Savings Funds Investment Committee, which serves as fiduciary responsible for the control and management of the assets of each employee pension or welfare benefit plan sponsored by the Company.

Limitation of Audit and Finance Committee’s Role

      While the Audit and Finance Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit and Finance Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

APPENDIX C

MONSANTO COMPANY

2005 LONG-TERM INCENTIVE PLAN

1. PURPOSES

The Monsanto Company 2005 Long-Term Incentive Plan is designed to:

•	focus management on business performance that creates stockholder value;

•	encourage innovative approaches to the business of the Company;

•	reward for results;

•	encourage ownership of Monsanto common stock by management; and

•	encourage taking higher risks with an opportunity for higher reward.

2. DEFINITIONS

2.1 “1933 Act” shall have the meaning set forth in Section 11.14(a).

2.2 “Affiliate” means any entity that is an Associated Company of the Company or a Subsidiary of the Company.

2.3 “Associated Company” of the Company means any corporation, partnership, joint venture, limited liability company, or other entity or enterprise, of which the Company owns or controls, directly or indirectly, 10% or more of the outstanding shares of stock normally entitled to vote for the election of directors, or of comparable equity participation and voting power, other than a Subsidiary of the Company.

2.4 “Award” means any Option, Stock Appreciation Right, Restricted Share, Restricted Stock Unit, unrestricted Share, Cash Award, dividend equivalent unit or other award granted under this Incentive Plan.

2.5 “Award Certificate” means a written document, in such form as the Committee may from time to time prescribe, setting forth the terms and conditions of an Award.

2.6 “Board” means the board of directors of the Company.

2.7 “Board People Committee” means the People and Compensation Committee of the Board or such other committee consisting of two or more members of the Board as may be appointed by the Board to administer this Incentive Plan pursuant to Section 4.1.

2.8 “Cash Award” shall mean an Award denominated in cash.

2.9 “Change of Control” means the happening of any of the events described in subsections (a) through (d) below:

(a)	the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company or a Subsidiary of the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or a Subsidiary of the Company; or (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) of this definition;

(b)	individuals who, as of the date of the initial public offering of the common stock of the Company, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)	consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including without limitation a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, a Subsidiary of the Company, any corporation resulting from a Business Combination or any employee benefit plan (or related trust) thereof) beneficially owns, directly or indirectly, 20% or more of the then-outstanding shares of common stock of the corporation resulting from such Business Combination or 20% or more of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors of such corporation, except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

2.10 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

2.11 “Committee” means the Board People Committee, or its permitted delegate.

2.12 “Company” means Monsanto Company, a Delaware corporation incorporated February 9, 2000 (originally under the name Monsanto Ag Company), and any successors thereto.

2.13 “Covered Employee” means a Participant designated prior to or at the time of the grant of an Award by the Committee as an individual who is or may be a “covered employee” of the Company within the meaning of Section 162(m)(3) of the Code, in the year in which the Company is expected to be entitled to a federal income tax deduction with respect to the Award.

2.14 “Director Plan” means the Monsanto Company Non-Employee Director Equity Incentive Compensation Plan.

2.15 “Disability” means a physical or mental disability that causes a Participant to be considered disabled under the terms of the disability income plan applicable to such Participant, whether or not such Participant actually receives such disability benefits, or, in the event that there is no disability income plan applicable to such Participant, as determined by the Committee.

2.16 “Effective Date” has the meaning set forth in Section 3.

2.17 “Eligible Participant” means any member of the Board and any employee of the Company or an Affiliate.

2.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

2.19 “Exercise Price” means the price at which a Participant may purchase a Share covered by an Option, or the price with respect to which the Stock Appreciation Right Fair Market Value of a Stock Appreciation Right is determined, as applicable.

2.20 “Fair Market Value” means the average of the highest and lowest per-share sales prices for the Shares during normal business hours on the New York Stock Exchange for the immediately preceding date, or if the Shares were not traded on the New York Stock Exchange on such date, then on the next preceding date on which the Shares were traded, all as reported by such source as the Committee may select.

2.21 “Grant Date” means the date as of which the Committee determines that a grant of an Award shall be effective.

2.22 “Incentive Option” means an Option that is designated as an Incentive Option and that meets the requirements of Section 422 of the Code for “incentive stock options.”

2.23 “Incentive Plan” means the Monsanto Company 2005 Long-Term Incentive Plan set forth herein.

2.24 “Non-Qualified Option” means an Option that either is not designated as an Incentive Option or does not meet the requirements of Section 422 of the Code for “incentive stock options.”

2.25 “Option” means a right granted under this Incentive Plan to a Participant to purchase a Share at a specified price for a specified period of time.

2.26 “Participant” means an Eligible Participant to whom an Award has been granted pursuant to this Incentive Plan; provided, that in the case of the death or legal incapacity of a Participant, the term “Participant” shall refer to a beneficiary designated pursuant to Section 7.4 or Section 11.1 or the guardian or legal representative of the Participant acting in a fiduciary capacity on behalf of such Participant under state law and court supervision or comparable office and supervision under applicable foreign law.

2.27 “Performance Objective” means a performance objective adopted by the Committee pursuant to this Incentive Plan for Participants who have received Awards. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives to be unsuitable, the Committee may modify such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate.

2.28 “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

2.29 “Qualified Performance-Based Awards” means (i) Options, (ii) Stock Appreciation Rights, and (iii) all other Awards that are designated as such pursuant to Section 10.1.

2.30 “Reporting Person” means a person subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Shares.

2.31 “Restricted Shares” means Shares that are granted or delivered subject to restrictions in accordance with Section 7.3.

2.32 “Restricted Stock Units” means Shares granted as set forth in Section 7.5.

2.33 “Retirement” means a Participant’s Termination of Service on or after the date on which the Participant attains age 50.

2.34 “Section” Unless otherwise indicated, all “Section” references are to sections of this Incentive Plan.

2.35 “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

2.36 “Shares” means shares of Company common stock. If there has been an adjustment or substitution pursuant to Section 5.5, the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which the Shares are adjusted pursuant thereto.

2.37 “Stock Appreciation Right” means a right described in Section 6.

2.38 “Subsidiary” of the Company means any corporation, partnership, joint venture, limited liability company, or other entity or enterprise of which the Company, as applicable, owns or controls, directly or indirectly, 50% or more of the outstanding shares of stock normally entitled to vote for the election of directors or of comparable equity participation and voting power.

2.39 “Termination for Cause” of a Participant or any other individual means a Termination of Service for “cause,” “just cause,” “misbehavior,” or any similar term, as defined in any unexpired employment agreement between the Participant or other individual and the Company or an Affiliate, as the case may be (including without limitation any employment agreement the effectiveness of which has been triggered by a change of control as defined therein), or, in the absence of such an agreement, or if such agreement exists but does not define any such term, an involuntary Termination of Service of the Participant or other individual on account of the Participant’s or other individual’s engaging in (i) any willful or intentional neglect in performing his duties, including, but not limited to, fraud, misappropriation or embezzlement involving property of the Company or an Affiliate, or (ii) any other intentional wrongful act that may impair the goodwill or business of the Company or an Affiliate, or that may cause damage to any of their businesses.

2.40 “Termination without Cause” of a Participant or any other individual means a Termination of Service that is involuntary on the part of the Participant or other individual, other than a Termination for Cause or as a result of the Participant’s death or Disability.

2.41 “Termination of Service” of a Participant or any other individual occurs when the Participant or other individual is no longer either an employee of the Company or any of the Affiliates (including without limitation because the entity that employs the Participant or other individual has ceased to be an Affiliate), or a member of the Board.

3. EFFECTIVE DATE AND TERM OF THIS INCENTIVE PLAN

The effective date (the “Effective Date”) of this Incentive Plan is January 20, 2005, subject to approval by the Company’s shareholders. No further grants may be made under this Incentive Plan after the 10th anniversary of such shareholder approval (i.e. January 20, 2015).

4. ADMINISTRATION

4.1 Delegation. This Incentive Plan shall be administered by the Board People Committee except to the extent the Board People Committee delegates administration pursuant to this paragraph. The Board People Committee may delegate all or a portion of the administration of this Incentive Plan to one or more committees, or to senior managers of the Company or its Subsidiaries, and may authorize further delegation by such committees to senior managers of the Company or its Subsidiaries, in each case to the extent permitted by Delaware law; provided, that determinations regarding the timing, pricing, amount and terms of any Award to a Reporting Person shall be made only by the Board People Committee; and provided, further, that no such delegation may be made that would cause Awards or other transactions under this Incentive Plan to cease to be exempt from Section 16(b) of the Exchange Act or cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption; and provided, finally, that no delegation may be made of the powers granted to the Board People Committee under Section 11.16. Any such delegation may be revoked by the Committee at any time.

4.2 Scope of Authority. The Committee shall have full power and authority to administer and interpret this Incentive Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of this Incentive Plan as the Committee deems necessary or advisable. The Committee’s powers include, but are not limited to (subject to the specific limitations described herein, including without limitation Sections 6.6 and 7.6), the authority to determine the Eligible Participants to be granted Awards under this Incentive Plan; to determine the size and applicable terms and conditions of grants to be made to such employees; to determine the time when Awards will be granted; to determine the terms and conditions of any grant, including, without limitation, the Exercise Price, any vesting condition, restriction or limitation (which may contain Performance Objectives relating to the performance of the Participant, the Company or an Affiliate) and any acceleration of vesting or waiver of forfeiture regarding any grant and the Shares relating thereto; to determine whether a resignation was voluntary and whether a Termination of Service was a Termination for Cause; and to modify, amend or adjust the terms and conditions of any grant made to a Participant, at any time, provided, that the Committee may not reprice any outstanding Option or Stock Appreciation Right by reducing the Exercise Price thereof, canceling and regranting such Award, or otherwise.

4.3 Actions and Interpretations. The Committee’s interpretations of this Incentive Plan and of Award Certificates, and all actions taken and determinations made by the Committee concerning any matter arising under or with respect to this Incentive Plan or any Awards granted hereunder, shall be in its sole discretion and final, binding and conclusive on all interested parties, including the Company, an Affiliate, stockholders of any of those entities, and all former, present and future employees thereof. The Committee may, with respect to all questions of accounting, rely conclusively upon any determination made by the internal accountants of the Company.

4.4 Board Authority. Any authority granted to the Committee may also be exercised by the Board or another committee of the Board, except to the extent that the grant or exercise of such authority would cause any Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. Without limiting the generality of the foregoing, to the extent the Board has delegated any authority under this Incentive Plan to another committee of the Board, such authority shall not be exercised by the Committee unless expressly permitted by the Board in connection with such delegation.

4.5 Award Certificates. Each Award shall be evidenced by an Award Certificate.

5. SHARES AUTHORIZED

5.1 Total Number. The total number of Shares available for delivery pursuant to Awards under this Incentive Plan is 12,000,000. Awards of Options, Restricted Stock and Deferred Stock under the Director Plan (and as defined under the Director Plan) shall automatically be granted under this Incentive Plan as and when provided for in the Director Plan.

5.2 Other Limits. The total number of Shares for which Awards may be granted under this Incentive Plan to any one Eligible Participant shall not exceed, in any three-year period, 3,385,125 Shares. The total number of Shares delivered pursuant to Restricted Shares, Restricted Stock Units and unrestricted Shares under this Incentive Plan shall not exceed 75% of the total number of Shares that may be delivered pursuant to Awards under this Incentive Plan.

5.3 Source of Shares. The Shares that may be delivered pursuant to Awards granted under this Incentive Plan may be authorized but unissued Shares not reserved for any other purposes or Shares held in or acquired for the treasury of the Company, or both.

5.4 Forfeitures, Etc. If any Award is forfeited, any Option (and the related Stock Appreciation Right, if any) or any Stock Appreciation Right not related to an Option terminates, expires or lapses without being exercised, or any Stock Appreciation Right is exercised for cash, the Shares subject to such Awards that are, as a result, not delivered to the Participant shall again be available for delivery in connection with Awards. If a Stock Appreciation Right is exercised, only the number of Shares issued will be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. If the Exercise Price of any Option is satisfied by delivering Shares to the Company (by either actual delivery or by attestation), only the number of Shares issued net of the Shares delivered or attested to shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery pursuant to Awards under this Incentive Plan. To the extent any Shares subject to an Award are not delivered to a Participant because such Shares are used to satisfy an applicable tax withholding obligation, such Shares shall again be available for delivery in connection with Awards; provided, further, that only Shares that are used to satisfy an applicable tax withholding obligation upon exercise of an Option shall again be available for delivery pursuant to Incentive Options.

5.5 Share and Other Adjustments. In the event of any change in corporate capitalization such as a stock split, any corporate transaction such as a merger, consolidation, separation, spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of reorganization in Section 368 of the Code), or any partial or complete liquidation of the Company, then notwithstanding any other provision of this Incentive Plan, the Committee or Board may make such substitution or adjustments in the aggregate number and kind of shares reserved for delivery pursuant to Awards under this Incentive Plan, in the limitations set forth in this Section 5, in the number and kind of shares subject to outstanding Awards, in the Exercise Price of outstanding Options and Stock Appreciation Rights, and/or such other equitable substitution or adjustments as it may determine to be appropriate; provided, that the number of shares subject to any Award shall always be a whole number and that no adjustment will be permissible hereunder to the extent it would cause any Qualified Performance-Based Award to fail to qualify for the Section 162(m) Exemption. Shares delivered under the Plan as an Award or in settlement of an Award issued or made (i) upon the assumption, substitution, conversion or replacement of outstanding awards under a plan or arrangement of an entity acquired in a merger or other acquisition, or (ii) as a post-transaction grant under such a plan or arrangement of an acquired entity, shall not reduce or be counted against the maximum number of Shares available for delivery under the Plan, to the extent that the exemption for transactions in connection with mergers and acquisitions from the stockholder approval requirements of the New York Stock Exchange for equity compensation plans applies.

6. OPTIONS AND STOCK APPRECIATION RIGHTS

6.1 Grants. Options and Stock Appreciation Rights may be granted at such time or times determined by the Committee following the Effective Date to any Eligible Participant, except that Incentive Options may not be granted to Eligible Participants who are not employees of a parent or subsidiary corporation, as defined in Sections 424(e) and (f), respectively, of the Code, with respect to the Company. Each Option and each Stock Appreciation Right shall be granted subject to such terms and conditions, if any, not inconsistent with this Incentive Plan, as shall be determined by the Committee and set forth in the applicable Award Certificate, including any provisions as to continued employment or continued service as consideration for the grant or exercise of such Option or Stock Appreciation Right, provisions as to performance conditions, and any provisions that may be advisable to comply with applicable laws, regulations or the rulings of any governmental authority.

6.2 Options.

(a)	Exercise Price. The per-Share Exercise Price of an Option shall be established by the Committee in connection with the grant thereof, but shall not be less than 100% of the Fair Market Value of a Share on the Grant Date. No exercise of an Option shall be effective before payment of the Exercise Price therefore.

(b)	Method of Payment. The Exercise Price for Shares purchased upon exercise of an Option shall be paid upon such terms as shall be set forth in the applicable Award Certificate. Without limiting the foregoing, the Committee may establish payment terms for the exercise of Options that permit the Participant to deliver Shares (or other evidence of ownership of Shares satisfactory to the Company) with a Fair Market Value equal to the Exercise Price as payment; provided, that any such Shares that were not acquired by the Participant in open-market purchases have been owned by the Participant for at least six months free of any restrictions and without being subject to forfeiture. The payment terms for an Incentive Option must be established in connection with the grant thereof.

6.3 Stock Appreciation Rights.

(a)	Nature of Right. A Stock Appreciation Right shall entitle its holder to receive, upon exercise, a payment, in cash or Shares as described in Section 6.3 (d), equal to (i) the excess of (A) the Fair Market Value of a Share on the date of exercise of a Stock Appreciation Right, over (B) the per-Share Exercise Price of the Stock Appreciation Right, times (ii) the number of shares as to which it is being exercised. A Stock Appreciation Right may be granted either with a related Option at the time the Option is originally granted or, in the case of a Non-Qualified Option, thereafter, or without a related Option.

(b)	Exercise Price. The per-Share Exercise Price of a Stock Appreciation Right that has a related Option shall equal the per-Share Exercise Price of the related Option. The per-Share Exercise Price of a Stock Appreciation Right that does not have a related Option shall be established in connection with the grant thereof, but shall not be less than 100% of the Fair Market Value of a Share on the Grant Date.

(c)	Grant with Related Option. A Stock Appreciation Right that is granted with a related Option shall be subject to the same terms and conditions as the Option, shall be exercisable only to the extent its related Option is exercisable, and shall terminate or be forfeited and cease to be exercisable when the term of the related Option expires or the related Option is forfeited.

(d)	Form of Payment. The Committee shall determine, in each case, whether the payment to a Participant upon exercise of a Stock Appreciation Right will be in the form of all cash, all Shares (which may be Restricted Shares) or any combination thereof. If payment is to be made in Shares, the number of Shares shall be equal to the amount of the payment, as described in the first sentence of Section 6.3(a), divided by the Fair Market Value of Share on the date of exercise.

(e)	Proceeds. The Committee shall determine the timing of any payment made in cash, Shares or a combination thereof upon exercise of a Stock Appreciation Right hereunder, whether in a lump sum, in annual installments or otherwise deferred, and the Committee shall determine whether such payments may bear interest or dividend equivalents pursuant to Section 9.

6.4 Exercise of Options or Stock Appreciation Rights; Term. An Option or Stock Appreciation Right, or portion thereof, may be exercised during the period beginning on the date when it first becomes exercisable in accordance with its terms, and ending upon the expiration of its term or, if sooner, when it is forfeited as a result of a Termination of Service or otherwise in accordance with the terms and conditions of the Option or Stock Appreciation Right. Subject to the provisions of Section 6.5 hereof, the term of an Option or Stock Appreciation Right shall expire on such date, not later than the tenth anniversary of the Grant Date, as set forth in the applicable Award Certificate. The exercise of all or a portion of a Stock Appreciation Right granted with a related Option shall result in the forfeiture of all or a corresponding portion of the related Option and vice versa. To exercise an Option or Stock Appreciation Right, a Participant shall give notice to the Company or its agent, specifying the number of Shares with respect to which the Option or Stock Appreciation Right is being exercised, and otherwise complying with such procedures as the Committee may from time to time establish.

6.5 Effect of Termination of Service on the Exercise of Options and Stock Appreciation Rights. Unless otherwise set forth in the applicable Award Certificate, and subject to Section 6.6, the effect of a Participant’s Termination of Service on any Option or Stock Appreciation Right then held by the Participant, to the extent it has not previously expired or been exercised, shall be as follows:

(a)	Before Vesting has Commenced. If such Termination of Service occurs before any portion of the Option or Stock Appreciation Right has become exercisable, the Participant shall forfeit such Option or Stock Appreciation Right.

(b)	After Vesting has Commenced. If such Termination of Service occurs after the Option or Stock Appreciation Right has become exercisable in whole or in part:

(i)	Voluntary Resignation. As a result of the Participant’s voluntary resignation, such Option or Stock Appreciation Right shall be exercisable for a period of 90 days following such Termination of Service, to the extent it is exercisable immediately before such Termination of Service, and shall then be forfeited to the extent not exercised;

(ii)	Termination for Cause. In a Termination for Cause, the Participant shall forfeit such Option or Stock Appreciation Right;

(iii)	Retirement. By reason of the Participant’s Retirement, such Option or Stock Appreciation Right shall be exercisable for a period of five years following such Termination of Service, to the extent it is exercisable immediately before such Termination of Service, and shall then be forfeited to the extent not exercised; and

(iv)	Other Involuntary Termination. In the case of any other Termination of Service (including by reason of death or Disability), such Option or Stock Appreciation Right shall be exercisable for a period of one year following such Termination of Service, to the extent it is exercisable immediately before such Termination of Service, and shall then be forfeited to the extent not exercised.

(c)	Limitation. Notwithstanding the foregoing, in no event shall an Option or Stock Appreciation Right be exercisable after the expiration of its term.

6.6 Minimum Vesting Requirement. Commencing as of the Effective Date, any Awards of Options or Stock Appreciation Rights which vest solely on the basis of a Participant’s continued employment with or provision of services to the Company (with no performance-related vesting conditions) shall vest not sooner than the first anniversary of the Grant Date, subject to the provisions of Section 11.17.

6.7 No Obligation to Exercise Option or Stock Appreciation Right. The granting of an Option or Stock Appreciation Right shall impose no obligation upon the Participant or upon a beneficiary of a Participant to exercise such Option or Stock Appreciation Right.

7. SHARES, RESTRICTED SHARES AND RESTRICTED STOCK UNITS

7.1 Awards. An Award of Shares, Restricted Shares or Restricted Stock Units may be made at such time or times determined by the Committee following the Effective Date to any person who is an Eligible Participant. The terms and conditions of payment of any Award, including, without limitation, what part of such Award shall be paid in unrestricted Shares or Restricted Shares, the time or times of payment of any Award, and the time or times of the lapse of the restrictions on Restricted Shares shall be set forth in the applicable Award Certificate.

7.2 Shares. For the purpose of determining the number of Shares to be used in payment of an Award denominated in cash but payable in whole or in part in Shares or Restricted Shares, the cash value of the Award to be so paid shall be divided by the Fair Market Value of a Share on the date of the determination of the amount of the Award by the Committee, or, if the Committee so directs, the date immediately preceding the date the Award is paid.

7.3 Restricted Shares. An Award of Restricted Shares shall be delivered to the Participant at the time of grant either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including without limitation the Company or one or more of its employees) designated by the Committee, a certificate or certificates for such Restricted Shares, registered in the name of such Participant. Except to the extent otherwise provided in the applicable Award Certificate, the Participant shall have all of the rights of a stockholder with respect to such Restricted Shares.

7.4 Terms and Conditions of Restricted Shares. An Award of Restricted Shares shall be subject to such terms and conditions, and to such restrictions against sale, transfer or other disposition, as may be set forth in the applicable Award Certificate. Unless otherwise set forth in the applicable Award Certificate, new, additional or different Shares or other securities resulting from any adjustment to or substitution for Restricted Shares pursuant to Section 7 shall be subject to the same terms, conditions, and restrictions as the Restricted Shares prior to such adjustment or substitution. The Committee may remove, modify or accelerate the removal of forfeiture conditions and other restrictions on any Restricted Shares in the event of hardship or Disability of the Participant while employed (or while providing services as a director), in connection with the Participant’s Termination of Service or relocation to another country, or for such other reasons as the Committee may deem appropriate, except to the extent that such action would cause a Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption or would result in a violation of Section 7.6. In the event of the death of a Participant following the transfer of Restricted Shares to him or her, the legal representative of the Participant, the beneficiary designated in writing by the Participant during his or her lifetime, or the person receiving such Shares under the Participant’s will or under the laws of descent and distribution shall take such Shares subject to the same restrictions, conditions and provisions in effect at the time of the Participant’s death, to the extent applicable, unless otherwise set forth in the applicable Award Certificate.

7.5 Restricted Stock Units. The Awards of Shares that may be granted pursuant to this Section 7 include, without limitation, Restricted Stock Units. Restricted Stock Units represent the right to receive Shares in the future, at such times, and subject to such conditions, as the Committee shall determine. A Participant to whom Restricted Stock Units are awarded shall have no rights as a shareholder with respect to the Shares represented by the Restricted Stock Units unless and until Shares are actually delivered to the participant in settlement thereof. However, Restricted Stock Units may have Dividend Equivalent rights under Section 9.1, if so determined by the Committee.

7.6 Minimum Vesting Requirement. Commencing as of the Effective Date, except with respect to a maximum of five percent of the Shares authorized in Section 5.1, any Awards of Shares, Restricted Shares or Restricted Stock Units which solely vest on the basis of a Participant’s continued employment with or provision of services to the Company shall not provide for vesting which is any more rapid than annual pro-rata vesting over a three year period, and any such Awards which vest upon the attainment of performance goals shall provide for a performance period of at least 12 months, in either case subject to the provisions of Section 11.17.

8. CASH AWARDS

8.1 Award. An Award may be in the form of a Cash Award. Each Cash Award shall be granted subject to such terms and conditions, if any, not inconsistent with this Incentive Plan, as shall be determined by the Committee and set forth in the applicable Award Certificate, including but not limited to any provisions as to continued employment or continued service as consideration for the grant of such Cash Award, provisions as to performance conditions, and any provisions that may be advisable to comply with applicable laws, regulations or rulings of any governmental authority.

8.2 Performance-Based Cash Award Limitations. Cash Awards that are Qualified Performance-Based Awards shall be subject to the provisions of Section 10 hereof. In addition, no Eligible Participant may be granted Cash Awards that are Qualified Performance-Based Awards that have an aggregate maximum payment value in any calendar year in excess of $5 million.

9. DIVIDENDS, DIVIDEND EQUIVALENTS AND INTEREST EQUIVALENTS

9.1 No Cash Dividends. No cash dividends shall be paid on Shares that have been awarded but not registered or delivered. The applicable Award Certificate may provide for the payment of dividend equivalents with respect to any Option, Stock Appreciation Right or other Award pursuant to which Shares are or may become deliverable in the future, equal in value to the cash dividends that would have been paid with respect to each Share subject to such Award, if it had been outstanding during the period between the date of the Award and the time each such Share is delivered or the Award is forfeited as to such Share. “Dividend equivalents” may be:

(a)	paid in cash or Shares, either from time to time prior to or at the time of the delivery of such Shares, or upon expiration of the Option or Stock Appreciation Right, if it shall not have been fully exercised (except that payment of the dividend equivalents on Incentive Options may not be made prior to exercise); or

(b)	converted into contingently credited Shares (with respect to which dividend equivalents shall accrue) in such manner, at such value, and deliverable at such time or times as may be set forth in the applicable Award Certificate.

9.2 Interest Equivalents. The applicable Award Certificate may provide for payment of interest equivalents (i) on any portion of any Award payable at a future time in cash and (ii) on dividend equivalents that are payable at a future time in cash.

9.3 Restricted Shares. The applicable Award Certificate may provide that dividends paid on Restricted Shares shall, during the applicable restricted period, be held by the Company to be paid upon the lapse of restrictions or to be forfeited upon forfeiture of the Shares.

10. QUALIFIED PERFORMANCE-BASED AWARDS

10.1 Designation of Qualified Performance-Based Awards. When granting any Award under this Plan, other than an Option or Stock Appreciation Right, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that (i) the recipient is or may be a Covered Employee with respect to such Award, and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption.

10.2 Special Rules for Qualified Performance-Based Awards. Notwithstanding any other provision of this Plan, each Qualified Performance-Based Award shall be earned, vested and payable (as applicable) only upon the achievement of one or more Qualified Performance Goals (as defined in

Section 10.3 below), as certified by the Committee, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided that (i) the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such Qualified Performance Goals will be waived upon the death or Disability of the grantee of such Award, (ii) the provisions of Section 11.17 shall apply notwithstanding this Section 10, and (iii) the Committee may reserve the right, in connection with the grant of a Qualified Performance-Based Award, to exercise negative discretion to determine that the portion of such Award actually earned, vested and/or payable (as applicable) shall be less than the portion that would be earned, vested and/or payable based solely upon application of the applicable Qualified Performance Goals. Except as specifically provided in the preceding sentence, no Qualified Performance-Based Award may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under this Plan with respect to a Qualified Performance-Based Award under this Plan, in any manner to waive the achievement of the applicable Qualified Performance Goals or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption.

10.3 Definition and Establishment of Qualified Performance Goals. The term “Qualified Performance Goal” means any of the following measures as applied to the Company as a whole or to any Subsidiary, division or other unit of the Company: cash flow, earnings per share, net income, net profit, sales, return on assets, return on capital, return on equity, or shareholder return. The achievement of Qualified Performance Goals may be determined without regard to the effect of specified unusual events, such as restructuring charges and the cumulative effect of accounting changes required under generally accepted accounting principles, as determined by the Committee in connection with the establishment of such Goals. The Committee shall establish the Qualified Performance Goal or Goals applicable to a Qualified Performance-Based Award within the time period required by the Section 162(m) Exemption.

11. MISCELLANEOUS PROVISIONS

11.1 Transferability.

(a)	Except as provided in Section 11.1(b) below, during a Participant’s lifetime, his or her Options and Stock Appreciation Rights shall be exercisable only by the Participant. Awards shall not be transferable other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution or levy of any kind; and any purported transfer in violation hereof shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death, may be provided.

(b)	The Committee may, in its discretion, determine that notwithstanding Section 11.1(a), any or all Non-Qualified Options shall be transferable to and exercisable by such transferees, and subject to such terms and conditions, as the Committee may deem appropriate; provided, however, that only the Participant to which the Non-Qualified Option had been awarded or a “family member” (as defined below in Section 11.1(d) below) of such Participant may be a transferee of such Non-Qualified Option. Such a determination may be made at the time an Award is granted or at any time thereafter.

(c)	Without limiting the generality of Section 11.1(a), and notwithstanding Section 11.1(b), no domestic relations order purporting to authorize a transfer of an Award shall be recognized as valid.

(d)	For purposes of Section 11.1(b), “family member” shall mean a Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employee’s household (other than a tenant or Participant), a trust in which these persons (or the Participant) have more than 50% percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50% of the voting interests.

11.2 No Right to Continued Employment or Service. Nothing contained in this Incentive Plan, any Award Certificate or any booklet or document describing or referring to this Incentive Plan shall be deemed to confer on any Eligible Participant the right to continue as an employee or director of the Company or an Affiliate, whether for the duration of a Participant’s Award vesting schedule or otherwise, or affect the right of the Company or an Affiliate to terminate the employment or service of any such person for any reason.

11.3 Governing Law; Construction. This Incentive Plan and any actions taken hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the application of the conflicts of laws provisions thereof. Titles and headings to Sections are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of this Incentive Plan.

11.4 Certain Tax Matters. Notwithstanding any other provision of this Incentive Plan, the Committee may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes that the Company is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with the grant or exercise of any Option or otherwise in connection with any Option, any Stock Appreciation Right or the exercise thereof, or otherwise in connection with any Award, including without limitation the withholding of cash or Shares that would be paid or delivered pursuant to such exercise or Award or any other exercise or Award under this Incentive Plan until the Participant reimburses the Company for the amount the Company is required to withhold with respect to such taxes, or canceling any portion of such Award or any other Award under this Incentive Plan in an amount sufficient to reimburse the Company for the minimum amount it is required to so withhold, or selling any property contingently credited by the Company for the purpose of paying such Award or any other Award under this Incentive Plan, in order to withhold or reimburse the Company for the minimum amount it is required to so withhold. In addition, the Committee may establish appropriate procedures to ensure that it receives prompt notice of any event that may make available to the Company or any Affiliate any tax deduction in connection with an Award.

11.5 Foreign Participants. In order to facilitate the granting of Awards to Eligible Participants who are foreign nationals or who are employed outside of the United States of America, the Committee may provide for such special terms and conditions, including without limitation substitutes for Awards, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve any supplements to, or amendments, restatements or alternative versions of this Incentive Plan as it may consider necessary or appropriate for the purposes of this Section 11.5 without thereby affecting the terms of this Incentive Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such documents as having been approved and adopted pursuant to properly delegated authority; provided, that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the spirit of this Incentive Plan, as then in effect. Participants subject to the laws of a foreign jurisdiction may request copies of, or the right to view, any materials that are required to be provided by the Company pursuant to the laws of such jurisdiction.

11.6 No Rights as a Stockholder. No Participant shall have any rights as a stockholder with respect to any Shares to be delivered pursuant to an Award prior to the date that the Participant is recorded as the holder of such Shares on the records of the Company and such Shares are delivered to such Participant by book-entry registration or delivery of a certificate or certificates therefor to the Participant, or to a custodian or escrow agent designated by the Committee (which may include, without limitation, the Company or one or more of its employees).

11.7 No Right to Award. No employee or other person shall have any claim or right to be granted an Award under this Incentive Plan. Having received an Award under this Incentive Plan shall not give a Participant or other person any right to receive any other Award under this Incentive Plan. A Participant shall have no rights or interests in any Award, except as set forth herein and in the applicable Award Certificate.

11.8 Unfunded Plan. It is presently intended that this Incentive Plan shall be unfunded. Except for reserving a sufficient number of authorized Shares, to the extent required by law to meet the requirements of this Incentive Plan, the Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the delivery of Shares relating to Awards granted pursuant to this Incentive Plan.

11.9 Exclusion from Pension and other Benefit Plan Computation. Except to the extent otherwise required by applicable law, by exercise of an Option or Stock Appreciation Right or receipt of another type of Award, (i) each Participant shall be deemed to have agreed that such Award is special incentive compensation that will not be taken into account, in any manner, as salary, compensation or bonus in determining the amount of any payment under any pension, retirement or other employee benefit plan of the Company or an Affiliate, and (ii) each beneficiary of a deceased Participant shall be deemed to have agreed that such Award will not affect the amount of any life insurance coverage, if any, provided by the Company or an Affiliate on the life of the Participant that is payable to the beneficiary under any life insurance plan covering employees or directors of the Company or an Affiliate.

11.10 Notice. Except as otherwise provided in this Incentive Plan, all notices or other communications required or permitted to be given under this Incentive Plan to the Company shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, postage pre-paid, as follows: (i) if to the Company, at its principal business address to the attention of the Secretary; and (ii) if to any Participant, at the last address of the Participant known to the sender at the time the notice or other communication is sent.

11.11 Inurement of Rights and Obligations. The rights and obligations under this Incentive Plan and any related documents shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns, and the Participants and their beneficiaries.

11.12 Costs and Expenses of This Incentive Plan. Except as otherwise provided herein, the costs and expenses of administering this Incentive Plan shall be borne by the Company, and shall not be charged to any Award nor to any Participant receiving an Award. Costs and expenses associated with the redemption or exercise of any Award under this Incentive Plan, including, but not limited to, commissions charged by any agent of the Company, may be charged to the Participant.

11.13 No Limitation on Rights of the Company.

(a)	The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassifications, or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. Further, this Incentive Plan shall not restrict the authority of the Company, for proper corporate purposes, to grant or assume Awards, other than under this Incentive Plan, to or with respect to any other person.

(b)	If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of this Incentive Plan. All Shares issued pursuant to Awards that are forfeited shall revert to the Company upon such forfeiture.

11.14 Legal Requirements.

(a)	Restrictions on Resale. Notwithstanding any other provision of this Incentive Plan, no Participant who acquires Shares pursuant to this Incentive Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), sell such Shares, unless such offer and sale is made (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirement of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.

(b)	Registration, Listing and Qualification of Shares. Notwithstanding any other provision of this Incentive Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Shares covered by an Award upon any securities exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered or received pursuant to such Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Shares under this Incentive Plan prior to the Committee’s determination that all related requirements have been fulfilled. The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.

11.15 Fractional Shares. The Company shall not be required to issue any fractional Shares pursuant to this Incentive Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.

11.16 Amendment or Termination.

(a)	The Board People Committee may, from time to time, amend or modify this Incentive Plan or any outstanding Awards, including, without limitation, to authorize the Committee to make Awards payable in other securities or other forms of property of a kind to be determined by the Committee, and such other amendments as may be necessary or desirable to implement such Awards, or terminate this Incentive Plan or any provision thereof; provided, that amendments or modifications to this Incentive Plan shall require the approval of the stockholders normally entitled to vote for the election of directors of the Company if (i) they would permit the Company to reprice any outstanding Option or Stock Appreciation Right or (ii) such approval is required by applicable law or the listing standards of the New York Stock Exchange; and provided, further, that amendments to Section 5.1 shall require the approval of the Board.

(b)	No amendment to or termination of this Incentive Plan or any provision hereof, and no amendment to or cancellation of any outstanding Award shall, without the written consent of the affected Participant, adversely affect any outstanding Award, except as specifically provided in Section 11.17(a).

(c)	Notwithstanding the above provisions, the Board People Committee shall have authority to amend outstanding Awards and this Incentive Plan to take into account changes in law and tax and accounting rules as well as other developments, and to grant Awards that qualify for beneficial treatment under such rules, without stockholder approval and without the consent of affected Participants.

11.17 Change of Control.

(a)	The provisions of this Section 11.17(a) shall apply notwithstanding any provision of this Incentive Plan other than Sections 11.4, 11.14, and 11.17(b), unless the Committee determines otherwise either (1) at the time of grant of a particular Award or Awards, or (2) at any time as it deems appropriate to address any change in applicable tax laws or regulations. Upon the occurrence of a Change of Control, (i) any Awards outstanding as of the date of such Change of Control, and that are not then vested, shall become fully vested, (ii) all then-outstanding Options and Stock Appreciation Rights shall be exercisable, and (iii) any restrictions or other conditions applicable to any outstanding Awards shall lapse, and such Awards shall become free of all restrictions and conditions.

(b)	With respect to Awards held by a Participant who is also a Participant in the Monsanto Company Excess Parachute Tax Indemnity Plan (the “Indemnity Plan”) or any comparable or successor plan at the time of a Change of Control, the vesting and lapse of restrictions and conditions provided for in Section 10.17(a) shall not occur as a result of that Change of Control, to the extent that the provisions of Section 4(b) of the Indemnity Plan (or any comparable provision of such comparable or successor plan) require that such vesting and lapse not occur.

APPENDIX D

SUMMARY DESCRIPTION OF AGREEMENTS BETWEEN MONSANTO AND PHARMACIA

Separation Agreement

The separation agreement contains the key provisions relating to the separation of our businesses from those of Pharmacia effective September 1, 2000, which we refer to as the separation date. The separation agreement identifies the assets transferred to us by Pharmacia and the liabilities assumed by us from Pharmacia. The separation agreement also describes when and how these transfers and assumptions occurred. In addition, we entered into additional agreements with Pharmacia governing various interim and ongoing relationships between Pharmacia and us following the separation date. These other agreements pursuant to which either Pharmacia or we have ongoing performance obligations include:

•	a tax sharing agreement;
•	an employee benefits and compensation allocation agreement;
•	an intellectual property transfer agreement;
•	a services agreement; and
•	a campus lease.

On July 1, 2002, Pharmacia and we entered into an agreement to clarify our respective rights and obligations relating to our indemnification obligations under the separation agreement.

         Asset Transfer

Effective on the separation date, Pharmacia transferred the following assets to us:

•	all assets reflected on our balance sheet as of June 30, 2000 or the accounting records supporting our balance sheet, as adjusted by certain pro forma adjustments, and all assets acquired by Pharmacia between June 30, 2000 and the separation date that would have been included on our balance sheet as of June 30, 2000 had they been owned on June 30, 2000;
•	all other assets primarily related to our business or the former agriculture or chemical businesses of Former Monsanto;
•	the corporate offices in St. Louis, Missouri (Creve Coeur campus) and other real property primarily used by our business;
•	the subsidiaries, partnerships, joint ventures and other equity interests primarily related to our business;
•	all computers, desks, furniture, equipment and other assets used primarily by Pharmacia employees who became our employees;
•	any contingent gains that are primarily related to our business or the former agriculture or chemical businesses of Former Monsanto, or otherwise specifically allocated to us;
•	57% of unknown contingent gains arising as of or prior to the separation date that are not primarily related to our business, the former agriculture or chemical businesses of Former Monsanto, Pharmacia’s business or former Pharmacia businesses, which we expect would generally consist of unknown corporate-level gains not primarily related to any of these businesses; and
•	other assets agreed upon by Pharmacia and us.

         Assumption Of Liabilities

Effective on the separation date, we assumed the following liabilities from Pharmacia:

•	all liabilities reflected on our balance sheet as of June 30, 2000 or the accounting records supporting our balance sheet, as adjusted by certain pro forma adjustments, and all liabilities of Pharmacia incurred or arising between June 30, 2000 and the separation date that would have been included on our balance sheet as of June 30, 2000 had they arisen or been incurred on or prior to June 30, 2000;
•	all other liabilities primarily related or arising primarily from (1) any asset that is transferred to us pursuant to the separation, (2) our business, (3) the former agriculture or chemical businesses of Former Monsanto or (4) the disposition of any of these former agriculture or chemical businesses;

•	liabilities for worker’s compensation or third party claims incurred prior to the separation date at a site transferred to us pursuant to the separation;
•	all liabilities for environmental remediation or other environmental responsibilities related to our business and the former agriculture or chemical businesses of Former Monsanto, and all real property transferred to us as part of our assets;
•	all liabilities for products of our business or the former agriculture or chemical businesses of Former Monsanto sold to third parties;
•	all liabilities relating to certain intercompany and non-intercompany debt;
•	all of our liabilities relating to our then existing revolving credit facilities;
•	all liabilities of Former Monsanto that were assumed by Solutia or any of its subsidiaries on September 1, 1997 in connection with its spinoff from Former Monsanto, to the extent that Solutia fails to pay, perform or discharge these liabilities;
•	any contingent liabilities that are primarily related to our business or the former agriculture or chemical businesses of Former Monsanto, or otherwise specifically allocated to us;
•	57% of unknown contingent liabilities arising as of or prior to the separation date that are not primarily related to our business, the former agriculture or chemical businesses of Former Monsanto, Pharmacia’s business or former Pharmacia businesses, which we expect would generally consist of unknown corporate-level liabilities not primarily related to any of these businesses; and
•	other liabilities agreed upon by Pharmacia and us.

         Shared Contingent Gains And Liabilities

The separation agreement provides for the division of “shared” contingent gains and liabilities, which are those contingent gains and liabilities arising as of or prior to the separation date that are not primarily related to our business, the former agriculture or chemical businesses of Former Monsanto, Pharmacia’s business or former Pharmacia businesses. Shared contingent gains and liabilities are allocated as follows:

•	any benefit that may be received from any shared contingent gain will be allocated 43% to Pharmacia and 57% to us. Pharmacia has the authority to prosecute, settle or waive any shared contingent gain;
•	any responsibility for any shared contingent liability, except for environmental remediation, will be allocated 43% to Pharmacia and 57% to us, adjusted for insurance proceeds and other offsetting amounts received by either company. Pharmacia will assume the defense of, and may seek to settle or compromise, any third party claim that is a shared contingent liability, and any costs and expenses incurred will be included in the total amount of the shared contingent liability;
•	any shared contingent liability for environmental remediation or other environmental responsibility will be borne by each company in proportion to its respective contribution to the site giving rise to the shared contingent liability; and
•	Pharmacia and we will form a committee for the purpose of resolving issues regarding shared contingent gains and liabilities.

         Financing Arrangements

We and Pharmacia arranged a commercial paper facility prior to the closing of the initial public offering, under which Pharmacia issued assumable commercial paper in the amount equal to the sum of approximately $1.8 billion plus the net proceeds we received from the initial public offering assuming no exercise of the overallotment option, or $665 million. The proceeds of such commercial paper obligations were used by Pharmacia to repay Pharmacia indebtedness, a substantial portion of which was incurred in connection with our acquisitions of seed companies, and for Pharmacia’s general corporate purposes. Pursuant to the separation agreement, we assumed all liabilities under the commercial paper facility on the closing of the initial public offering. We also assumed from Pharmacia on the separation date the obligations relating to a number of variable-rate, medium-term bank notes in the aggregate principal amount of approximately $500 million. The current amount outstanding is approximately $220 million. These obligations were scheduled to mature in calendar year 2003. However, the creditor exercised an option to extend the maturity on approximately $210 million of the outstanding obligations to October 2004 and another $60 million of outstanding obligations to December 2004. In addition, on the separation date, we indirectly assumed approximately $50 million of debt owed by our subsidiaries. On August 13, 2002, we repaid all outstanding debt owed to Pharmacia and entered into a new short-term debt arrangement with Pharmacia for $150 million. We then issued $800 million of 7 3/8% Senior Notes in two tranches of $600 million and $200 million on August 14, 2002 and August 23, 2002, respectively. A portion of the net proceeds from the sale of these notes was used to repay all short-term debt owed to Pharmacia.

         Indemnification

In general, under the separation agreement, we will indemnify Pharmacia and its representatives and affiliates from all liabilities that we assumed under the separation agreement and any and all losses by Pharmacia or its representatives or affiliates arising out of or due to our failure to pay, perform or discharge in due course these liabilities. In general, Pharmacia will indemnify us and our representatives and affiliates from all liabilities that Pharmacia retains under the separation agreement and any and all losses by us or our representatives or affiliates arising out of or due to Pharmacia’s failure to pay, perform or discharge in due course these liabilities. All indemnification amounts would be reduced by any insurance proceeds and other offsetting amounts recovered by the indemnitee. On July 1, 2002, we entered into an agreement with Pharmacia to clarify our respective rights and obligations relating to our indemnification obligations under the separation agreement.

         Access to Information

Under the separation agreement, the following terms govern access to information:

•	prior to or as promptly as practicable after the separation date, Pharmacia delivered to us all corporate books and records related to our business;
•	from and after the separation date, subject to applicable confidentiality provisions or restrictions, we and Pharmacia agreed to give the other reasonable access and the ability to duplicate information developed or obtained prior to the separation date within each company’s possession relating to the other’s businesses, or for audit, accounting, claims, intellectual property protection, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations;
•	after the separation date, we and Pharmacia agreed to use reasonable efforts to provide assistance to the other for litigation and to make available to the other employees for the purpose of consultation, or directors, officers, other employees and agents as witnesses, in legal, administrative or other proceedings;
•	the company providing information, consultant or witness services under the separation agreement will be entitled to reimbursement from the other for reasonable expenses;
•	we and Pharmacia agreed to retain all proprietary information in its possession relating to the other’s business for a period of time and if the information is to be destroyed, the destroying company will give the other company the opportunity to receive the information at the other company’s expense;
•	we and Pharmacia agreed not to disclose or otherwise waive any privilege relating to it or to the other without consent, unless the privilege relates solely to its own business, assets or liabilities; and
•	from and after the separation date, we and Pharmacia agreed to hold in strict confidence all information concerning or belonging to the other obtained prior to the separation date or furnished pursuant to the separation agreement, subject to applicable law.

         Arbitration And Dispute Resolution

Under the separation agreement, if disputes arise between Pharmacia and us, the following will occur:

•	the parties will first attempt to resolve the dispute by direct discussions and negotiation, including, if either party elects, among senior executives;
•	if the parties cannot resolve their dispute within 30 days after notice calling for negotiation among senior executives, the parties will attempt to settle the dispute through mediation;
•	if the dispute is not resolved within 60 days after initiation of mediation, either party may demand that the dispute be resolved by binding arbitration; and
•	the parties will bear their own expenses and attorneys’ fees in resolving the dispute and will share equally the costs and expenses of any mediation or arbitration.

         No Representations And Warranties

Pursuant to the separation agreement, Pharmacia did not provide us with any representation or warranty regarding the assets transferred to us, the liabilities assumed by us, our business, the former agriculture or chemical businesses of Former Monsanto, our balance sheet or any consents or approvals required in connection with the consummation of the transactions contemplated by the separation agreement. We took all assets “as is, where is” and bear the economic and legal risk relating to conveyance of, and title to, the assets.

Insurance

Under the terms of the separation agreement, our assets include any and all rights of an insured party, including rights of indemnity and the right to be defended by or at the expense of the insurer and to receive insurance proceeds with respect to all of our insured claims under insurance policies held by either us or Pharmacia. Each company is responsible for its own deductibles, self-insured retentions, retrospective premiums, claims handling and other charges owed under the insurance policies.

Tax Sharing Agreement

During the period between our initial public offering and Pharmacia’s August 13, 2002 spinoff of its ownership interest in Monsanto, the Company and some of our subsidiaries were included in Pharmacia’s consolidated group for U.S. federal income tax purposes (the “Pharmacia Federal Group”) as well as in consolidated, combined, unitary or other similar consolidated returns that include Pharmacia and its subsidiaries for state and local income tax purposes (a “Pharmacia State Group”).

As of the separation date, we and Pharmacia entered into a tax sharing agreement pursuant to which, with respect to tax returns for any taxable period in which we and any of our subsidiaries (collectively, the “Monsanto Group”) are included in the Pharmacia Federal Group or any Pharmacia State Group, we generally were obligated to pay to Pharmacia the amount of taxes (including estimated taxes) that would be due and payable by us determined, subject to adjustment by Pharmacia, as if the Monsanto Group filed its own tax returns that did not include Pharmacia or other members of the Pharmacia Federal Group or the Pharmacia State Group, as the case may be. If, for any taxable period in which the Monsanto Group was included in the Pharmacia Federal Group or any Pharmacia State Group, the Monsanto Group has a net operating loss or tax credit that reduces the taxes of the Pharmacia Federal Group or any Pharmacia State Group, as the case may be, below the amount that would have been payable if the Monsanto Group had not incurred such loss or tax credit, Pharmacia was required to pay to us the amount of the reduction in taxes attributable to the loss or tax credit. We were responsible for any taxes with respect to tax returns that include only the Monsanto Group.

Pharmacia is responsible for the preparation and filing of all tax returns for any taxable period in which the Monsanto Group is included in the Pharmacia Federal Group or any Pharmacia State Group. Pharmacia may elect at its discretion to include the Monsanto Group in any Pharmacia State Group when inclusion is not required by law. We are responsible for the preparation and filing of all tax returns that include only the Monsanto Group.

Pharmacia generally has sole responsibility for, and control over, all audits with respect to any tax return for the Pharmacia Federal Group and any Pharmacia State Group and we generally have sole responsibility for, and control over, all audits with respect to all tax returns that include only the Monsanto Group.

With respect to tax periods beginning on or after the separation date, in the event of any adjustments to the tax returns of the Pharmacia Federal Group, any Pharmacia State Group or the Monsanto Group, the liability of Pharmacia or us, as the case may be, under the tax sharing agreement will be redetermined by giving effect to such adjustment, and Pharmacia or we, as the case may be, will be obligated to pay to the other party any differences between the original liability and the redetermined liability.

With respect to tax periods beginning before the separation date, we are responsible for tax liabilities attributable to DEKALB Genetics Corporation and its subsidiaries. We are also responsible for the tax liability arising from transactions pursuant to which the Monsanto Group’s pharmaceutical assets in foreign jurisdictions are separated from the Monsanto Group’s agricultural assets in foreign jurisdictions (“Separation Transactions”). This liability is reduced by the present value of any tax asset created as a result of such transactions. Except for the DEKALB tax liabilities, taxes attributable to Separation Transactions and property and sales and use taxes attributable to our assets or businesses, Pharmacia is responsible for and will indemnify and hold us harmless from all taxes incurred by any member of the Monsanto Group prior to the separation date.

In connection with Pharmacia’s August 13, 2002 spinoff of Monsanto, we entered into a new Tax Sharing and Indemnification Agreement that amends and restates the one entered into effective on the separation date. The primary changes made in the new agreement relate to changes in factual circumstances that arose as a result of the spinoff. The primary economic rights and responsibilities reflected in the original agreement entered into effective on the separation date, however, were preserved in the new agreement.

Employee Benefits and Compensation Allocation Agreement

The employee benefits and compensation allocation agreement sets forth the agreement between Pharmacia and us as to the allocation of employees and their compensation and benefits following the separation date.

In general, employees who work exclusively in the businesses transferred to us were transferred to us and our subsidiaries as of the separation date, and employees who work exclusively in the businesses retained by Pharmacia remained with Pharmacia and its other subsidiaries. Outside the United States, employees who work as staff employees supporting all of the businesses generally were allocated to the primary businesses in each country, unless factors dictated otherwise. In the United States, staff employees working in St. Louis, Missouri generally were allocated to us and staff employees working in Chicago, Illinois generally were assigned to Pharmacia, unless certain factors dictated otherwise. In some cases, staff employees of Pharmacia working in St. Louis provided services to both Pharmacia and us under the services agreement. In some cases, the staff employees assigned to one company provided support services to the other company under the services agreement. See “Services Agreement” in this Appendix. For example, in the United States, the staff employees transferred to us may have continued to provide services to Pharmacia. Former employees of Former Monsanto who had been employed in the United States were generally allocated to us if they retired before 1995. Former employees of Former Monsanto who had been employed outside the United States were generally assigned to us if they either had been working primarily in the agricultural business at the time they retired or were members of the corporate staff in countries where the agricultural business was the primary business of Former Monsanto unless local law or other factors dictate otherwise.

We assumed responsibility for all obligations under any individual employment letters or similar agreements between Pharmacia and employees who transferred to us other than the severance liabilities under change-of-control employment agreements between Pharmacia and each of Messrs. Engelberg and Ide and two other executives. The employee benefits and compensation allocation agreement provides that the severance benefits for staff employees who are terminated within two years after our initial public offering were borne by Pharmacia.

In the United States, employees and former employees allocated to us continued to participate in the Former Monsanto Company Pension Plan, the related ERISA Parity Pension Plan and the Former Monsanto Company Supplemental Retirement Plan through December 31, 2001, each of which continued to be sponsored by Pharmacia through that date. We have borne the costs of their participation. In December 2001 the employee benefits and compensation allocation agreement was amended to provide that effective as of January 1, 2002, the Former Monsanto Company Pension Plan be split into two plans: the Monsanto Company Pension Plan (the “Monsanto Plan), which covers our employees and certain former employees allocated to us, and the Pharmacia Cash Balance Pension Plan (the “Pharmacia Plan”), which covers those Pharmacia employees and former employees who were covered under the Former Monsanto plan prior to January 1, 2002 (“Pharmacia Plan Participants”). Also effective January 1, 2002, sponsorship of the Monsanto Plan was transferred to and assumed by us, and the trust under the Monsanto Plan was converted into a master trust, which held the assets of both the Monsanto Plan and the Pharmacia Plan.

In connection with the spin-off of the Pharmacia Plan from the Former Monsanto Plan, the liabilities of the Former Monsanto Plan with respect to benefits accrued by Pharmacia Plan Participants were transferred to the Pharmacia Plan. The assets of the Former Monsanto Plan as of January 1, 2002 that were attributable to Pharmacia Plan Participants were allocated to the Pharmacia Plan on the books of the master trust on a pro-rata basis. The assets transferred to the Pharmacia Plan were determined employing the plan termination methodology prescribed by Section 4044 of ERISA and using PBGC prescribed actuarial assumptions. As of August 1, 2002, the master trust was separated into two separate trusts, one supporting the Monsanto Plan and one supporting the Pharmacia Plan.

Also pursuant to the employee benefits and compensation allocation agreement, as amended, effective as of January 1, 2002, Pharmacia transferred all liabilities relating to benefits accrued through January 1, 2002 by or with respect to our participants in the Pharmacia Corporation ERISA Parity Pension Plan and the Pharmacia Corporation Supplemental Retirement Plan to the Monsanto Company ERISA Parity Pension Plan and the Monsanto Corporation Supplemental Retirement Plan, respectively (each established as of that date), and we assumed sole responsibility for all such liabilities.

In accordance with the terms of the employee benefits and compensation allocation agreement, effective as of July 1, 2001, we established a qualified savings and investment plan, which is a qualified defined contribution plan similar to the Former Monsanto Company Savings and Investment Plan, and a related nonqualified plan, which is similar to the Former Monsanto Company ERISA Parity Savings and Investment Plan, to provide benefits to our employees. The accounts of our employees under the Former Monsanto Company Savings and Investment Plan were transferred to our new plan. In connection therewith, a portion of the employee stock ownership plan component of the Former Monsanto Company Savings and Investment Plan also was transferred to our plan. Our qualified savings and investment plan assumed a percentage of the debt obligations of the Former Monsanto Company Savings and Investment Plan, and received the same percentage of the employer securities financed by that debt, based upon the relative eligible pay of our employees participating in the plan as compared to the Pharmacia employees participating in the plan.

Pension plans maintained outside the United States in which both our employees and those of Pharmacia participate were generally divided between the two companies. If such plans were funded, the assets were generally split in proportion to the relative projected benefit obligations of the two separate plans, except to the extent otherwise required by law.

Effective September 1, 2000, we assumed sponsorship of all of Former Monsanto’s U.S. medical, life, disability and other welfare benefit plans for our active employees and Pharmacia was a participating employer in those plans with respect to certain of its active employees through December 31, 2001. Outside of the United States, the company assumed sponsorship of the benefit plans in which both Pharmacia and our employees participate and was generally designated as the host company. Pharmacia bore the cost of the continued participation in the plans assumed by us by Pharmacia employees and by former employees allocated to Pharmacia, and we bore the costs of the continued participation plans by our employees and by former employees allocated to us in plans assumed by Pharmacia. There have been some deviations from these general rules where appropriate because of local law or other local considerations. Also effective September 1, 2000, we assumed responsibility for health care and life insurance benefits for our retirees and certain former employees of Former Monsanto allocated to us under the terms of the employee benefits and compensation allocation agreement.

Cost-sharing for the benefits provided to one company’s employees by plans sponsored by the other company generally was based upon actual cost of providing the benefits to each company’s employees and former employees. In addition, the employee benefits and compensation allocation agreement provides that we and Pharmacia share any costs or liabilities involving the Former Monsanto employee benefit plans and relating to compliance issues arising before our initial public offering or, after such offering, if such issues involve the plans in which we and Pharmacia both participate.

Intellectual Property Transfer Agreement

The intellectual property transfer agreement, referred to as the “IPTA,” is a master agreement encompassing several agreements which allocates between Pharmacia and us rights relating to patents, patent applications, invention disclosures, unpatented technology (such as know-how), technology agreements, trademarks, copyrights and other forms of intellectual property. The IPTA generally provides that both parties agree not to disclose confidential information of the other party. Further, each party agrees not to use the information except when such use has been agreed to by the other party.

Patent Rights

Under the terms of the IPTA, Pharmacia assigned to us ownership of patents, patent applications and invention disclosures directed to technology related exclusively to the businesses transferred to us. If the technology is used by both Pharmacia and us, but primarily by Pharmacia, such patents, patent applications and invention disclosures were retained by Pharmacia and licensed to us for use in our business field. If the technology is used by both Pharmacia and us, but primarily by us, such patents, patent applications and invention disclosures were assigned to us and a license provided to Pharmacia for use in Pharmacia’s business field.

The IPTA provides that both parties will assist each other in (1) the filing of patent applications, (2) the prosecution of the patent applications and (3) any patent litigation. Pharmacia shall bear the costs of transferring and securing Monsanto’s intellectual property rights under the IPTA. Either party may prosecute certain patents and patent applications. If the party prosecuting the patent or application is not the party that allowed the patent or application to lapse, then the party that allowed the lapse will pay for the assignment and transfer of the patent or patent application to the prosecuting party. Further, the IPTA specifies that for a period of three years both parties will be obligated to correct any bona fide error made in allocating the rights between the parties.

Unpatented Technology

Unpatented technology that relates exclusively to our business as of the separation date was assigned to us. Unpatented technology used by both Pharmacia and us, but primarily by Pharmacia, was retained by Pharmacia and licensed royalty-free to us. Unpatented technology used by Pharmacia and us, but primarily by us, was assigned to us and licensed royalty-free to Pharmacia.

Technology Agreements

Pharmacia has entered into numerous agreements with third parties relating to patents, patent applications and/or technology. To the extent such agreements were identified as relating exclusively to us, and to the extent assignment was allowed to be made, Pharmacia assigned to us such agreements relating exclusively to our business. If the subject technology is used by both Pharmacia and us, but primarily by us, such agreements were assigned to us and a license provided to Pharmacia for use in Pharmacia’s business field. In any case and to the extent that the agreement is used by both businesses, we and Pharmacia will continue to permit the agreement to be used by both businesses to the extent the agreement allows. Royalty payments under these technology agreements will be allocated between Pharmacia and us on a prorated basis, based on the use of the technology.

Trademarks and Copyrights

Pharmacia assigned to us at the separation date trademarks used exclusively by us. In addition, Pharmacia assigned to us all copyrights that are primarily used in our business as of the separation date.

Services Agreement

The services agreement governs the provision by Pharmacia to us and by us to Pharmacia of support services, such as financial management, accounting, tax, payroll, legal, investor relations, human resources administration, financial transaction support, information technology, data processing, procurement, real estate management and other general administrative functions. The terms of some these expired on December 31, 2001. For other services primarily related to Pharmacia providing information technology and human resource support for Monsanto, the terms were extended beyond Pharmacia’s August 13, 2002 spinoff of Monsanto. The extended term of such services generally expired on December 31, 2002.

During the 2004 Fiscal Year, we provided services in the amount of $720,000 to Pharmacia. During the same period Pharmacia provided services to us in the amount of $1.2 million. At August 31, 2004, we had a net receivable balance of less than $100,000 with Pharmacia.

Campus Leases

We currently lease from Pharmacia the premises occupied by us generally located in Chesterfield, Missouri (“Premises”) pursuant to a Campus Lease agreement dated effective as of September 1, 2000 (“Chesterfield Lease”). Under the Chesterfield Lease, we are permitted to occupy and use the Premises for general office, research and other purposes. In addition, the Chesterfield Lease permits our use of the Premises’ common areas, such as driveways, sidewalks, parking areas, loading areas and access roads.

The Chesterfield Lease has a term of 15 years, which commenced as of the September 1, 2000 effective date. In the absence of an Event of Default (as defined in the Chesterfield Lease), we have the right to extend the Chesterfield Lease for up to two successive five-year periods, upon one-year prior notice. If we complete a

Major Capital Improvement (as defined in the Chesterfield Lease), and no Event of Default has occurred, we have the right to extend the Chesterfield Lease for a 10-year period, upon one-year prior notice. We also have the right to terminate the Chesterfield Lease by notifying Pharmacia in writing three years in advance of any such termination. In addition, if there is no uncured Event of Default (as defined in the Chesterfield Lease), and we have elected to add an Expansion Area (as defined in the Chesterfield Lease) to the Premises, we have the right to extend the Chesterfield Lease for 12 consecutive five-year terms, subject to certain terms and conditions.

We also have under the Chesterfield Lease, certain purchase rights and rights of first refusal.

The Chesterfield Lease provides that we pay an annual amount of base rent, as well as our percentage share of the costs of a basic set of services (as defined in the Chesterfield Lease), property taxes, insurance costs, other taxes for personal property, equipment or other property used in connection with providing the basic services and other costs of maintaining the Premises, as well as other additional services (collectively, “Additional Rent”). During the most recent fiscal year, we incurred charges of $1,644,710 in base rent and $12,410,858 for Additional Rent under the Chesterfield Lease.

At Pharmacia’s cost, Pharmacia may relocate the Premises with written notice to us and our approval. We may not refuse the relocation if the new premises are comparable in size, physical characteristics and our conforming uses of the space.

Pharmacia currently leases from us the premises occupied by Pharmacia generally located in Creve Coeur, Missouri pursuant to a Campus Lease agreement dated effective as of September 1, 2000 (“Creve Coeur Lease”). The terms and conditions of the Creve Coeur Lease are substantially similar to those contained in the Chesterfield Lease provided, however, that the Creve Coeur Lease provides that Pharmacia pay an annual amount of base rent and Additional Rent. During the most recent fiscal year, we have recognized $1,435,220 in base rent and $5,804,449 for Additional Rent under the Creve Coeur Lease.

APPENDIX E

AUDIT AND FINANCE COMMITTEE

AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

Purpose

Pursuant to its charter, the Sarbanes-Oxley Act of 2002 (the “Act”) and applicable Securities and Exchange Commission (“SEC”) rules, the Audit and Finance Committee (the “Committee”) is required to pre-approve the audit and non-audit services performed by the Independent Registered Public Accounting Firm (“independent auditor”) of Monsanto Company (the “Company”) in order to assure that the provision of such services do not impair the auditor’s independence.

Accordingly, before the Company or any of its subsidiaries engages the independent auditor to render a service, the engagement must be either: (i) pre-approved by the Committee pursuant to this policy or (ii) specifically pre-approved by the Committee on a case-by-case basis. The Appendices to this policy describe the Audit, Audit-related, Tax and All Other services that have the pre-approval of the Committee pursuant to this policy. The term of any pre-approval pursuant to this policy extends until the next audit engagement plan is approved by the Committee, unless the Committee specifically provides for a different period. The Committee will periodically review and revise the pre-approved services listed on the Appendices to this policy.

For both types of pre-approval, the Committee will consider whether such services are consistent with the rules of the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) on auditor independence. The Committee will also consider whether the Company’s independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative.

Delegation

The Committee may delegate pre-approval authority to one or more of its members and hereby delegates pre-approval authority to the Chairman of the Committee, which delegation shall be effective until rescinded by resolution of the Committee. Any member or members to whom such authority is delegated shall report, for informational purposes only, any pre-approval decisions to the full Committee at its next scheduled meeting.

The Committee may not delegate its responsibilities to pre-approve services performed by the independent auditor to the Company’s management.

Definitions

“Audit services” are generally those services that only the independent auditor reasonably can provide. Audit services include all services (including required quarterly reviews, accounting consultation and assistance from specialists including, without limitation, tax, valuation and actuary specialists) and other procedures the independent auditor is required to perform in order to form an opinion of the Company’s consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations relating to the audit or quarterly review. Audit services also include, without limitation, statutory audits, the attestation engagement for the independent auditor’s report on management’s assertion concerning internal control over financial reporting, and the independent auditor’s report on the effectiveness of the Company’s internal control over financial reporting.

“Audit-related services” are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Audit-related services include, without limitation, employee benefit plan audits; due diligence services related to mergers and acquisitions; internal control reviews; attest services that are not required by statute or regulations; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit services;” assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; services in connection with statutory and regulatory filings or engagements; comfort letters; statutory audits; attest services; and consents and assistance with review of documents filed with the SEC.

“Tax services” are generally services such as tax compliance, tax planning and tax advice. Tax services include, without limitation, preparation of original and amended tax returns and claims for refund and tax payment; assistance with tax audits and appeals; tax advice related to mergers and acquisitions and employee benefit plans; and requests for rulings or technical advice from taxing authorities.

“All Other services” are those services or other work that is not an Audit service, Audit-related service or a Tax service and that are not specifically prohibited by SEC rule or regulation.

Pre-Approval

Audit Services

The Audit Committee must specifically pre-approve the terms of the annual audit services engagement.1 The Committee shall approve, if necessary, any changes in terms resulting from changes in audit scope, Company structure or other matters. In addition to the annual Audit services engagement plan approved by the Committee, the Committee may grant pre-approval for other Audit services consistent with this policy.

Audit-related Services

The Committee believes that the provision of Audit-related services does not impair the independence of the auditor, and has pre-approved the Audit-related services listed in Appendix A. All Audit-related services related to internal controls, and all other Audit-related services not listed in Appendix A, must be specifically pre-approved in accordance with this policy.

Tax Services

The Committee believes that the independent auditor can provide Tax services to the Company without impairing the auditor’s independence. However, the Committee shall scrutinize carefully the retention of the independent auditor in connection with any tax-related transaction initially recommended by the independent auditor. The Committee has pre-approved the Tax services listed in Appendix B. All Tax services not listed in Appendix B must be specifically pre-approved in accordance with in this policy.

All Other Services

The Committee may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, would not impair the independence of the auditor and are consistent with the SEC’s rules on independence. The Committee has pre-approved the All Other services listed in Appendix C. Permissible All Other services not listed in Appendix C must be specifically pre-approved in accordance with this policy.

A list of the SEC’s prohibited non-audit services is attached to this policy as Exhibit 1. The rules of the SEC and the PCAOB and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

Pre-Approval Fee Levels

The Committee is mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may consider the ratio between the total amount of fees for Audit, Audit-related and Tax services and the total amount of fees for certain permissible non-audit services classified as All Other services.

The Committee may also consider the amount or range of estimated fees as a factor in determining whether a proposed service would impair the auditor’s independence. Where the Committee has approved an estimated fee for a service, the pre-approval applies to all services described in the approval. However, in the event the invoice in respect of any such service is materially in excess of the estimated amount or range, the Committee must approve such excess amount prior to payment of the invoice. The Committee expects that

[1]	The engagement plan approved by the Committee sets forth the particular services and fees approved in connection with the annual audit.

any requests to pay invoices in excess of the estimated amounts will include an explanation as to the reason for the overage.(1) The Company’s independent auditor will be informed of this policy.

Procedures

All requests for pre-approval of a service pursuant to this policy must be accompanied by detailed back-up documentation from the independent auditor regarding the specific services to be provided. Such detailed back-up must be submitted to the Company’s Chief Financial Officer or Controller for their prior review and comment.

Any requests for specific pre-approval of a service not covered by the Appendices to this policy shall further be submitted to the Committee by both the independent auditor and the Company’s Chief Financial Officer, or Controller,(2) and must also include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s and PCAOB’s rules on auditor independence.

Monitoring Responsibility

The Company’s management shall inform the Committee of each service performed by the independent auditor pursuant to this policy. The Committee further designates the head of the Company’s internal audit function to monitor the performance of all services provided by the independent auditor and to determine whether such services are in compliance with this policy. The head of the Company’s internal audit function will report to the Committee on a periodic basis, but not less frequently than quarterly, on the results of its monitoring. Both the head of the Company’s internal audit function and the Company’s Chief Financial Officer will immediately report to the Chairman of the Committee any breach of this policy that comes to their attention or the attention of any member of the Company’s management.

Hiring Members of the Audit Engagement Team

The Company shall not, without prior approval of the Committee, hire any employee of the independent auditor who was a member of the audit engagement team for the Company during the one-year period prior to the initiation of the most recent audit engagement to serve in a financial reporting oversight role for the Company. A person shall be deemed to be in a “financial reporting oversight role” if they would be in a position to exercise influence over the contents of the Company’s financial statements or anyone who prepares them including, without limitation, serving as the Company’s chief financial officer, chief operating officer, general counsel, chief accounting officer, controller, director of internal audit, director of financial reporting, treasurer, or any equivalent position.

1	It is understood that estimated amounts that are denominated in dollars but are ordinarily paid in another currency are subject to foreign exchange rate fluctuations. Thus, variances from estimated amounts arising as a result of changes in foreign currency exchange rates from the time of preparation of the relevant approval request will not be considered to be variances from the budgeted amount and payment of the related invoices will not require a subsequent approval.

2	Or other designated officers.

APPENDIX A

Pre-Approved Audit-Related Services

Dated: November 2, 2004

Service	Range of Fees*

Performance of audit-related services detailed on Appendix A-1	Up to $500

*	$ in thousands.

APPENDIX A-1

Detailed Description of Pre-Approved Audit-Related Services

•	Consultations with Company management as to the accounting or disclosure treatment and/or actual or potential impact of final or proposed rules, standards or interpretations by the SEC, PCAOB, FASB or other regulatory or standard setting bodies

•	Audits of opening balance sheets of acquired companies, US GAAP or other statutory basis audits, and accounting consultations as to the accounting or disclosure treatment of transactions and proposed transactions

•	Services related to procedures used to support the calculation of the gain or loss from dispositions and discontinued operations

•	Compliance letters, agreed upon procedures, reviews and similar reports related to audited financial statements and/or internal controls

•	Audits of financial statements and transactions included in consolidated financial statements that are used by lenders, filed with government and regulatory bodies and similar reports

•	Services that result from the role of D&T as independent auditor such as reviews of SEC filings, consents, letters to underwriters and other services related to financings that include audited financial statements

•	Financial statement audits of employee benefit plans

•	Assist the Company with tax accounting related issues, including tax accounting for transactions and proposed transactions

•	Due diligence services pertaining to transactions and potential transactions

•	Assist the Company with accounting issues and audits of subsidiary and carve-out financial statements related to the disposal of Company operating assets

•	Assist the Company with responding to SEC comment letters or other inquiries by regulators related to financial accounting and disclosure matters

•	Preparation of accounting preferability letters for changes in accounting

APPENDIX B

Pre-Approved Tax Services

Dated: November 2, 2004

Service	Range of Fees*

Performance of tax services detailed on Appendix B-1	Up to $2,400

*	$ in thousands.

APPENDIX B-1

Detailed Description of Pre-Approved Tax Services

•	Assist the Company with Preparation and review of U.S. federal, state, local and non U.S. tax returns (including extensions, estimated payments, amended returns, claims for refund and related filings), including any such filings with a federal, state, local or foreign government that are required of the Company for the proper administration of the revenue laws of such jurisdiction (including, but not limited to income tax, franchise tax, excise tax, sales and use tax, property tax, value-added tax, withholding taxes and customs duties). Such filings include, but are not limited to filings for corporations, partnerships, and other business entities affiliated with the Company as well as filings associated with nonbusiness entities (including, but not limited to filings for employee benefit plans, trust accounts, and employees of the Company on foreign assignment).

•	Assist the Company with Tax services related to the preparation and review of U.S. federal, state, local and non U.S. tax returns, including:

(i)	Tax services associated with documenting facts in existence and computing amounts to be included on returns or claims for refunds (such services include, but are not limited to transfer pricing documentation, assisting in documenting historical research activities for purposes of computing and claiming research and development tax credits, assisting in analyzing general ledger accounts to ensure proper classification of expenditures for income tax purposes, analysis of assessment and payment of sales and use taxes in order to insure application of appropriate rates and available exemptions, assisting in analyzing qualified production activities income eligible for the manufacturing tax incentive deduction, and tax equalization calculations); and

(ii)	Tax services associated with obtaining approval from the relevant government authority for the inclusion of such amounts or adjustments on returns or claims for refunds (such services include, but are not limited to advanced pricing agreements, ruling requests, pre-filing agreements, and assisting with a filing to disclose to the relevant authority of a change in the historical treatment by the Corporation of a particular item of income or expense, or to request permission for such change, e.g., U.S. Federal Form 3115, Application for Change in Accounting Method).

•	Tax advice and consultation in connection with U.S. federal, state, local and non-U.S. tax returns (including extensions, estimated payments, amended returns, claims for refund and related filings), including any such filings with a federal, state, local or foreign government that are required of the Company for the proper administration of the revenue laws of such jurisdiction (including, but not limited to income tax, franchise tax, excise tax, sales and use tax, property tax, value-added tax, withholding taxes and customs duties). Such filings include, but are not limited to filings for corporations, partnerships, and other business entities affiliated with the Company as well as filings associated with nonbusiness entities (including, but not limited to tax advice relating to mergers, acquisitions and corporate restructurings, and filings for employee benefit plans, trust accounts, and employees of the Company on foreign assignment). Tax advice and consultation includes, but is not limited to tax planning that is supported by the Internal Revenue Code and related regulations (or comparable laws of the appropriate jurisdiction), transfer pricing studies (including intercompany pricing of tangible and intangible property, services and loans), and preparation and review of assignment cost projections and hypothetical tax calculations for employees of the Company on foreign assignment.

•	Tax controversy services in connection with the examination of U.S. federal, state, local and non-U.S. tax returns through the administrative appellate level, including any such filings with a federal, state, local or foreign government that are required of the Company for the proper administration of the revenue laws of such jurisdiction (including, but not limited to income tax, franchise tax, excise tax, sales and use tax, property tax, value-added tax, and customs duties). Such filings include, but are not limited to filings for corporations, partnerships, and other business entities affiliated with the Company as well as filings associated with nonbusiness entities (including, but not limited to filings for employee benefit plans, trust accounts, and employees of the Company on foreign assignment).

•	Implementation, purchase and licensing of software used to facilitate the preparation of tax returns for various tax jurisdictions. This does not, however, include implementation, purchase or licensing of any software or module whose principle purpose is the development of the information needed to account for income taxes under U.S. GAAP related to the Company’s consolidated financial statements.

The above tax services do not include tax services relating to transactions initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The above tax services do include analysis and consultations relating to transactions or restructurings initiated by the Company or other tax advisors irrespective of the purpose or support of those transactions or restructurings.

APPENDIX C

Pre-Approved All Other Services

Dated: November 2, 2004

Service	Range of Fees*

Performance of expatriate assignment services detailed on Appendix C-1	Up to $300

*	$ in thousands.

APPENDIX C-1

Detailed Description of Pre-Approved All Other Services

•	Coordinate the international human resources functions for Monsanto’s international assignees pursuant to the Monsanto International Assignment Policy including overseeing the assignment start-up process (after Monsanto personnel had identified the assignee and determined the components of the assignee’s compensation package), third party vendor coordination (e.g., language or cross cultural training, moving companies, immigration, destination services, etc.), and assignment orientation processes.

•	Act as the primary point of contact for the day-to-day administration of international assignments under the terms of the Monsanto International Assignment Policy.

•	Manage certain compensation functions including oversight of the support processes that interface with Monsanto’s payroll and accounting functions, limited to collecting and summarizing compensation data which has been paid to or on behalf of Monsanto assignees in accordance with normal Monsanto policies and the Monsanto International Assignment Policy. Specifically excluded from this function is any direct input by D&T personnel of any data into the Monsanto accounting system or determination of assignee compensation elements contrary to any Monsanto policy.

EXHIBIT 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the Company§

•	Financial information systems design and implementation§

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports§

•	Actuarial services§

•	Internal audit outsourcing services§

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

§	Unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements.

APPENDIX F

BOARD OF DIRECTORS

INDEPENDENCE STANDARDS

INDEPENDENCE STANDARDS

An independent Director is one whom the Board affirmatively determines has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Directors has adopted the following categorical standards to assist it in the determination of each Director’s independence. The Board of Directors will determine the independence of any Director with a relationship to the Company that is not covered by these standards and the Company will disclose such determinations in the Company’s annual proxy statements or otherwise at least annually.

A Director will be presumed to be independent if the Director:

      1) Has not been an employee of the Company for at least three years, other than in the capacity as a former interim Chairman or interim Chief Executive Officer;

      2) Has not, during the last three years, been affiliated with or employed by a present or former auditor of the Company or of any affiliate of the Company;

      3) Has not, during the last three years, been employed as an executive officer by a company for which an executive officer of the Company concurrently served as a member of such company’s compensation committee;

      4) Has no immediate family members (i.e., spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than employees) who shares the Director’s home) who did not satisfy the foregoing criteria during the last three years; provided, however, that with respect to the employment criteria, such Director’s immediate family member may have (i) been affiliated with or employed by a present or former auditor of the Company or of any affiliate of the Company other than in a professional capacity and (ii) served as an employee but not as an executive officer of the Company during such period;

      5) Has not received, and has no immediate family member who has received, during the last three years, more than $100,000 in any year in direct compensation from the Company (other than in his or her capacity as a member of the Board of Directors or any committee of the Board or pension or other deferred compensation for prior service, provided that such compensation is not contingent in any way on continued service); provided, however, that compensation to such Director’s immediate family member as a non-executive employee shall not be considered in determining independence;

      6) Has not been an executive officer or an employee, and has no immediate family member who has been an executive officer, of a company that made payments to, or received payments from, the Company for property or services in any of the last three years in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues;

      7) Has not been, and has no immediate family member who has been, an executive officer of a foundation, university, non-profit trust or other charitable organization, for which the Company and its respective trusts or foundations, account or accounted for more than 2% or $1 million, whichever is greater, of such charitable organization’s consolidated gross revenues, in any of the last three years; and

      8) Does not serve, and has no immediate family member who has served, as an executive officer or general partner of an entity that has received an investment from a the Company or any of its subsidiaries, unless such investment is less than $1 million or 2% of such entity’s total invested capital, whichever is greater, in any of the last three years.

In addition, to the foregoing, a Director will be considered independent for purposes of serving on the Company’s Audit and Finance Committee only if the Director:

      1) Has not accepted, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any subsidiary of the Company, other than in the Director’s capacity as a director or committee

F-1

member or any pension or other deferred compensation for prior service, provided that such compensation is not contingent in any way on continued service; and

      2) Is not an “affiliated person” of the Company or any subsidiary of the Company, as such term is defined by the Securities and Exchange Commission.

F-2

APPENDIX G

BOARD OF DIRECTORS

DESIRABLE CHARACTERISTICS OF DIRECTORS

DESIRABLE CHARACTERISTICS OF DIRECTORS

1.	Personal Characteristics

•	Integrity and Accountability: High ethical standards, integrity and strength of character in his or her personal and professional dealings and a willingness to act on and be accountable for his or her decisions.

•	Informed Judgment: Demonstrate intelligence, wisdom and thoughtfulness in decision-making. Demonstrate a willingness to thoroughly discuss issues, ask questions, express reservations and voice dissent.

•	Financial Literacy: An ability to read and understand balance sheets, income and cash flow statements. Understand financial ratios and other indices for evaluating Company performance.

•	Mature Confidence: Assertive, responsible and supportive in dealing with others. Respect for others, openness to others’ opinions and the willingness to listen.

•	High Standards: History of achievements that reflect high standards for himself or herself and others.

2.	Core Competencies[1]

•	Accounting and Finance: Experience in financial accounting and corporate finance, especially with respect to trends in debt and equity markets. Familiarity with internal financial controls.

•	Business Judgment: Record of making good business decisions and evidence that duties as a Director will be discharged in good faith and in a manner that is in the best interests of the Company.

•	Management: Experience in corporate management. Understand management trends in general and in the areas in which the Company conducts its business.

•	Crisis Response: Ability and time to perform during periods of both short-term and prolonged crisis.

•	Industry/ Technology: Unique experience and skills in an area in which the Company conducts its business, including science, manufacturing and technology relevant to the Company.

•	International Markets: Experience in global markets, international issues and foreign business practices.

•	Leadership: Understand and possess skills and have a history of motivating high-performing, talented managers.

•	Strategy and Vision: Skills and capacity to provide strategic insight and direction by encouraging innovations, conceptualizing key trends, evaluating strategic decisions, and challenging the Company to sharpen its vision.

3.	Commitment to the Company

•	Time and Effort: Willing to commit the time and energy necessary to satisfy the requirements of Board and Board Committee membership. Expected to attend and participate in all Board meetings and Board Committee meetings in which they are a member. Encouraged to attend all annual meetings of shareholders. A willingness to rigorously prepare prior to each meeting and actively participate in the meeting. Willingness to make himself or herself available to management upon request to provide advice and counsel.

•	Awareness and Ongoing Education: Possess, or be willing to develop, a broad knowledge of both critical issues affecting the Company (including industry-, technology- and market-specific information), and director’s roles and responsibilities (including the general legal principles that guide board members).

1 The Board as a whole needs the core competencies represented by at least several directors.

G-1

•	Other Commitments: In light of other existing commitments, ability to perform adequately as a Director, including preparation for and attendance at Board meetings and annual meetings of the shareholders, and a willingness to do so.

•	Stock Ownership: Directors are required to own at least 6,000 shares of the Company’s common stock by the end of the 5th year of service on the Board.

4.	Team and Company Considerations

•	Balancing the Board: Contributes talent, skills and experience that the Board needs as a team to supplement existing resources and provide talent for future needs.

•	Diversity: Contributes to the Board in a way that can enhance perspective and experiences through diversity in gender, ethnic background, geographic origin, and professional experience (public, private, and non-profit sectors). Nomination of a candidate should not be based solely on these factors.

G-2

Directions from downtown St. Louis:

Take Interstate 64/ Highway 40 west to Lindbergh Boulevard north. Take Lindbergh Boulevard north about 2 1/2 miles to the Olive Boulevard west exit. Follow Olive to the first traffic light. Turn left and immediately left again into Monsanto’s Creve Coeur Campus. Please follow the signs to the parking area and entrance to Building K.

Directions from St. Louis International Airport (Lambert):

Take Interstate 70 west to Lindbergh Boulevard south. Take Lindbergh Boulevard south about 6 miles to Olive Boulevard west exit. Follow Olive to the first traffic light. Proceed directly across the intersection and then immediately turn left into Monsanto’s Creve Coeur Campus. Please follow the signs to the parking area and entrance to Building K.

The Board of Directors recommends a vote FOR items 1, 2, and 3 and AGAINST items 4, 5, 6 and 7.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

	FOR all nominees listed	WITHHELD AUTHORITY
ITEM 1 – ELECTION OF DIRECTOR NOMINEES:	(except as marked to the contrary)	to vote for all nominees listed
To be elected for terms expiring in 2008: 01 John W. Bachmann, 02 William U. Parfet, 03 George H. Poste	☐	☐

Withheld for the nominees you list at the right:
(Write that nominee’s name in the space provided at the right.)

		FOR	AGAINST	ABSTAIN
ITEM 2 -	RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR	☐	☐	☐
		FOR	AGAINST	ABSTAIN
ITEM 3 -	APPROVAL OF 2005 LONG-TERM INCENTIVE PLAN	☐	☐	☐

WILL ATTEND
If you plan to attend the Annual	☐
Meeting, please mark the WILL ATTEND box

		FOR	AGAINST	ABSTAIN
ITEM 4 -	APPROVAL OF SHAREOWNER PROPOSAL ONE	☐	☐	☐
		FOR	AGAINST	ABSTAIN
ITEM 5 -	APPROVAL OF SHAREOWNER PROPOSAL TWO	☐	☐	☐
		FOR	AGAINST	ABSTAIN
ITEM 6 -	APPROVAL OF SHAREOWNER PROPOSAL THREE	☐	☐	☐
		FOR	AGAINST	ABSTAIN
ITEM 7 -	APPROVAL OF SHAREOWNER PROPOSAL FOUR	☐	☐	☐

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

— FOLD AND DETACH HERE —

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Internet http://www.eproxy.com/mon		Telephone 1-800-435-6710		Mail Mark, sign and date
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the Internet at http://www.monsanto.com

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF MONSANTO COMPANY

     The undersigned hereby appoints Hugh Grant and Charles W. Burson, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Monsanto Company Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareowners of the Company to be held January 20, 2005 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

     THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AGAINST PROPOSAL 4, AGAINST PROPOSAL 5, AGAINST PROPOSAL 6, AGAINST PROPOSAL 7 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

— FOLD AND DETACH HERE —

ADMISSION TICKET

MONSANTO COMPANY

Annual Meeting of Shareowners
January 20, 2005
1:30 p.m. Central Time
800 N. Lindbergh Blvd.
K Building
Creve Coeur, Missouri 63167

Please present this admission ticket and photo identification for the shareowner named on the front of this card for admittance to the annual meeting. For security purposes, bags and purses will be subject to search at the door. Seating at the meeting will be limited and admittance will be based on space availability.